Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-43938


                                     [LOGO]

                                OFFER TO EXCHANGE
                             any and all outstanding
                          11 1/4% Senior Notes due 2010
           (Euro 300,000,000 aggregate principal amount outstanding)
                                       for
                          11 1/4% Senior Notes due 2010
                                       of
                       VersaTel Telecom International N.V.


                           TERMS OF THE EXCHANGE OFFER

              We are offering to exchange your original 11 1/4% Senior Notes due 2010 for new 11 1/4% Senior Notes due 2010.

              o If you decide to participate in the exchange offer, the exchange notes will be issued to you in the same principal amount as your original notes. The exchange notes will have substantially the same terms as your original notes, except that the exchange notes will be registered and will be able to be resold without complying with the registration requirements of the Securities Act of 1933. Any original notes not exchanged will continue to have restrictions on their transfer.

              o The new notes will be listed of the Official Market of Amsterdam Exchanges N.V.'s stock market.

              o We will exchange all of your original notes that you validly tender and do not withdraw.

              o You may withdraw tenders of your original notes at any time before the expiration of the exchange offer.

              o The exchange offer expires at 5.00 p.m., London time, on September 20, 2000, unless we extend the exchange offer.

              o   We will not receive any proceeds form the exchange offer.

              o The exchange of your original notes into exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

              Neither the Securities and Exchange Commission nor any state securities commission has approved the exchange notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

              This investment involves risks. We urge you to read the "Risk Factors" section of this prospectus beginning on page 20 which describes specific risks associated with the exchange offer.

                          ----------------------------

                 The date of this prospectus is August 21, 2000.

                                TABLE OF CONTENTS



                                                                           Page

Incorporation of Certain Documents by Reference...............................3

Service of Process and Enforceability of Civil Liabilities....................4

Presentation of Information...................................................4

Prospectus Summary............................................................6

Risk Factors.................................................................20

Use of Proceeds..............................................................35

The Exchange Offer...........................................................36

Capitalization...............................................................46

Description of The Exchange Notes............................................47

Book-Entry...................................................................88

Taxation.....................................................................94

Plan of Distribution........................................................103

Legal Matters...............................................................104

Experts.....................................................................104

Where you can Find More Information.........................................105

General Listing Information.................................................105

Appendix A - Financial Statements of Svianed................................A-1

Appendix B - Financial Statements of VEW Telnet.............................B-1

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into this prospectus:

              o VersaTel's Annual Report on Form 20-F/A for the year ended December 31, 1999 filed on March 28, 2000; and

              o 6-K Filing - Quarterly Report on Form 6-K for the quarterly period ended June 30, 2000 filed on August 14, 2000.

              All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the exchange offer will be automatically incorporated by reference into this prospectus and be a part of this prospectus. Later statements in this prospectus or in documents incorporated by reference modify or replace earlier statements on the same subject.

              This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. We will provide these documents without charge to each person to whom this prospectus is delivered upon the request of such person to: Investor Relations, VersaTel Telecom International N.V., Hullenbergweg 101, 1101 CL Amsterdam- Zuidoost, The Netherlands, telephone: +31-20-750 1051, facsimile: +31-20-750 1018. In order to ensure timely delivery of documents, any request should be made no less than five days prior to the expiration of the exchange offer.

           SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

              We are incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, most of our management board, supervisory board and executive officers are not residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or VersaTel judgments of U.S. courts predicated upon civil liabilities under the U.S. federal securities laws. The United States and The Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, so U.S. judgments are not directly enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or relitigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages, which have no bearing on the amount of damages incurred. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against VersaTel, or executive officers or members of the management or supervisory boards, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. VersaTel has been advised by its Netherlands counsel, Stibbe Simont Monahan Duhot, that, there is doubt as to whether a Netherlands court would impose civil liability on VersaTel, or on its executive officers or on the members of the management or supervisory boards in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against VersaTel or such members.

              We are organized under the laws of The Netherlands and its executive offices are currently located at Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, The Netherlands, and our telephone number is +31-20-430-4300.


                           PRESENTATION OF INFORMATION

              We publish our historical financial statements in Dutch guilders. As of January 1, 2000, we prepare our financial statements in euros. Our financial statements for 2000 contain a column converting euro amounts to U.S. Dollars for comparison purposes. Our share capital has been redenominated in euros in 2000.

              In this prospectus,

              o references to "U.S. dollars" or "$" are references to the currency of the United States,

              o references to "Dutch guilders" or "NLG" are references to the currency of The Netherlands,

              o references to "Deutsche marks" or "DEM" are references to the currency of Germany, and

              o references to euros are references to the currency introduced at the start of the third stage of Economic and Monetary Union pursuant to the Treaty establishing the European Economic Community, as amended by the Treaty on European Union.

              o Solely for the convenience of the reader, this prospectus contains translations of certain Dutch guilder amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Dutch guilder amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

              o To obtain a current formulation of the value of Dutch guilders in U.S. dollars, investors are required first to convert the currency into euro at the fixed conversion rate of NLG 2.20371 per Euro 1.00 adopted by the Netherlands as of January 1, 1999 in connection with the implementation of the third stage of Economic and Monetary Union. Investors should then convert the resulting euro amount into U.S. dollars at the Noon Buying Rate for euro. On August 14, 2000, the Noon Buying Rate for euro was $0.90 per Euro 1.00.

              o Unless otherwise indicated, the translations of Dutch guilders into U.S. dollars have been made at NLG 2.44 per $1.00, based on the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2000.

              o Solely for the convenience of the reader, this prospectus contains translations of certain Deutsche marks amounts into Dutch guilders at specified rates. These translations should not be construed as representations that the Deutsche marks amounts actually represent such Dutch guilders amounts or could be converted into Dutch guilders at the rate indicated or at any other rate. Unless otherwise indicated, the translations of German marks into Dutch guilders have been made at the fixed conversion based on the euro rate for both currencies of NLG 1.12674 per DEM 1.00.

              o For a discussion of the effects of exchange rate fluctuations of VersaTel, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 20-F/A Annual Report for the fiscal year ended December 31, 1999, and our Form 6-K for the period ended June 30, 2000 incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY

              This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 20 and the financial statements and the notes to those statements which (for the purposes of the United States Securities and Exchange Commission) we have incorporated by reference. Unless we state otherwise in this prospectus or unless the context otherwise requires, references herein to "VersaTel", "we", "our" and "us" are to VersaTel Telecom International N.V. and its subsidiaries.

              Overview

              We are a rapidly growing, competitive communications network operator in our target market of the Benelux and Northwest Germany. We are a leading alternative to the former monopoly telecommunications carriers in these regions. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services, to customers in our target market. We provide high-quality, competitively priced telecommunications, data and Internet services to four targeted market segments:

              o Business Services -- small- and medium-sized businesses located throughout our target market.

              o Local Access Services -- high bandwidth users within our target market located near to and who may be directly connected with our network.

              o Data Services -- high bandwidth data customers with multiple sites throughout our target market.

              o Carrier Services -- other telecommunications, data and Internet service providers.

              Our fully integrated broadband network provides end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. We believe that our recent German acquisitions and the continued expansion of our network in Germany will further our ability to provide local access services to German customers. Our network's design consists of three fully integrated elements:

              o Backbone Infrastructure -- multiple, integrated fiber optic rings connecting major population and business centers in our target market.

              o Local Access Infrastructure -- high bandwidth fiber optic and radio connectivity to customers along our network route.

              o International Infrastructure -- fiber optic rings connecting our network with points of presence in London, Dusseldorf, Frankfurt and Paris.

              On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands. As a result of this acquisition, we now provide data services to approximately 50 customers through Svianed's existing network, which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. On December 1, 1999 we acquired VEW Telnet, a competitive network operator in the Northwest Rhine region of

Germany, from VEW Energie, a German power company. As a result of this acquisition we now provide voice, data and Internet services to approximately 4,400 business customers in one of the highest density areas of Europe.

              We recently reorganized certain of our Internet activities into a separate business unit and appointed a new senior management team recruited primarily from MCI Worldcom's Internet subsidiary, UUNet, to manage these activities. This unit, VersaTel Internet, will focus primarily on the small business and residential Internet market across Western Europe. VersaTel Internet will provide broadband Internet connectivity through DSL to deliver business-rich content, applications and simple web hosting to the small business market. VersaTel Internet will also provide consumer oriented content and Internet access. It will consist of:

              o Zon -- one of the largest residential ISP/portals in The Netherlands with over 400,000 subscribers.

              o VuurWerk -- a leading web hosting company in The Netherlands targeting small- and medium-sized businesses with over 12,000 web hosting customers and 35,000 domain name registrations.

              o   CS Net -- a business-to-business e-commerce facilitator.

              o   ITinera -- a Belgian web-hosting company and ISP.

              o 24hours-- a business ISP/portal and Application Service Provider ("ASP").

              o Area 44 -- an ISP targeting small- and medium-sized businesses and residential customers.

              We recently announced plans to create a new company with NorthPoint Communications to deliver digital subscriber line (DSL) services across Western Europe. This new company, VersaPoint, will combine NorthPoint's DSL network deployment and operations expertise with our established broadband local access network, DSL operations in the Benelux and Germany, and local market and regulatory experience in Europe. We believe that our relationship with VersaPoint will help us accelerate our ability to offer DSL services to customers in all of our target markets.

              Recent Developments

              In May 2000, we purchased 80% of the outstanding common shares of KomTel, a leading alternative fiber network operator in the Schleswig-Holstein and Hamburg regions of Northern Germany, from the electric utility company, Stadtwerke Flensburg GmbH and other shareholders for Euro 61.6 million in cash and assumed approximately Euro 13.0 million of existing debt. Stadtwerke Flensburg will retain a 20% interest in KomTel until 2002 at which point we have an option to purchase and Stadtwerke Flensburg has the right to sell, the remaining 20% for Euro 15.4 million.

              Summary of the Terms of the Exchange Offer


              The exchange offer relates to the exchange of up to Euro 300,000,000 aggregate principal amount of original notes for an equal aggregate principal amount exchange notes. The exchange notes have substantially the same terms as the original notes you hold, except that the exchange notes have been registered under the Securities Act of 1933 and will be freely tradeable.

Securities Offered...................  We are offering Euro 300,000,000 in principal amount of our 11 1/4% Senior
                                       Notes due 2010 in exchange for an equal
                                       aggregate principal amount of our
                                       original 11 1/4% Senior Notes due 2010 on a one for one basis.

Registration Rights Agreement........  At the time we sold investors the original notes, we entered into a
                                       registration rights agreement which
                                       requires us to make this exchange offer.

                                       After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. We may, in limited circumstances, be required to file a shelf registration statement under the Securities Act of 1933 with respect to your original notes if you do not accept our exchange offer. We do not currently expect to have to file a shelf registration statement.

                                       If either this exchange offer is not
                                       completed or a shelf registration
                                       statement, if required, is not declared
                                       effective within certain time periods, we will be required to pay penalty interest on the original notes.

The Exchange Offer...................  We are offering to exchange Euro 1,000 principal amount of exchange notes for
                                       each Euro 1,000 principal amount of your original notes. In order to be exchanged, your notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Exchange Notes.....  We believe that exchange notes issued in the exchange offer may be offered for
                                       resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

                                       o  the exchange notes issued in the
                                          exchange offer are being acquired in
                                          the ordinary course of your business;

                                       o  you are not participating, do not
                                          intend to participate and have no
                                          arrangement or understanding with any
                                          person to participate in the
                                          distribution of exchange notes issued
                                          to you in the exchange offer; and

                                       o  you are not our affiliate (as defined
                                          under the Securities Act of 1933).

                                       If this belief is inaccurate and you
                                       transfer any exchange notes issued to you in the exchange offer without delivering a prospectus which meets the requirements of the Securities Act of 1933 or without an exemption from these requirements, you may incur liability under the Securities Act of 1933. We do not assume any liability if you do and we will not indemnify you.

                                       If you are a broker-dealer and wish to
                                       exchange original notes that you received as a result of market-making or other trading activities, you must agree to deliver this prospectus in connection with the sale of exchange notes you receive in this exchange offer.

People Excluded from the
Exchange Offer.......................  You may not participate in the exchange offer if you are:

                                       o  a holder of original notes in any
                                          jurisdiction in which the exchange
                                          offer is not, or your acceptance will
                                          not be, legal under the applicable
                                          securities or blue sky laws of that
                                          jurisdiction; or

                                       o  a holder of original notes who is an
                                          affiliate of VersaTel.

Consequences of Failure to Exchange
Your Notes...........................  You may suffer adverse consequences if you fail to exchange your original notes.
                                       Following the completion of the exchange offer, except as set forth above and in the registration rights agreement we refer to, you will not have any further registration rights and your original notes will continue to be subject to restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be aversely affected.

Expiration Date......................  The exchange offer expires at 5.00 p.m.
                                       London time, on September 20, 2000, the
                                       expiration date, unless we extend the
                                       exchange offer.

Conditions to the Exchange Offer.....  The exchange offer has certain customary conditions that may be waived by us.
                                       There is no minimum amount of original
                                       notes that must be tendered to complete
                                       the exchange offer.

Procedures for Tendering Your
Notes................................  If you wish to tender your original notes for exchange in the exchange offer you or the custodial entity through which you hold your exchange notes must send to The Bank of New York, the exchange agent, on or before the expiration date of the exchange offer:

                                       o  a duly completed letter of transmittal
                                          to the exchange agent at its address
                                          specified in the letter of
                                          transmittal; and

                                       o  if you do not hold your position
                                          through DTC, Euroclear or Clearstream,
                                          certificates for your original notes
                                          must be received by The Bank of New
                                          York along with the letter of
                                          transmittal; or

                                       o  for holder who hold their positions
                                          through the Depository Trust Company,
                                          a computer-generated message
                                          transmitted by means of the Depository
                                          Trust Company's Automated Tender Offer
                                          Program ("ATOP") system and received
                                          by the exchange agent as a part of a
                                          confirmation of book entry transfer in
                                          which you acknowledge and agree to be
                                          bound by the terms of the letter of
                                          transmittal"; or

                                       o  holders who hold their position
                                          through Euroclear and Clearstream must
                                          adhere to the procedures described in
                                          "The Exchange Offer - Procedures for
                                          tendering your original notes.

Withdrawal Rights....................  You may withdraw the tender of your original notes at any time prior to 5.00 p.m. London time, on the expiration date.

U.S. Tax Considerations..............  The exchange of notes will not be a taxable event for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. For additional information regarding the U.S. federal income tax consequences of the exchange, you should read the discussion under the heading "Taxation - United States Federal Income Taxation".

Use of Proceeds......................  We will not receive any proceeds from the issuance of the exchange notes in the
                                       exchange offer. We will pay all expenses incidental to the exchange offer.

Exchange Agent.......................  The Bank of New York is serving as the exchange agent. Its address, telephone
                                       numbers and facsimile numbers are:

                                       In the U.S.A.:
                                       The Bank of New York
                                       Attention:  Gertrude Jeanpierre
                                       Reference:  VersaTel Exchange Offer
                                       101 Barclay Street
                                       New York,  New York 10286
                                       Tel:  (212) 815-5920
                                       Fax:  (212) 815-6339

                                       In the United Kingdom:
                                       The Bank of New York
                                       Attention:  Emma Wilkes
                                       Reference:  VersaTel Exchange Offer
                                       30 Cannon Street
                                       London EC4M 6XH

                                       Tel:  (44-20) 7964-7235
                                       Fax:  (44-20) 7964-7294

         Please review the information contained under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

                    Summary Description of the Exchange Notes

              The exchange notes to be issued to you in the exchange offer will evidence the same obligations as the notes you currently hold. The indenture that currently governs your original notes is the same indenture that will govern the exchange notes. The terms of the exchange notes will be substantially the same as the original notes, except that there will be no legends on the exchange notes restricting their transfer and the exchange notes will be registered under the Securities Act of 1933 instead of having registration rights. You can find more detailed description of the indenture under the section headed "Description of Exchange Notes".

Notes Offered........................  Euro 300,000,000 principal amount of
                                       11 1/4% Senior Notes due 2010.

Maturity Date........................  March 30, 2010.

Interest Payment Dates...............  March 30 and September 30 of each year, commencing September 30, 2000.

Ranking..............................  The exchange notes will be our general unsecured obligations and will rank
                                       senior in right of payment to any of our future indebtedness that is, by its terms or by the terms of the agreement or instrument governing such indebtedness, expressly subordinated in right of payment to the Notes and equal in right of payment to all of our existing and future senior indebtedness, including our existing notes. At June 30, 2000, we had approximately Euro 1.7 billion of consolidated indebtedness.

                                       Substantially all of our assets and
                                       liabilities (other than the existing
                                       notes) are owned by our restricted
                                       subsidiaries. We are a holding company
                                       with limited assets and operate our
                                       business through our restricted
                                       subsidiaries. Any right of VersaTel and
                                       its creditors, including holders of the
                                       Notes, to participate in the assets of
                                       any of our subsidiaries upon any
                                       liquidation or administration of such
                                       subsidiary will be subject to the prior
                                       claims of the creditors of such
                                       subsidiary. The claims of our creditors
                                       are subordinated to all existing and
                                       future third-party indebtedness and
                                       liabilities, including trade payables, of our subsidiaries. At June 30, 2000, our subsidiaries would have had total liabilities of Euro 227.6 million reflected on our consolidated balance sheet.

Optional Redemption..................  VersaTel may redeem the exchange notes, in whole or in part, at any time on or
                                       after March 30, 2005, at the redemption
                                       prices set forth in this prospectus, plus accrued and unpaid interest, liquidated damages, and additional amounts, if any, to the date of redemption.

                                       Before March 30, 2003, VersaTel may
                                       redeem up to 35% of the exchange notes
                                       with the net proceeds of one or
                                       more equity offerings received by, or
                                       invested in, VersaTel at a redemption
                                       price of 111 1/4% of the principal amount thereof, plus accrued and unpaid interest, and additional amounts, if any, to the redemption date; provided that at least 65% of the aggregate original principal amount of the exchange notes remains outstanding thereafter. You should read "Description of the Exchange Notes -- Optional Redemption" for further information on VersaTel's right to redeem the exchange notes.

                                       The exchange notes may also be redeemed
                                       at the option of VersaTel, in whole but
                                       not in part, at any time at a redemption price equal to the aggregate principal amount thereof, together with accrued and unpaid interest, and additional amounts, if any, to the redemption date and all additional amounts then due and which would become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands withholding taxes. You should read "Description of the Exchange Notes -- Redemption for Taxation Reasons" for further discussion of VersaTel's options in this regard.

Withholding Taxes;
Additional Amounts...................  Unless required by law, all payments by
                                       VersaTel in respect of the exchange notes will be made without withholding or deduction for or on account of any taxes imposed by or within any relevant taxing jurisdiction. Subject to certain exceptions and limitations, VersaTel will be required to pay any additional amounts as may be necessary in order that the net amounts received by the holders after any withholding or deduction in respect of any such taxes required by law shall equal the respective amounts of principal and interest that would have been received in respect of the exchange notes in the absence of such withholding or deduction. See "Description of the Exchange Notes -- Withholding Taxes."

Change of Control....................  Upon a change of control, holders of the exchange notes will have the rights to
                                       require VersaTel to purchase their
                                       exchange notes in whole or in part at a
                                       price in cash equal to 101% of the
                                       aggregate principal amount thereof plus
                                       accrued and unpaid interest, thereon to
                                       the date of repurchase, plus additional
                                       amounts, if any, and liquidated damages, if any, to the date of repurchase. See "Description of the Exchange Notes - Repurchase of Notes upon a Change of Control."

Certain Covenants....................  The indenture will contain covenants that, among other things limit our
                                       ability to:

                                       o incur additional indebtedness,

                                       o pay dividends on, redeem or repurchase
                                         our capital stock,

                                       o make investments,

                                       o issue or sell capital stock of
                                         restricted subsidiaries,

                                       o create certain liens,

                                       o sell assets,

                                       o in the case of restricted subsidiaries,
                                         guarantee indebtedness,

                                       o engage in transactions with affiliates,
                                         and

                                       o consolidate, merge or transfer all our
                                         assets on a consolidated basis.

                                       These covenants are subject to a number
                                       of important exceptions and
                                       qualifications. See "Description of the
                                       Exchange Notes-- Certain Covenants".

Clearance and Settlement.............  The exchange notes will clear in book-entry form through DTC, Euroclear
                                       and Clearstream.

Trustee and Paying Agent.............  The Bank of New York.

Listing..............................  The exchange notes will be listed on the
                                       Official Market of Amsterdam Exchanges
                                       N.V.'s stock market.

Risk Factors.........................  See "Risk Factors" beginning on page 20 for a discussion of certain factors which should be considered carefully by prospective investors in evaluating an investment in the exchange notes.

              For additional information concerning the exchange notes, see "Description of the Exchange Notes."

                       SUMMARY FINANCIAL DATA OF VERSATEL

              The following summary financial data of VersaTel as of and for the years ended December 31, 1997, 1998 and 1999, has been prepared in accordance with U.S. GAAP and derived from our historical financial statements that have been audited by Arthur Andersen, independent public accountants. The following table also presents summary consolidated financial date for the interim periods ended June 30, 1999 and June 30, 2000, which has been derived from our unaudited interim financial statements. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. You should read the following information together with our historical financial statements (including the notes) that are included in the information we are incorporating by reference.


                                                           Fiscal Year Ended December 31,              Six months ended June 30,
                                                   --------------------------------------------    --------------------------------
                                                      1997       1998        1999        1999        1999        2000        2000
                                                   --------    --------    --------    --------    --------    --------    --------
                                                       NLG        NLG         NLG        $(1)         NLG        Euro        $(1)
                                                                       (in thousands, except per share amounts)

Revenue ........................................     18,896      39,561     129,000      55,844      39,125      75,679      71,895
Operating expenses:
  Cost of revenue, excluding
    depreciation and amortization ..............     17,405      31,821     100,615      43,556      30,637      55,284      52,520
  Selling, general and
    administrative .............................     17,527      47,733     182,483      78,997      75,319      89,728      85,242
  Depreciation and amortization ................      3,237       6,473      58,206      25,197      11,153      36,653      34,820
                                                   --------    --------    --------    --------    --------    --------    --------
    Total operating expenses ...................     38,169      86,027     341,304     147,750     117,109     181,665     172,582
                                                   --------    --------    --------    --------    --------    --------    --------
Loss from operations ...........................    (19,273)    (46,466)   (212,304)    (91,906)    (77,984)   (105,986)   (100,687)
Interest expense, net ..........................        534      25,810     128,943      55,819      42,917      49,648      47,165
Currency loss (gain), net ......................         53      (5,146)     96,267      41,673      66,786      25,325      24,059
Result from investments ........................       --          --          --          --          --         2,267       2,154
                                                   --------    --------    --------    --------    --------    --------    --------
Net loss before income taxes ...................    (19,860)    (67,130)   (437,514)   (189,398)   (187,687)   (178,692)   (169,757)
Credit from (Provision for)
 income taxes ..................................       --            (7)        962         416         454          41          39
                                                   --------    --------    --------    --------    --------    --------    --------
  Loss before minority share ...................    (19,860)    (67,137)   (436,552)   (188,982)   (188,141)   (178,651)   (169,718)
  Minority share ...............................       --          --           372        (161)       --           792         753
                                                   --------    --------    --------    --------    --------    --------    --------
  Net loss .....................................    (19,860)    (67,137)   (436,180)   (188,821)   (188,141)   (177,859)   (168,965)
                                                   ========    ========    ========    ========    ========    ========    ========

Net loss per share basic and
  diluted(2) ...................................      (1.10)      (2.06)      (8.56)      (3.71)      (4.81)      (2.14)      (2.04)
Weighted average number of
shares outstanding(2) ..........................     18,084      32,622      50,929      50,929      39,105      83,016      83,016
Financial Data:
EBITDA(3) ......................................    (16,036)    (39,993)   (154,098)    (66,709)    (66,831)    (69,333)    (65,867)
Capital expenditures ...........................     14,516      77,255     383,014     165,807     132,462     177,152     168,294
Loss plus fixed charges (4) ....................    (19,828)    (84,133)   (369,589)   (159,915)   (127,814)   (179,158)   (170,200)
Ratio of earnings to fixed
  Charges (4) ..................................      (35.7)      (2.23)      (2.35)      (2.35)      (2.56)      (2.45)      (2.45)


                                                       Fiscal Year Ended December 31,          As of June 30,
                                                ------------------------------------------   --------------------
                                                  1997      1998         1999       1999       2000        2000
                                                --------  --------   -----------  --------   ---------  ---------
                                                   NLG      NLG           NLG       $(1)       Euro        $(1)
                                                           (in thousands, except per share amounts)
Balance Sheet Data:
Cash and restricted cash.......................    1,495   583,570    2,315,724   1,002,478  1,580,907  1,501,861
Working capital (excluding cash and
restricted cash)...............................  (24,774)  (46,851)    (227,904)    (98,660)  (132,431)  (125,810)
Capitalized finance cost.......................     --      28,750       62,265      26,955     44,920     42,674
Property, plant and equipment, net.............   13,619    38,608      512,790     221,987    373,714    355,028
Construction in progress.......................     --      46,019      180,271      78,039    115,831    110,039
Goodwill.......................................     --       4,556      434,072     187,910    252,499    239,874
Total assets...................................   19,331   723,397    3,665,035   1,586,595  2,519,869  2,393,875
Total long-term obligations (including
current portion)...............................    8,492   688,796    2,222,832     962,265  1,702,569  1,617,441
Total shareholders' equity (deficit)...........  (18,214)  (34,073)   1,118,757     484,310    574,020    545,318

----------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on June 30, 2000 of NLG 2.31 per $1.00 and euro amounts have been translated into U.S. dollars at $0.95 per Euro 1.00 the noon buying rate in The City of New York for cable transfers in euros as certified for customs purposes by The Federal Reserve Bank of New York on June 30, 2000.

(2)   As adjusted to give effect to a 2-to-1 stock split on April 13, 1999.

(3) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization, foreign exchange gain (loss) and results from investments. EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of our results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

(4) The ratio of earnings to fixed charges is calculated by dividing (i) income (loss) from continuing operations before income taxes ("Earnings") plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG 19.8 million in 1997, NLG
      84.1 million in 1998, NLG 369.6 million in 1999, NLG 127.8 million for the six months ended June 30, 1999 and Euro 175.5 million for the six months ended June 30, 2000.

             Unaudited Pro Forma Consolidated Financial Information

       The following unaudited pro forma financial information of VersaTel has been prepared by VersaTel in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical financial statements of VersaTel, Svianed and VEW Telnet. The unaudited pro forma statement of operations data for the year ended December 31, 1999 give effect to the Svianed acquisition and Telnet acquisition (together, the "Transactions") as if they had occurred on January 1, 1999.

       The unaudited pro forma financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that VersaTel believes are reasonable. The acquisitions of Svianed and VEW Telnet will be accounted for under the acquisition method of accounting and, accordingly, this method of accounting has been applied in the unaudited pro forma financial information. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition of Svianed and VEW Telnet, respectively. Estimates of the fair values of the Svianed and VEW Telnet assets and liabilities have been combined with the recorded values of the assets and liabilities of VersaTel in the unaudited pro forma financial information. The estimates of fair value of assets and liabilities are based on a number of assumptions which management believe to be reasonable but which are subject to change. Such changes could include, among other things, changes in the classification and useful lives of intangible assets and the related amortization expense from amounts presented in the pro forma financial information.

       The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma financial information and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Form 20/F/A and Form 6-K incorporated by reference into this prospectus.

                       VERSATEL TELECOM INTERNATIONAL N.V.

            Unaudited Pro Forma Consolidated Statements of Operations

                      For the Year ended December 31, 1999
                    (In thousands, except for per share data)



                                                      HISTORICAL                                          PRO FORMA(1)
                                                      ----------                                          ------------
                                  Jan--Dec      Jan--May      Jan--Nov      Jan--Nov 1999        Year ended December 31, 1999
                                  ---------     ---------     --------      -------------        ----------------------------
                                    1999         1999           1999
                                    ----         ----           ----
                                   VersaTel     Svianed     VEW Telnet        VEW Telnet     adjustments           COMBINED
                                  ---------     ----------------------      -------------   -------------- -----------------------
                                     NLG           NLG          DEM             NLG(2)           NLG           NLG         US$(3)
Revenue.......................     129,000       27,182        36,482          41,106                         197,288      85,406
Operating expenses:
  Cost of revenue,
  excluding depreciation
  and amortization............     100,615       12,458        33,332          37,556                         150,629      65,207

  Selling, general and
  administrative..............     182,483        6,336        40,265          45,368                         234,187     101,380

  Depreciation and
  amortization................      58,206        4,169        12,250          13,803            22,922 (4)    99,100      42,900
                                  ---------     --------      --------        --------                       ---------   ---------
    Total operating
  expenses....................     341,304       22,963        85,847          96,727                         483,916     209,487
                                  ---------     --------      --------        --------                       ---------   ---------
Loss from operations..........    (212,304)       4,219       (49,365)        (55,621)                       (286,628)   (124,081)
Other Income (expenses):
  Income (loss) from
  investments.................          --           --        (2,602)         (2,932)                         (2,932)     (1,269)
  Currency gain (loss)........     (96,267)         (82)          --              --                          (96,349)    (41,710)
  Interest income.............      28,342           56         3,439           3,875                          32,273      13,971
  Interest expense............    (157,285)        (244)       (1,325)         (1,493)         (105,588)(5)  (264,610)   (114,550)
  Other expense, net..........          --           --          (924)         (1,041)                         (1,041)       (451)
                                  ---------     --------      --------        --------                       ---------   ---------
Total other expenses, net         (225,210)        (270)       (1,412)         (1,591)                       (332,659)   (144,009)
                                  ---------     --------      --------        --------                       ---------   ---------
  Net income (loss) before
  income taxes................    (437,514)       3,949       (50,777)        (57,212)                       (619,287)   (268,090)
  Provision for income
  taxes(7)....................         962       (1,294)       (1,398)         (1,575)            1,294 (6)      (613)       (265)
                                  ---------     --------      --------        --------                       ---------   ---------
  Income (loss) before
  minority interest...........    (436,552)       2,655       (52,175)        (58,787)                       (619,900)   (268,355)
Minority loss.................         372           --            --              --                             372         161
                                  ---------     --------      --------        --------                       ---------   ---------
Net income (loss).............    (436,180)       2,655       (52,175)        (58,787)                       (619,528)   (268,194)
                                  =========     ========      ========        ========                       =========   =========
Net loss per share
 outstanding (basic and
 diluted).....................       (8.56)                                                                    (12.16)      (5.27)
Weighted average
number of shares
  outstanding(8)..............      50,929                                                                     50,929      50,929
EBITDA(9).....................    (154,098)       8,388       (38,039)        (42,859)                       (188,569)    (81,632)
Capital expenditures..........     383,014        4,956        25,621          28,875                         416,845     180,456


----------

(1) Pro forma for the Svianed and Telnet acquisitions, assuming the acquisitions had taken place effective January 1, 1999.

(2) Solely for the convenience of the reader, Deutsche mark amounts have been translated into Dutch guilders at the fixed conversion based on the euro rate for both currencies of NLG 1.12674 per DEM 1.00.

(3) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. Dollars at the Noon Buying Rate on June 30, 2000 of NLG 2.31 per $1.00.


     (footnotes continued on following page)

(4) Reflects the amortization of goodwill and the depreciation of the long term network agreement over the period prior to the VEW Telnet acquisition.

                                                                        NLG
                                                                   -------------
                                                                       (in
                                                                     thousands)
             Amortization of goodwill..........................        20,445
             Depreciation of long term network agreement.......         2,477
                                                                       ------
             Total adjustment..................................        22,922
                                                                       ======

         Goodwill reflects the excess of the acquisition price of Svianed and VEW Telnet over the fair value of the assets and liabilities of Svianed and VEW Telnet. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisors and preliminary analysis of available financial and non-financial data of the fair value of such assets.

                                                                      NLG
                                                                 ---------------
                                                                  (in thousands)
             Total purchase price for Svianed and VEW Telnet
             (including NLG 9,593 of acquisition costs)........       479,556
             Fair value of tangible assets acquired and
             liabilities assumed...............................       (67,260)
                                                                     --------
             Goodwill recorded.................................       412,296
                                                                     =========

         In order to reflect a full year of goodwill amortization, the above mentioned goodwill recorded has been amortized over twelve months. Goodwill is amortized over a period of 10 years.

         Certain telecommunications equipment was acquired in the VEW Telnet acquisition under the long term network agreement for NLG 81,085 to be depreciated over 30 years. The above depreciation has been calculated as if the telecommunications equipment had been acquired at January 1, 1999.

(5) Interest expense reflects (i) NLG 74.4 million of interest expense relating to our offering of the original notes, NLG 26.4 million of interest expense relating to the offering of 4% Senior Convertible notes due 2005, (ii) amortization expenses relating to deferred financing costs incurred in connection with our offering of the original notes and the offering of 4% Senior Convertible notes due 2005, amounting to NLG 3.8 million, and (iii) amortization expenses relating to discount incurred in connection with our offering of the original notes amounting to NLG 1.0 million.

(6) Pro forma for Svianed assuming the acquisition had taken place effective January 1, 1999. The Svianed provision for income taxes is therefore eliminated.

(7) The provision for income taxes charge in VEW Telnet relates to the write-down of a deferred tax asset.

(8)      As adjusted to give effect to a 2-for-1 stock split on April 13, 1999.

(9) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                                  RISK FACTORS

              You should carefully consider the risks described below and the other information in this prospectus.

         Our history of substantial net losses may continue indefinitely and make it difficult to fund our operations.

              For the year ended December 31, 1999 we had a pro forma loss from operating activities of NLG 286.6 million and an actual historical loss from operating activities of NLG 212.3 million. For the year ended December 31, 1998, we had a loss from operating activities of NLG 46.5 million and for the year ended December 31, 1997, we had a loss from operating activities of NLG 19.3 million. In addition, we had an accumulated deficit of Euro 417.7 million and Euro 239.8 million as of June 30, 2000 and December 31, 1999, respectively. We expect to continue to incur significant further operating losses for the foreseeable future as we incur additional costs in the build out of our network, the expansion of our marketing and sales force and the introduction of new communications services and products, including our Internet and DSL services. For the six months ended June 30, 2000, we had a loss from operating activities of Euro 106.0 million, as compared to a net loss from operating activities of Euro 35.4 million for the comparable 1999 period. As a result of this expansion and acceleration of our business activities, our consolidated net current assets and shareholders' equity have decreased and our total and per share losses before extraordinary items and our net loss have increased since the end of our last financial year compared to the corresponding period in the prior year. In addition, the acquisitions of Svianed, VEW Telnet and KomTel have caused us to incur additional operating losses. Although we have experienced revenue growth since we commenced operations in 1995, there can be no assurance our revenues will continue to grow. You should also be aware that the prices of voice, data and Internet communications services have fallen significantly in Europe in recent years, and as competition increases, we expect that prices will continue to decline. As the cost of providing services decreases, we expect these price reductions to be at least partially offset, but you should be aware that we cannot be certain that we will achieve or, if achieved, be able to maintain operating profits in the future.

         Our substantial indebtedness may hinder our growth and put us at a competitive disadvantage.

              We have substantial indebtedness. In May 1998, we issued and sold units consisting of $225,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted) of our ordinary shares (the "First High Yield Offering"). In December 1998, we issued and sold units consisting of $150,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted) ordinary shares of the Company (the "Second High Yield Offering"). In July 1999, we issued and sold $180,000,000 11 7/8% Senior Dollar Notes due 2009 and
         Euro 120,000,000 11 7/8% Senior Euro Notes due 2009 (the "Third High Yield Offering" and, together with the First High Yield Offering and the Second High Yield Offering, the "High Yield Offerings"), which was used in part to refinance interim loans (the "Interim Loans") used for the purpose of financing in part our acquisition of Svianed. In December 1999 we issued and sold 15,000,000 ordinary shares and Euro 300,000,000 4% Senior Convertible Notes due 2004 (the "First Convertible Note Offering"), the proceeds of which were used in part to fund capital expenditures related to VEW Telnet, the roll-out of our DSL network, as well as to finance our initial investment in VersaPoint, for working capital and other general corporate purposes. In March 2000, simultaneously with the closing of the offering of the original notes (the "Fourth High Yield Offering"), we issued and sold Euro 300,000,000 in aggregate principal amount of 4% Senior Convertible Notes due 2005 (the "Second Convertible Note Offering") and 10,200,000 (of which 5,100,000 was sold by certain selling shareholders) of our ordinary shares (the "Share Offering"). As of June 30, 2000, our total long-term obligations (including current portion) were approximately Euro 1,702.6 million. Subject to limits imposed by our indebtedness, we may continue to incur substantial additional indebtedness because the indentures governing the notes issued in the First High Yield Offering (the "First Notes"), the notes issued in the Second High Yield Offering (the "Second Notes"), the notes issued in the

         Third High Yield Offering (the "Third Notes"; and together with the First Notes and the Second Notes, the "Existing High Yield Notes") and the original notes (together with the Existing High Yield Notes, the "High Yield Notes"), as well as the convertible notes issued in the First Convertible Note Offering (the "First Convertible Notes") and the Second Convertible Note Offering (the "Second Convertible Notes" and, together with the First Convertible Notes, the "Convertible Notes") do not limit the amount of indebtedness that we may incur to finance the cost of the development of our network.

         Covenants in our debt agreements restrict our ability to borrow and invest, which could impair our ability to expand or finance our future operations.

              The indentures governing our High Yield Notes, including the indenture that will govern the exchange notes, contain a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more indebtedness, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. A failure to comply with these restrictions would constitute a default under the indentures governing the High Yield Notes, as well as under the First Convertible Notes, and as a consequence the High Yield Notes, the Convertible Notes and the exchange notes could become immediately due and payable, which would seriously adversely affect our business and our shareholders' equity.

              Our high level of indebtedness and the limits imposed by our indebtedness could have the following effects, among others:

         o we may have difficulty in paying the interest on our outstanding debt and any newly incurred debt,

         o we may have difficulty finding sources of financing for working capital, our capital expenditure requirements and the interest payments on our outstanding debt,

         o we will be unable to use a significant portion of our cash flow in our business and we may be unable to react to industry or economic changes, because of the portion of cash flow directed to paying interest and principal on our debt, and

         o we may be unable to react as quickly to changes in our business as our competitors who have less debt and financial restrictions, which may put us at a disadvantage and make us more vulnerable to adverse changes in economic conditions.

              In order to obtain additional flexibility with respect to our operations generally and VersaTel Internet and the acquisition of wireless licenses in particular, we may seek consents from holders of our Existing High Yield Notes to amend certain of our covenants. Such consents would likely involve the payment of fees to such holders. We can provide no assurance, however, that we will successfully obtain such consents on satisfactory terms. If we are unable to obtain such consents, we may not be able to develop and operate VersaTel Internet and our wireless operations as we currently intend.

              We are currently holding a substantial amount of cash which is being maintained in U.S. government securities and European commercial paper.

         Despite current levels of indebtedness, we may still be able to incur substantially more indebtedness, which could intensify the risks described above.

              The indentures governing our indebtedness do not limit the amount of indebtedness that may be incurred to finance the cost of development of our network and for certain other purposes and permit us to incur a significant amount of additional indebtedness in the future. Much of that indebtedness will likely be secured. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be available for satisfaction of any amounts owed under the exchange notes. In addition, our failure to comply with the covenants and restrictions contained in the agreements governing any additional borrowings could trigger defaults under such agreements. If we incur additional indebtedness, the related risks that we now face could intensify. We anticipate that we will incur additional indebtedness in the future.

         Our holding company structure will effectively subordinate the exchange notes to the obligations of our subsidiaries.

              In December 1998, we transferred substantially all of our assets and liabilities (except for our then-existing public indebtedness) to our subsidiaries. Since that transfer, we have been a holding company with no material assets, other than the stock of our subsidiaries. Our subsidiaries now conduct substantially all of our operations and directly own substantially all of our assets. You should be aware that our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due on our existing indebtedness or to make any funds available for such payment. Therefore, our operating cash flow and ability to meet our debt obligations, including the exchange notes, will depend on the cash flow provided by our subsidiaries in the form of loans, dividends or other payments to us as a shareholder. The ability of our subsidiaries to make such payments to us will depend on their earnings, tax considerations and legal restrictions. In the event of insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, the creditors of each subsidiary would be entitled to payment in full from such subsidiary's assets. After paying their own creditors, our subsidiaries may not have any remaining assets for distribution to us as a shareholder and, consequently, there may not be any assets available for payment to holders of our indebtedness, including the exchange notes. The exchange notes, therefore, are effectively subordinated to the obligations of our subsidiaries. At June 30, 2000, our subsidiaries would have had total liabilities of Euro 227.6 million reflected on our consolidated balance sheet.

         Possible inability to meet our debt service obligations may result in our outstanding indebtedness becoming due and payable.

              Our consolidated net interest expense for the year ended December 31, 1999, after giving pro forma effect to the offering of the original notes and the Second Convertible Notes Offering would have been approximately NLG 234.5 million. Unlike the holders of the First Notes and the Second Notes, the holders of the Third Notes, the exchange notes and the Convertible Notes do not have the benefit of any securities placed in escrow to fund any interest payments. Accordingly, we will have to increase substantially our net cash flow in order to meet our debt service obligations. In addition, after May 15, 2001, we will no longer be able to rely on cash that has been set aside in escrow to meet our debt service obligations on the First Notes and the Second Notes. There is no certainty that we will be able to generate sufficient cash flow from operating activities to pay interest and principal on our existing and future indebtedness. Our ability to improve our operating performance and financial results will depend not only on our ability to successfully implement our business plan, but also upon economic, financial, competitive, regulatory and other factors beyond our control, including fluctuations in exchange rates and general economic conditions in the Benelux, Germany, and the rest of Europe. If we are unable to meet the repayment obligations, we may have to refinance our indebtedness, including the exchange notes, sell our assets or obtain new financing. We cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. If we cannot refinance or otherwise satisfy our debt obligations, we will be in default under such obligations, which could in turn result in our existing and future indebtedness becoming immediately due and payable.

         We will need to obtain considerable capital to expand our network which may not be available on acceptable terms

              We will require significant amounts of capital to further develop and expand our network, our sales and marketing efforts and our product and service offerings, including our DSL and Internet services. We expect that our current cash balances will be sufficient to fund our current capital requirements and anticipated losses for at least the next 12 to 18 months. However, we continually re-evaluate our business objectives and are considering further acquisitions, expansions of our services and acceleration of our current plans and we may raise additional capital during the next 12 months. In the past, we have raised substantially more capital more quickly than we had originally anticipated for similar reasons. We also have substantial discretion with respect to how we use the proceeds we raise. Although we believe that this additional capital would enable us to accelerate our expansion plans, we cannot assure you that we will utilize these additional proceeds effectively.

              If these sources are not sufficient or if our plans or assumptions change or prove to be incorrect, we may have to delay or abandon some of our development and expansion plans or we may have to seek additional financing earlier than anticipated. We may not be able to obtain additional financing or we may not be able to obtain it on a timely basis or on terms favorable to us. Our current debt obligations also restrict our ability to raise additional financing and our subsequent use of any such additional financing. In addition, any such additional financing is likely to be subject to additional financial restrictions. A failure to acquire additional capital on acceptable terms may seriously and adversely affect our business.

         We may encounter delays in implementing elements of our business strategy, which could adversely affect our growth

              Our future success depends upon our ability to expand and operate our telecommunications network and our ability to successfully develop our existing and new products and services. Our success will depend specifically on our ability to obtain and maintain, among other things:

              o   experienced and qualified management and staff,

              o   additional switch, MDF and co-location sites,

              o   interconnection with the networks of PTTs and other carriers,

              o   necessary licenses,

              o   additional transmission facilities and

              o the necessary easements and rights-of-way from property owners, competitors and various levels of government.

              We are not certain that our current cost estimates are correct or that we will meet our current development schedule relating to construction of the network. In 1998, we experienced a delay in obtaining rights-of-way on approximately 60 kilometers of public property due to the uncertainty expressed by some local governmental authorities as to the implications of a new Netherlands telecommunications act. Although we ultimately obtained these rights-of-way, these delays prevented us from completing part of our network within our originally anticipated time frame. We and certain other carriers are currently experiencing difficulties in obtaining a right-of-way necessary to extend our networks to Brussels. In addition, we experienced additional delays in the planned construction of the network due to flooding resulting from severe weather conditions. More recently, we have experienced more delays and difficulties than we had anticipated in connecting customer premises to completed segments of our local access networks, forcing us to lease expensive transmission capacity from third parties in the interim. We also have experienced delays in migrating traffic generated by Svianed, one of our recent acquisitions, onto our network, requiring us to maintain more expensive leased line capacity. The successful implementation of our construction and expansion strategy will be subject to a variety of other risks, including:

              o   operating and technical problems,

              o   regulatory uncertainties,

              o delays in the full implementation of the European Commission directives regarding telecommunications liberalization,

              o   competition,

              o   the availability of capital, and

              o the risk of damage to software and hardware resulting from adverse weather conditions, fire, power loss, natural disasters and other causes.

              Any significant increase in costs or any further delay in the schedule could have a material adverse effect on our financial condition. Even if we successfully develop our network, we cannot assure you that we will be able to operate it efficiently.

              We have entered into agreements for the design and construction of key components of our network. However, we have not entered into definitive agreements relating to the development and construction of significant other portions of our network and we cannot guarantee you that we will enter into these agreements. Even if we enter into such agreements, we cannot be certain that the development and construction will proceed as planned or will be completed efficiently. In the past, we have been unsatisfied with some of such arrangements. Further, our network depends on technology and products obtained from vendors who also supply our competitors. Such vendors may stop supplying us and we might not be able to find suitable replacements.

              The development of our network is based on our projections of the growth in traffic volumes and routing preferences and the most cost-effective means of constructing our network. If our projections prove to be incorrect, it could have a material adverse effect on our business.

         If we fail to manage our rapid growth, our business will be adversely affected

              Our growth strategy has placed and will continue to place a significant strain on our management resources. In particular, our acquisitions and their integration, including our acquisitions of KomTel, VEW Telnet, Svianed, SpeedPort, VuurWerk and ITinera, will require a significant amount of management time and resources. Our ability to manage this growth will require us to substantially enhance our management, financial and information systems and effectively develop and train our rapidly increasing number of employees. Our billing system was identified by our auditors in 1998 as a potential weakness in our system of internal controls and has since been replaced by a system designed by Saville Systems. Consequently we have, among other things, revised our collection of financial data and call billing procedures. In addition, we have introduced a customer care system designed by Clarify. We have experienced delays in implementing the Saville system and full implementation of such system will take longer than originally anticipated. As a result of these delays, we have been forced to rely on upgrades of our current system. These upgrades have not always been successful, and in 1999 and early 2000 we had difficulties in invoicing customers promptly. These difficulties included problems with invoicing customers as a result of a year 2000 specific problem. Although we believe we have corrected the problem, these problems may occur again and could have a material adverse effect on customer relations and results of operations. In addition, we will need to transfer the data collection, billing and customer care functions of our recently acquired businesses onto our systems which may cause delays in our collection and billing procedures and cause additional implementation costs.

              As a result of our rapid growth, we have experienced problems with our systems and controls. Although we believe that we have satisfactorily addressed these problems, these problems may occur again. Any such problems could have a material adverse effect on our business, financial condition or results of operations. Managing our growth will become even more challenging as we expand our target markets and increase our product and service offerings. Our inability to achieve or effectively manage this growth could materially and adversely affect our business.

         We may have difficulties in upgrading and protecting our network

              The success of our network also depends on our continued ability to provide high-quality telecommunication services by upgrading our systems and protecting our network from external damage. As we grow, the timing and implementation of these upgrades will become more important. We cannot guarantee you that the quality and availability of our services will not be disrupted because of our inability to make timely or error-free upgrades to our network. Also, our network may be subject to external damage, in particular from construction work, but also from events such as floods and other accidents that can disrupt service. In particular, the construction of our Benelux network was delayed due to significant rain and flooding of our ducts in The Netherlands during the last three months of 1998. While we have established design and management techniques to address any disruptions that may occur, any prolonged difficulty in accessing our network may threaten our relationship with our customers and have a material adverse impact on our business.

              In connection with our acquisition of VEW Telnet, we entered into a network maintenance agreement with VEW Telnet's former parent VEW Energie and, as a result, we will be dependent on VEW Energie to maintain and protect a portion of our network.

         Our margins have decreased recently because of our need to lease transmission capacity to support our increasing customer base

              We have aggressively pursued new customers and as a result have expanded our customer base faster than we have been able to roll-out our network. While we believe that over the long term this will result in higher levels of revenue and profitability, in the short term this situation has forced us to lease expensive transmission capacity from third parties. More recently, we have experienced more delays and difficulties than we had anticipated in connecting customer premises to completed segments of our local access networks, forcing us to lease expensive transmission capacity from third parties in the interim. We also have experienced delays in migrating traffic generated by Svianed onto our network, requiring us to maintain more expensive leased lines. As a consequence, our margins have deteriorated in recent quarters, and we expect that they will continue to decrease until we complete our network rollout and can migrate the customers that are connected to our network by these leased lines to our own network.

         We may have difficulty integrating our acquired businesses

              We have brought senior managers of many of our acquired businesses into our management team and are relying on these individuals to assist us in integrating these acquired businesses with our existing operations. There can be no guarantee that we will be able to attract and retain managers from any newly acquired businesses or be successful in integrating any new managers and businesses from our recent acquisitions. In connection with the acquisition of VEW Telnet and KomTel, we may suffer unexpected delays and costs in the integration of VEW Telnet and KomTel due to our lack of prior operating experience in Germany. In addition, we will need to devote certain of our senior managers to running the VEW Telnet and KomTel businesses acquired and integrating it into our operations. Accordingly, these managers will not be able to focus on managing our existing operations.

              We expect to realize operating synergies as a result of our recent acquisitions. However, there is no assurance that we will be able achieve such benefits or that the expected benefits will be realized within the time frame we contemplate.

         Expansion of our DSL business will require us to make significant capital investments and may pose significant technical and operational challenges

              The expansion of our DSL business will require significant capital investment. Because our DSL business is relatively new, we have limited operating and financial data upon which to evaluate this business. Our DSL business is in a developmental stage and is operating in a new and rapidly evolving market. Some of the risks we face in establishing a successful DSL business include:

              o the timing and willingness of the former monopoly telecommunications services providers in the European Union, commonly known as PTTs, to provide us with central office space and the prices, terms and conditions on which they make the space available to us. Central office space is an important factor in our DSL strategy because we must secure physical space from these entities for our equipment in order to provide our services in our targeted markets;

              o our ability to identify, access and initiate service in our target regions;

              o our ability to succeed in securing the unbundled lines or telephone wires that connect each DSL end-user to our equipment located in the central offices of the PTTs;

              o PTTs have in the past imposed significant obstacles on our ability to efficiently install our services, and we expect that they will continue to do so, particularly as our DSL services will be a source of significant competition for their lucrative business of providing leased fiber optic lines. In particular, these PTTs must cooperate with us for (a) the provision and maintenance of transmission facilities and (b) the use of their technology and capabilities to meet certain telecommunication needs of our customers and to maintain our service standards; and

              o certain tests indicate that some types of DSL technology may cause interference with and be interfered with by other signals present in PTTs' copper plant, usually with lines in close proximity. Such interference concerns have been, and we expect may in the future continue to be, used by the PTTs as a reason to delay the development of our services.

              o The DSL business is expected to be extremely competitive. COLT Telecom, for example, recently announced its intention to significantly expand its DSL business efforts throughout Europe.

         We must establish and enhance our Zon brand in order to compete effectively in the free Internet service market

              We believe that in order to develop Zon into a viable business, we must continue to invest significant marketing and other resources in order to establish, maintain and enhance the Zon brand. We have been operating our free Internet service under the Zon name since September 1999 and have applied for trade mark registration of the "Zon" name and logo. Sun Microsystems has contested our use of the Zon name and we are currently in discussion with them on this matter. We cannot assure you that we will reach a satisfactory agreement with Sun Microsystems enabling us to continue to use the Zon name, nor that our applications will be successful or that the Zon name and logo will not be successfully attacked by third parties alleging prior rights or that the trade mark is otherwise valid. In order to attract and retain users and to promote and maintain our brand or future brands we may need to substantially increase our marketing and development expenditures. Our ability to raise financing for these activities, on a stand-alone basis or otherwise, is limited by the terms of our current debt instruments. Our business could be adversely affected if our efforts are unproductive or if we cannot increase our brand awareness.

         The competition for users in the Internet service market is very intense and may result in a decrease in our user base and in our revenue

              Our Internet division operates in the Internet services market, which is extremely competitive. Our Internet competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources. Our Internet operations compete for registered and other users, and, consequently, e-commerce and advertising revenue, directly or indirectly, with the following categories of companies:

              o traditional providers of Internet access in the Benelux which currently charge for Internet access, such as Planet Internet, World Online, World Access, Sky Net and Online Internet;

              o online service providers which charge for Internet access, consisting primarily of U.S. providers such as AOL and Compuserve;

              o other free online services in the Benelux such as Freeler, Wanadoo, Wish, Freebel and NOK NOK;

              o some Benelux retailers who offer free Internet access, such as My Web;

              o universal and specialised Internet sites containing comprehensive information and services, or portals, consisting primarily of U.S. sites such as Yahoo!, Excite, Lycos, Infoseek and Netscape;

              o   Internet communities, such as Geocities and FortuneCity; and

              o high speed and broadband Internet access providers in the Benelux, such as Chello.

              As a result of this competition, our Internet division's user base, as well as our connectivity, e-commerce and advertising revenue may decrease, which could have a material adverse effect on our operations.

         Competition is heightened by the rapid growth in the number of low cost and free providers of Internet access

              Our Internet division's competition in the Internet area is likely to increase because the Internet services market has no substantial barriers to entry, low or no switching costs for registered users and no switching costs for other users. Numerous companies have introduced free Internet access in the Benelux, while some existing online services have stopped charging access fees. Because VersaTel Internet's registered users have a variety of no-cost alternatives to our service, they may have more than one Internet account or may switch to another free Internet access provider if they are unable to gain access to our service. As a result, usage of VersaTel Internet's services by registered users may decrease and/or our customer turnover may increase. This would reduce our connectivity, e-commerce and advertising revenues and may make it more difficult for us to attract and retain advertisers.

         The market for Internet advertising is uncertain and our advertising revenue may decrease

              We expect to derive a substantial amount of revenue from Internet advertising. However, the demand and market acceptance for Internet advertising is uncertain. There are currently no standards for the measurement of the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. VersaTel Internet's business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

              Different pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenue. Our advertising revenue could also be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software would adversely affect the commercial viability of Internet advertising and adversely affect our revenues.

              Furthermore, we believe that the number of Internet companies relying on Web-based advertising revenue will increase greatly in the future. In addition, VersaTel Internet also competes for advertisers and advertising revenue with traditional forms of media such as newspapers, magazines, radio and television. Accordingly, it is likely that VersaTel Internet will face increased competition, resulting in increased pricing pressures on our advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

         VersaTel Internet's ability to collect personal data on its registered users may be restricted and may hinder our ability to generate e-commerce or advertising revenue

              We must comply with applicable data protection legislation, which limits our ability to collect and use personal information relating to our users. Increased awareness on the part of the public of privacy issues and changes to legislation with which we may have to comply could impact our ability to use such personal information for the benefit of our business, which could affect our financial results.

         VersaTel Internet may be liable if third parties misappropriate our users' personal information

              If third parties penetrate our security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. These liabilities could include claims for unauthorised purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for violation of data protection rights. If such claims are not settled, they could result in litigation which could have an adverse effect on our business.

         Internet security concerns could hinder e-commerce

              The need to transmit confidential information securely over the Internet has been a significant barrier to electronic commerce and communications over the Internet. VersaTel Internet's business may be

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

         affected by problems caused by computer viruses, security breaches and other inappropriate uses of our network, such as e-mail "spamming", or junk e-mail. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. VersaTel Internet may incur significant costs to protect itself against the threat of security breaches or to alleviate problems caused by such breaches. In addition, alleviating these problems may cause interruptions, delays or cessation in service to our users, which could cause them to stop using our service or assert claims against VersaTel Internet or cause us to lose revenues for the time our site is not operational.

         One customer represents a significant portion of our revenues

              As a result of our acquisition of Svianed in June 1999, in excess of 17% of our revenues for the year ended December 31, 1999, on a combined pro forma basis with Svianed and VEW Telnet, would have come from the Gak group of companies. The Gak group is under contract to use our data services until May 2001. We cannot assure you that we will be able to retain the Gak group as a customer after May 2001 or that our revenues from the Gak group would not thereafter be significantly curtailed. We cannot assure you that any such lost revenues could be replaced. A loss of the revenues derived from the Gak group, without significant replacement revenue from other sources could have a material adverse effect on our business.

         Our limited history and experience could place us at a disadvantage to established competitors and may not be a reliable basis for evaluating our prospects

              We were founded in October 1995 and, as a result, we have limited experience as an operating company and have generated only limited revenues. We entered the Belgian market in the third quarter of 1998 and intend to enter the Luxembourg market this year. In both of these markets, we have limited or no operating experience and services had previously been provided primarily by the national PTTs. Through our acquisition of VEW Telnet in December 1999, we also have entered the German market in which we have no prior operating experience. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999, and Svianed and ITinera in June 1999, and our launch of Zon in August 1999, we have entered several markets for Internet-based services which represent new and rapidly developing markets for us. Accordingly, you should consider our prospects in light of the risks, expenses and delays inherent in establishing operations in markets with long established competitors and other recent entrants and the risks associated with establishing operations in new technologically advanced industries.

         If we do not adapt to the rapid changes in the telecommunications industry, we could lose customers or market share

              The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and trade. Such changes may happen at any time and can significantly affect our operations. We cannot assure you that one or more of these factors will not occur as we expect or will not have unforeseen effects which could have a material adverse effect on us. We also cannot assure you that, even if these factors turn out as anticipated, our strategy will be successful in this rapidly evolving market.

              The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of Internet-based technologies for voice and data transmission. Our success will depend substantially on our ability to predict which of the many possible current and future networks, products and services will be important to finance, establish and maintain. In particular, as we further expand and develop our network, we will become increasingly exposed to the risks associated with the relative effectiveness of our technology and equipment. The cost of implementation of emerging and future technologies, such as technologies relating to our DSL service or UMTS wireless technology, could be significant, and we cannot assure you that we will select appropriate technology and equipment or that we will obtain appropriate new technology on a timely basis or on satisfactory terms. Our failure to obtain effective technology and equipment may adversely affect our ability to offer competitive products and services and the viability of our operations and could result in us losing customers or market share.

         The loss of our key personnel could affect our growth and future success

              Our success depends in significant part on the continued employment of certain of our key executive officers, including Gary Mesch, our chief executive officer, Raj Raithatha, our chief financial officer, Greg Mesch, our vice president for corporate development, Larry Hendrickson, our vice president for technology and chief technology officer and Marc van der Heijden, our vice president for legal and regulatory affairs. We have not yet identified or hired a complete management team to support our acquisition of VEW Telnet and certain of our senior managers will need to devote substantial time to running the acquired business and integrating it into our operations. We will also need to hire increasing numbers of qualified technical, sales and marketing, and support personnel to successfully implement our expansion plans. We do not have any "key person" insurance. There is intense competition for qualified personnel in our industry in Europe and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel implementing a successful business plan. The loss of any of the individuals listed above or our inability to identify, attract and retain other necessary qualified personnel could adversely affect our business.

         We are dependent on our competitors to provide our customers with access to our network

              We do not own most of the telecommunications transmission infrastructure that we presently use. We use extensively the telecommunications transmission infrastructure of other carriers in the Benelux and Germany and we depend on interconnection agreements with these carriers to connect our customers to our own network. Most of these carriers are our competitors. Svianed in particular currently depends heavily upon leased lines procured from KPN Telecom. Interconnection rates fluctuate and may be increased as a result of cost increases on the side of the dominant providers. For example, the Dutch regulator OPTA approved an increase in interim rates for the 1999-2000 period for interconnection. Definitive rates will only be known at the end of 2000.

              Our profitability significantly depends on our ability to achieve access, on a timely basis and at attractive rates, to the facilities of our competitors, who may try to limit such access. In particular, the expansion of our DSL business beyond the current trial phase depends upon access to co-location facilities and existing copper infrastructure controlled by the PTTs.

              Our dependence on third parties to provide our customers with access to our network makes us susceptible to price fluctuations, service disruptions and cancellations that are outside of our control. These occurrences historically have resulted in the loss of some customers and could result in customer losses in the future. For example, in October 1998, we experienced two temporary disruptions as a result of a malfunction in the software of KPN Telecom, which led to customers temporarily having to switch off our network. We believe that we lost a limited number of customers due to those service disruptions. Such disruptions may occur from time to time in the future. Recently, certain Dutch mobile operators have instituted call-blocking to prevent lower cost refiling alternatives for fixed-to-mobile calls.

              Svianed's network is comprised of leased lines from KPN Telecom and Internet uplinks from UUNet. Svianed's profitability depends on its ability to continue to have access to the facilities of KPN Telecom and UUNet.

         We expect to encounter increasing competition from dominant market participants and new entrants

              The European telecommunications industry is a very competitive market that is subject to both the continued dominance of PTTs and the arrival of new entrants.

              PTTs have significant competitive advantages over non-PTT market participants which include:

              o   cost advantages as a result of economies of scale,

              o greater financial resources, market presence and network coverage,

              o   greater brand name recognition, customer loyalty and goodwill,

              o control over domestic transmission lines and control over the access to these lines by other participants, and

              o close ties to national regulatory authorities that may be reluctant to adopt policies that would adversely affect their competitive position.

              Our policy in this competitive environment has been to price our products and services at a discount to the PTTs and to offer high-quality customer service, products and services. However, the prices of long distance calls in most of our markets have decreased substantially and our larger competitors have been able to use their greater financial resources to create severe price competition. We believe that prices will continue to decrease for the foreseeable future and that PTTs and other providers will continue to improve their product offerings, which will increase these competitive pressures.

              Our competition in the Benelux and Germany also comes from newer market entrants including MCI WorldCom, Telfort, GTS/Esprit Telecom, COLT Telecom and other more recent Internet-based competitors. Further, we believe that, as a result of the introduction of the euro, there will be a greater transparency in prices in our market which may lead to further price competition. Sustained price competition could have a material adverse effect on our business.

         Exchange rate fluctuations may adversely affect our business

              A significant portion of our indebtedness is denominated in U.S. dollars. However, our revenues have been and will continue to be denominated in Dutch guilders, Belgian francs, Deutsche marks and, increasingly, in euros. Therefore, our ability to pay the interest and principal due on the exchange notes will be affected by changes in the exchange rates between the U.S. dollar and the euro.

              As of January 1, 2000, we prepare our financial reports in euros. We also maintain significant U.S. dollar denominated assets and liabilities. Accordingly, our reported results of operations may be significantly affected by exchange rate movements. Furthermore, we will become subject to greater foreign exchange fluctuations if we expand our operations outside the Benelux and Germany and begin to receive revenues denominated in currencies other than from countries that have adopted the euro as their currency.

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

         Any inability to identify future acquisition opportunities and to pursue such opportunities may hinder our growth

              As part of our business strategy, we may enter into strategic alliances with, or make investments in, companies in business areas that are complementary to our current operations. Any such future strategic alliances, acquisitions or investments would involve risks. Our strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition and investment opportunities, and in integrating and managing newly acquired operations and improving their operating efficiency. In addition, such acquisitions and investments could divert our resources and consume the time of our management. We cannot assure you that any desired strategic alliance, acquisition or investment can be made in a timely manner or on terms and conditions acceptable to us. We also may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into our existing operations.

         We may encounter delays, operational problems and increased cost if we are unable to acquire key equipment from our major suppliers

              We are dependent on third party suppliers of hardware and software components, including Nortel, Cisco, Nokia, Newbridge, Siemens, Hewlett Packard, Microsoft and Netscape. Although we attempt to maintain a number of vendors for each product, a failure by a supplier to deliver quality products to us on a timely basis or our inability to develop alternate sources if and as required could result in delays in the constitution of our network and the provision of services to our customers.

              Our recourse against suppliers who fail to deliver products to us on a timely basis is restricted by contractual liability limitations in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with suppliers. Moreover, we cannot be sure that we will be able to obtain such products on the scale we require at an affordable cost or at all. Neither can we be certain that our suppliers will not enter into exclusive arrangements with our competitors or stop selling their products or components to us at commercially reasonable prices or at all. Any failure of our sole or limited-source suppliers to provide products or components that comply with our standards could have a material adverse effect on us.

         Obstacles associated with the effective implementation of the liberalization in the European telecommunications markets may adversely affect our business

              The European telecommunications industry is subject to a significant degree of regulation. The national governments of the EU Member States were required to pass legislation to liberalize the telecommunications markets within their countries to implement European Commission directives. Although most of the EU Member States have now implemented the required legislation, they have done so on an inconsistent, and sometimes unclear, basis. In addition, the legislation and/or its implementation has, in certain circumstances, imposed significant obstacles on the ability of carriers to proceed with the necessary licensing process. Such barriers include requirements that carriers make significant capital commitments to build infrastructure, complete extensive application documentation and pay significant license fees. Implementation has also been slow in certain EU Member States as a result of such EU Member State's failure to dedicate the resources necessary to have a functioning regulatory body in place. Although we have obtained the necessary licenses, authorizations and registrations to operate our business in the jurisdictions in which we currently operate, we will have to obtain additional licenses and authorizations if we expand our business to other countries. We are not certain that we will be able to obtain such licenses and authorizations on a timely basis. The above factors and other potential obstacles associated with the effective implementation of liberalization could have a material adverse effect on our operations by preventing us from expanding our operations as quickly as currently intended.

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

              There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. government authorities and agencies are considering laws and regulations that address issues such as user privacy, infringement pricing, on-line content regulation, intellectual property ownership and taxation of on-line products and services. The EU has adopted two directives that impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. However, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, although we cannot assure you that laws or regulations will not be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet that imposes restrictions on the way we conduct our business could seriously adversely affect our business, financial condition and results of operations.

         Change of control may cause default under our indentures

              Pursuant to the terms of our outstanding series of high yield notes, each holder can require us to repurchase its notes in the event a change of control of VersaTel. However, our existing contractual obligations or an inability to obtain adequate resources may prevent us from offering to repurchase such notes. Our failure to offer to repurchase the notes would be an event of default under the indentures governing the notes and would, therefore, materially adversely affect our business.

         We may be classified as an investment company

              We may qualify as an investment company under the U.S. Investment Company Act of 1940, as amended, because we may own investment securities that have a value exceeding 40% of our unconsolidated assets not including U.S. government securities and we may not qualify for any exemption under the Investment Company Act. If we qualify as an investment company and choose not to register with the Commission, we may not, among other things, be allowed to conduct a public offering of securities in the United States in the future which would materially adversely affect our ability to raise additional capital.

              In order to avoid registering as an investment company, we are relying on Rule 3a-2, which provides a temporary exemption from investment company status for a period of up to one year from the receipt of funds, provided that we have bona fide intent to be engaged primarily, as soon as reasonably possible and in any event at the end of one year, in a business other than that of investing, reinvesting, owning, holding or trading in securities. We may not rely on Rule 3a-2 more than once in any three-year period.

         We are controlled by a few principal shareholders; the interests of these shareholders may conflict with those of the holders of the Notes

              You should be aware that five shareholders own approximately 38% of our outstanding ordinary shares. Together, these shareholders can exercise significant influence over our operations, business strategy and matters requiring approval by our shareholders, including the approval of mergers or other business combinations.

              Some decisions concerning the operations or financial structure of VersaTel may present conflicts of interest between these shareholders and the holders of the exchange notes. For example, if VersaTel encounters financial difficulties or is unable to pay its debts as they mature, the interests of these shareholders may conflict with those of the holders of the exchange notes. In addition, these investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment in VersaTel, even though such transactions might involve increased risk to the holders of the exchange notes.

         Dutch insolvency laws may adversely affect a recovery by the holders of the exchange notes.

              We are organized under the laws of The Netherlands. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the exchange notes to effect a restructuring of VersaTel or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling), is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

              Upon commencement of moratorium of payment proceedings, the court will grant a provisional moratorium. The definitive moratorium will generally be granted upon the approval of a qualified majority of the unsecured creditors. In both cases, certain creditors will be precluded from attempting to recover their claims from the assets of the debtor. This moratorium is subject to exceptions, the most important of which excludes certain secured and certain preferential creditors (such as tax and social security authorities) from the protection of the moratorium. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, certain secured creditors may proceed against the assets that secure their claims to satisfy their claims. A recovery under Dutch law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch insolvency laws could preclude or inhibit the ability of the holders of the exchange notes to effect a restructuring of VersaTel and could reduce the recovery in a Dutch insolvency proceeding.

              In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the exchange notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of exchange notes which were not due and payable by their terms on the date of a bankruptcy of VersaTel will be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver of VersaTel to be verified by the receiver. "Verification" under Dutch law means that the receiver determines the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. The valuation of claims that otherwise would not have been payable at the time of the bankruptcy proceedings may be based on a net present value analysis. Creditors that wish to dispute the valuation of their claims by the receiver will need to commence a court proceeding. These verification procedures could cause holders of exchange notes to recover less than the principal amount of their exchange notes or less than they could recover in a U.S. liquidation. Such verification procedures could also cause payments to the holders of exchange notes to be delayed compared with holders of undisputed claims.

                                 USE OF PROCEEDS

              We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. We will pay all expenses in connection with the exchange offer.

              The net proceeds to us from the sale of the original notes were approximately Euro 286.6 million, after deducting underwriting discounts and commissions and estimated fees and expenses. We intend to use the proceeds from the sale of the original notes to finance:

              o the expansion of our network infrastructure, particularly in Germany;

              o   the continued build-out of our DSL network;

              o the further expansion of our Internet capabilities and opportunities in our targeted market and throughout Europe; and

              o the acquisition of licenses to provide wireless and UMTS services and capital expenditures associated with such services.

              The proceeds from the offering of original notes will also be used for acquisitions and the expansion of our network in a manner consistent with the terms of the indentures governing our outstanding series of high yield notes.

              In addition, although we have no commitments or agreements with respect to any specific future acquisition, we expect to use a portion of the net proceeds from the offering of original notes for the acquisition of additional businesses complementary to our own and for working capital and general corporate purposes. Pending the foregoing uses, we have invested the net proceeds from the offering of original notes in cash, government securities or short-term, investment grade, interest-bearing instruments, permitted under the terms of the indentures governing our existing indebtedness so as not to be an investment company under the U.S. Investment Company Act of 1940.

              Notwithstanding the above, we cannot specify with certainty the particular uses for the net proceeds from the sale of the original notes. Accordingly, our management will have broad discretion in the application of such net proceeds.

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

                               THE EXCHANGE OFFER

         Purpose and effect of the exchange offer

              On March 30, 2000, we sold the original notes to Lehman Brothers International (Europe), Morgan Stanley Dean Witter and ING Barings as initial purchasers. In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers. This agreement requires us to file a registration statement under the Securities Act of 1933 for an offering to exchange your original notes for exchange notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of exchange notes. The exchange notes will be registered and issued without a restrictive legend. This means that, unlike your original notes that contain restrictions on their transfer, the exchange notes may be reoffered and resold freely by you to any potential buyer without further registration under the Securities Act of 1933. This is beneficial to you since in order to sell your original notes you must find an available exemption from the registration requirements of the Securities Act of 1933.

              The registration rights agreement further provides that we must use our best efforts to cause the registration statement to be declared effective on or before August 25, 2000, or we will owe liquidated damages, in the form of a higher rate of interest, to the original note holders. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your original notes.

              A copy of the registration rights agreement has been filed as an exhibit to the registration statement to which this prospectus is a part and you are strongly encouraged to read the entire text of the agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself.

         Representations we need from you before you participate in the exchange offer

              We need representations from you before you can participate in the exchange offer. These representations are:

              o the exchange notes you acquire in the exchange offer are being obtained in the ordinary course of your business;

              o neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the exchange notes;

              o neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

              o neither you nor any person you are acting for is our "affiliate", as defined under Rule 405 of the Securities Act of 1933; and

              o if you or any other person you are acting for is a broker-dealer, and you receive exchange notes for your own account in exchange for your original notes which were acquired as a result of market-making activities or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

              In accordance with the registration rights agreement, we are also required to file a "shelf" registration statement for a continuous offering in accordance with Rule 415 of the Securities Act of 1933 to register your exchange notes if:

              o we are not permitted to effect an exchange offer because of any change in law or applicable interpretations of the staff of the Securities and Exchange Commission;

              o   an exchange offer is not completed by September 26, 2000;

              o you request, for any of the reasons included in the registration rights agreement, for us to do so following the exchange offer;

              o any applicable laws or interpretations do not permit you to receive freely transferable securities;

              o you do not receive freely transferable securities in exchange for your original notes; or

              o   we so elect.

              In the event that we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to two years from the date of effectiveness. Other than as described above, no holders will have the right to participate in the shelf registration or require that we register their original notes in accordance with the Securities Act of 1933.

              If you participate in an exchange offer, you will be able to freely sell or transfer your exchange notes if:

              o the exchange notes issued in the exchange offer are being acquired in the ordinary course of your business;

              o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

              o   you are not an affiliate of ours.

              We believe that the exchange notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you make the representations that we discuss above.

              Our belief is based upon existing interpretations by the Securities and Exchange Commission's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your original notes in an exchange offer for the purpose of participating in a distribution of exchange notes, you cannot rely on these interpretations by the Securities and Exchange Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for its original notes, whether the original notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

              You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth above and in the registration rights agreement we refer to, you will not have any further registration rights and your original notes will continue to be subject to restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be aversely affected.

         Terms of the exchange offer

              We will accept any validly tendered original notes which are not withdrawn prior to 5:00 p.m., London time, on the expiration date. We will issue Euro 1,000 principal amount of exchange notes in exchange for each Euro 1,000 principal amount of your original notes tendered. Holders may tender all or some of their original notes in the exchange offer.

              The form and terms of the exchange notes will be substantially the same as the form and terms of your original notes except that:

              o interest on the exchange notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest was paid, from the date of the original issuance of your original notes, and

              o the exchange notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer.

              The exchange notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

              This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others who have beneficial interests in the original notes. There is no fixed record date for determining the registered holders of original notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. The exchange offer is not conditioned under any minimum amount of original notes being tendered for exchange. As a holder of the original notes, you do not have any appraisal or dissenters' rights in connection with the exchange offer.

              We shall be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice thereof to the exchange agent and complied with the applicable provisions of the registration rights agreement. We expressly reserve the right to delay, extend, amend or terminate the exchange offer, and the right not to accept for exchange any original notes upon the occurrence of any of the conditions specified below under "-Conditions to the Exchange Offer."

              You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. As discussed below, we will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or exchange notes to some other plan.

         Expiration date, extensions, or amendment of the exchange offer

              The exchange offer will expire at 5:00 p.m., London time, on September 20, 2000, the "expiration date", unless we extend the exchange offer. In the event we extend the exchange offer, it shall terminate at 5:00 p.m., London time, on the last day of the extension. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will inform the exchange agent by oral or written notice and will mail an announcement to the registered holders of the original notes. Notification to both the exchange agent and the registered holders of the original notes will be made before 9:00 a.m., London time, on the next business day after the then expiration date.

              We reserve the right, in our sole discretion:

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


              o   to delay accepting your original notes;

              o   to extend the exchange offer;

              o to terminate the exchange offer if any of the conditions shall not have been satisfied; or

              o   to amend the terms of the exchange offer in any manner.

              If we delay, extend, terminate or amend the exchange offer, we will give an oral or written notice to the exchange agent. We will also promptly notify the registered holders of the original notes. In addition, any material amendment or change to the exchange offer will be disclosed in a prospectus supplement and distributed to the registered holders of the outstanding original notes. Such change would also be disclosed by a filing of a post-effective amendment to the registration statement of which this prospectus is a part.

         Procedures for tendering your original notes

              Only you may tender your original notes in the exchange offer. Except as stated below under "-Book-Entry Transfer", to tender in the exchange offer you must, on or before the expiration date:

              o deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal; and

              o if you do not hold your position through DTC, Euroclear or Clearstream, certificates for your original notes must be received by The Bank of New York along with the letter of transmittal; or

              o if you hold your position through DTC, you must deliver a timely confirmation of a book-entry transfer of your original notes, if that procedure is available, into the account of The Bank of New York at DTC under the procedure for book-entry transfer described below; or you must contact the exchange agent concerning other acceptable procedures for tendering and delivering your original notes.

              o If you are a participant in Euroclear and/or Clearstream you must send an electronic instruction to Euroclear and/or Clearstream, as applicable, in accordance with their procedures established to tender Old Notes, in place of sending a signed, hard copy of the letter of transmittal. The electronic instruction transmitted by Euroclear and/or Clearstream to The Bank of New York must contain a computer generated message, by which you acknowledge receipt of the letter of transmittal and agree to be bound by it.

              In the case of original notes not held through an account with Euroclear or Clearstream, a holder wishing to submit a tender for exchange must either:

              o first arrange to have the original notes held through this type of account, either in the name of the holder or in the name of a bank or financial institution acting on behalf of the holder, or

              o contact the exchange agent concerning other acceptable procedures for tendering and delivering original notes.

              Alternatively (in the case of notes held through Euroclear or Clearstream), the direct accountholder in Euroclear or Clearstream may submit a letter of transmittal to the exchange agent and simultaneously to Euroclear or Clearstream, as the case may be, according to their normal procedures irrevocable instructions to:

              o block any attempt to transfer the original notes tendered on or prior to the settlement date, and

              o debit its account on the settlement date in respect of all the original notes (or in respect of such lesser portion of the original notes as shall be accepted for exchange by us), upon receipt of an instruction by the exchange agent to have such original notes delivered to the exchange agent for cancellation (but subject to the automatic withdrawal of the relevant portion of such irrevocable instruction in the event that the exchange offer is terminated by us or the letter of transmittal is withdrawn or revised by the direct accountholder prior to the expiration date, in each case as notified to Euroclear or Clearstream, as the case may be, by the exchange agent on or before the settlement date),

              o an irrevocable authorization to disclose the name of the direct accountholder and information about the foregoing instructions, and

              o a confirmation that the direct accountholder is concurrently delivering a letter of transmittal submitting a tender for exchange with respect to such original notes to the exchange agent (all of the foregoing being collectively referred to herein as instructions).

              Any holder submitting a tender for exchange must ensure that the instructions transmitted through the Euroclear or Clearstream accountholder can be allocated to its tender for exchange. Holders should transmit a separate set of instructions for each letter of transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount tendered pursuant to such letter of transmittal, notwithstanding any reduction in the aggregate principal amount of original notes accepted as a result of proration. To the extent that instructions cannot be reconciled with the tender for exchange, the tender for exchange may, at our discretion, be deemed to have been properly submitted.

              If you intend to use the guaranteed delivery procedure, you must comply with the guaranteed delivery procedures described below.

              Neither we nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in Euroclear or Clearstream through which they hold original notes or by such accountholders to the exchange agent, Euroclear or Clearstream.

              Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes. In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any other agent of ours other than the exchange agent, Euroclear or Clearstream. Holders may contact the exchange agent for assistance in filing out and delivering letters of transmittal and for additional copies of the exchange offer materials.

              To be tendered effectively, a letter of transmittal and other required documents must be received by The Bank of New York at its address set forth under "--Exchange Agent" prior to the expiration date. If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

              Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to The Bank of New York before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions on your behalf. The method of delivery of your original notes, a letter of transmittal, and all other required documents to be delivered to The Bank of New York is at your election and risk.

         Procedure if the original notes are not registered in your name

              If your original notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner's original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

         Signature requirements and signature guarantees

              Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by any eligible guarantor institution that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the U.S., or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an "Eligible Institution") unless the original notes are tendered (1) by a registered holder (including any participant in DTC whose name appears on a security position listing as the owner of Outstanding Notes) or
         (2) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an Eligible Institution.

              If a letter of transmittal or any note or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary of representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

         Conditions to the exchange offer

              o All questions as to the validity, form, eligibility, acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of our counsel.

              o We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes.

              o Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties.

              o Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us.

              Although we intend to notify you of defects or irregularities with respect to tenders of original notes, we, or the exchange agent or any other person, shall not incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the original notes be sent to someone else.

              We reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date, or to terminate the exchange offer, and to the extent permitted by applicable law, purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

              In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the indenture relating to the exchange notes under the Trust Indenture Act of 1939. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

              In all cases acceptance and issuance of exchange notes for tendered original notes will be made only after timely receipt by the exchange agent of certificates for original notes or a timely confirmation from DTC of such original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer), and all other required documents.

              If we do not accept your tendered original notes or if you submitted original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

              The conditions stated above are for our sole benefit and may be asserted by us at any time or for any reason or may be waived by us in whole or in part at any time in our sole discretion. You should be aware that should the exercise of our rights constitute a material change, then the exchange offer will be extended for an additional five business days. The failure by us to exercise any of our rights shall not constitute a waiver.

         Book-entry transfer

              The exchange agent will make requests to establish accounts with respect to the original notes at DTC for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system, such as Euroclear or Clearstream, may make book-entry delivery of the original notes being tendered by causing DTC to transfer the original notes into that exchange agent's account at DTC in accordance with the appropriate procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as set forth in the following paragraph, be transmitted to and received by the exchange agent at its address set forth under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

              DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through DTC's Automated Tender Offer Program, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender original notes through DTC's Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for such original notes.

         Guaranteed delivery procedures

              If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

              o   the tender is made through an Eligible Institution;

              o before the expiration date, the exchange agent received from such Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile thereof and notice of guaranteed delivery, substantially in the form provided by us by telegram, telex, facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of original notes tendered, that the tender is being made, and guarantee that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes in proper form for transfer, or a confirmation from DTC and any other documents required by the applicable letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

         Withdrawal rights

              You may withdraw your tender of original notes at any time prior to 5:00 p.m., London time, on the expiration date.

              For a withdrawal of tendered original notes to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address set forth in the next section of this prospectus entitled "Exchange Agent", prior to 5:00 p.m., London time, on the expiration date.

              Any such notice of withdrawal must:

              o   specify your name;

              o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes.

              o where certificates for original notes have been transmitted, specify the name in which such certificates were registered if different from you as withdrawing holder;

              o be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee of your original notes register the transfer of those notes into the name of the person withdrawing the tender; and

              o specify the name in which you want the withdrawn original notes to be registered, if different from your name.

              All questions as to the validity, form, and eligibility (including questions regarding time of receipt) of such notices will be determined by us and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for the purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described in "--Procedures for Tendering Your Original Notes" at any time on or prior to the expiration date.

         Exchange agent

              All executed letters of transmittal should be directed to the exchange agent. We have appointed The Bank of New York as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

               In the U.S.A.:                       In the United Kingdom:
               The Bank of New York                 The Bank of New York
               101 Barclay Street                   30 Cannon Street
               New York, New York 10286             London EC4M 6XH
               Attention: Gertrude Jeanpierre       Attention: Emma Wilkes
               Telephone: (212) 815-5920            Telephone: (44-20) 7964-7235
               Fax: (212) 815-6339                  Fax: (44-20) 7964-7294


         Fees and expenses

              We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will pay all expenses incurred in soliciting tenders in connection with this exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

         Transfer taxes

              If you tender original notes for exchange you will not be obligated to pay any transfer taxes. If, however, you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax. If a transfer tax is imposed for any reason other than for the exchange of the original notes pursuant to this exchange offer, then as the registrant holder of the original notes you will be responsible for any transfer taxes. You will be responsible for such transfer tax whether it is imposed on you or any other persons. Furthermore, you should be aware that you will be billed directly if satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal.

         Consequences of failure to exchange

              Your participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your own decisions on what actions to take and should read the "Taxation" section.

              If you do not exchange your original notes, your notes may be resold only:

              o to a person whom you reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A of the Securities Act of 1933;

              o in a transaction meeting the requirements of Rule 144 under the Securities Act of 1933;

              o in accordance with another exemption from the registration requirements of the Securities Act of 1933 and based upon an opinion of your counsel if we so request;

              o in an offshore transaction in accordance with Regulation S under the Securities Act of 1933;

              o   to us; or

              o   under an effective registration statement.

              In each case, you must comply with any applicable securities laws of the U.S. or any other applicable jurisdiction.

              Under certain circumstances, we are required to file a shelf registration statement. We do not currently expect to file a shelf registration statement.

         Payment of additional interest upon registration default

              We will be required to pay penalty interest on the original notes in the event that:

              o the exchange offer registration statement is not declared effective on or before August 25, 2000;

              o the exchange offer is not completed on or before September 26, 2000, or a shelf registration statement, if it has been required to be filed, is not declared effective within 120 days after it has been filed; or

              o the exchange offer registration statement or the shelf registration statement is declared effective but then is withdrawn or ceases to be effective or usable.

              Each of these events is a registration default. In the case of a registration default, we will be required to pay additional interest in cash on each interest payment date in an amount equal to one-quarter of one percent (0.25%) per year of the applicable principal amount of the original notes with respect to the first 90-day period following the registration default. The amount of this additional interest will increase to one-half of one percent (0.5%) per year for the second 90-day period following the registration default. This will increase to three-quarters of one per cent (0.75%) per year for the third 90-day period following the registration default, and will increase to one percent (1.0%) per year thereafter until the registration default has been cured. Once the registration default is cured, the additional interest will cease to accrue.

                                 CAPITALIZATION


              The following table sets forth our cash and restricted cash and our capitalization as of June 30, 2000. The information set forth in the following table should be read in conjunction with the financial statements incorporated in this prospectus by reference. Since the exchange offer will involve an exchange of outstanding securities, it will have no effect on our capitalization.

                                                                                                   As of June 30, 2000
                                                                                             -----------------------------
                                                                                                 Euro            $(1)
         Cash and restricted cash...............................................              1,580,907        1,501,861
                                                                                              =========        =========
         Current maturities of capital lease obligations........................                  1,401            1,332
         Long-term debt (less current portion)..................................                 35,558           33,780
         Long-term debt (Senior Notes and Senior Convertible Notes).............              1,659,399        1,576,429
         Capital lease obligations, net of current portion......................                  6,211            5,900
                                                                                              ---------        ---------
            Total debt..........................................................              1,702,569        1,617,441
         Shareholders' equity:
          Shares, par value NLG 0.05 per share -- 370,000,000
            shares authorized and 87,771,691shares issued.......................                  1,992            1,892
          Additional paid-in capital............................................                988,711          939,275
          Warrants..............................................................                  1,011              960
          Accumulated deficit...................................................               (417,694)        (396,809)
                                                                                              ---------        ---------
            Total shareholders' equity..........................................                574,020          545,318
                                                                                              ---------        ---------
            Total capitalization................................................              2,276,589        2,162,759
                                                                                              =========        =========



         ----------

         (1) Solely for the convenience of the reader, euro amounts have been translated into U.S. Dollars at the Noon Buying Rate on June 30, 2000 of $0.95 per Euro 1.00.


              There has been no material change in the capitalization of the Company since June 30, 2000.

                        DESCRIPTION OF THE EXCHANGE NOTES

              We issued the original notes under an indenture dated as of March 30, 2000 between us and The Bank of New York, as trustee. We will issue the exchange notes under the same indenture, which will be qualified under the United States Trust Indenture Act of 1939, as amended, upon the effectiveness of the registration statement of which this prospectus is a part. The form and terms of the exchange notes are the same in all material respects as the form and terms of the original notes, except that the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer (other than those relating to the offer and sale of exchange notes in The Netherlands and the United Kingdom). Upon the consummation of the exchange offer, if you hold the original notes, you will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the registration rights agreement that we entered into at the same time as the indenture. The exchange notes will evidence the same debt as the original notes and will be treated as a single class under the indenture with any original notes that remain outstanding. We refer to the original notes and exchange notes collectively as the "notes."

              The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture with the Commission as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to "we", "our" or "VersaTel" includes only VersaTel Telecom International N.V. and not its subsidiaries. The definitions of certain terms used in the following summary are set forth under "-- Certain Definitions."

         Terms of the notes

              The notes will:

              o   be unsecured senior obligations of VersaTel;

              o be limited to Euro 400,000,000 aggregate principal amount, of which Euro 300,000,000 aggregate principal amount has been issued;

              o   mature on March 30, 2000.

         Ranking

              The notes are our general unsecured obligations and rank senior in right of payment to all our future debt that is, by its terms or by the terms of the agreement or instrument governing such debt, expressly subordinated in right of payment to the notes and equal in right of payment with all our existing and future senior debt, including the original notes.

              We are a holding company with limited assets and we operate our business through our Restricted Subsidiaries and our Affiliates. Any right of ours or our creditors, including holders of the notes, to participate in the assets of any of our Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. The claims of our creditors, including holders of the notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of our Subsidiaries. At June 30, 2000, our Subsidiaries would have had total liabilities of Euro 227.6 million reflected on our consolidated balance sheet. We and our Subsidiaries may incur other debt in the future, including secured debt.

              The notes will not be entitled to any security and will not be entitled to the benefit of any guarantees, except under the circumstances described under "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries."

         Principal, Maturity and Interest

              The notes are limited in aggregate principal amount to Euro 400,000,000. In this exchange offer we are offering to exchange the entire Euro 300,000,000 in original notes that we issued. The notes mature on March 30, 2010. The redemption price at maturity is 100%. The notes bear interest at the rate of 11 1/4% per annum, payable semi-annually in arrears on each interest payment date, which are March 30 and September 30, and which begin on September 30, 2000. We will pay interest to the person in whose name the note (or any predecessor note) is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the notes began to accrue from the issuance date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. We may issue additional notes, which we will refer to as additional notes, from time to time after the initial issuance of the notes up to an aggregate principal amount of Euro 100.0 million, subject to the provisions of the indenture described below under "-- Certain Covenants" and applicable law. The original notes, any exchange notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Except where reference is specifically made to the additional notes, references to the "notes" in this description include references to the original notes, any exchange notes and any additional notes that may be issued.

              We will pay the principal of, premium, if any, interest, additional amounts, if any, and liquidated damages, if any, on the notes at the office or agency that we maintain for that purpose within the City and State of New York. Alternatively, at our option, we may make such payments by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until we otherwise designate, our office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in minimum denominations of Euro 1,000 (in principal amount) and integral multiples of Euro 1,000.

         Mandatory Redemption

              We will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the notes.

         Optional Redemption

              Except as described below and in the following paragraph or under "Redemption for Taxation Reasons", we may not choose to redeem the notes before March 30, 2005. From and after March 30, 2005, we may choose to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice, which we will publish in a leading newspaper having a general circulation in New York (which we expect to be The Wall Street Journal) and in Amsterdam (which we expect to be Het Financieele Dagblad). In the case of definitive notes, we will mail notice by first-class mail to each holder's registered address, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to the applicable redemption date (and, in the case of definitive notes, subject to the right of holders of record on the relevant record date to receive interest and additional amounts, if any, and liquidated damages, if any, due on the relevant interest payment date in respect thereof), if redeemed during the twelve-month period beginning on March 30 of each of the years indicated below:

                                                                      Redemption
              Year                                                       Price
              ----                                                    ----------
              2005..................................................    105.625%
              2006..................................................    103.750%
              2007..................................................    101.875%
              2008 and thereafter...................................    100.000%

              In addition, at any time on or prior to March 30, 2003, we may choose to redeem up to 35% of the aggregate principal amount of the original notes and exchange notes at a redemption price equal to 111 1/4% of the aggregate principal amount thereof plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to the date of redemption, with the Net Cash Proceeds received by or invested in us from one or more Equity Offerings. We may only do this, however, if:

              o at least 65% of the aggregate original principal amount of the notes would remain outstanding immediately after the redemption; and

              o we give notice of the redemption to holders within 60 days of the date of the closing of any such Equity Offering.

              In the event of any redemption of the notes, payments will be made as described under "-- Principal, Maturity and Interest."

              In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal securities exchange, if any, on which such notes are listed or, if such notes are not so listed or such exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of Euro 1,000 in original principal amount or less shall be redeemed in part. On and after the redemption date, interest ceases to accrue on the notes or portions thereof called for redemption.

         Redemption for Taxation Reasons

              We may also choose to redeem the notes in whole but not in part, at a redemption price equal to the aggregate principal amount thereof, together with accrued and unpaid interest plus liquidated damages, if any, to the redemption date we choose, and all additional amounts, if any, then due and which will become due on the tax redemption date as a result of the redemption or otherwise.

              We may also choose to redeem if we, as a result of

              o any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of The Netherlands (or any political subdivision or taxing authority thereof) or any other Relevant Taxing Jurisdiction (as defined in "-- Withholding Taxes") affecting taxation which becomes effective on or after the Issue Date, or

              o any change in or new or different position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Issue Date, we are, or on the next interest payment date we would be, required to pay additional amounts, and we determine that such payment obligation cannot be avoided by taking reasonable measures.

              If we choose to redeem the notes for these reasons, we must give not less than 30 nor more than 60 days' notice to the holders (which notice will be irrevocable), and we must give such notice no earlier than 90 days prior to the earliest date on which we would be obligated to make such payment or withholding if a payment in respect of the notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, we will deliver to the trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to above exist. The trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders.

         Certain Covenants

              Limitation on Indebtedness

              (a) We will not, and will not permit any of our Restricted
                  Subsidiaries to, Incur any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time, or would occur as a consequence, of the Incurrence of any such Indebtedness, we may Incur Indebtedness and our Restricted Subsidiaries may Incur Indebtedness under one or more Credit Facilities if immediately thereafter the Indebtedness to Consolidated Cash Flow Ratio for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than or equal to 6.0 to 1. The Indebtedness to Consolidated Cash Flow Ratio is defined as the ratio of

                  o the aggregate principal amount of Indebtedness of us and our Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

                  o    the pro forma Consolidated Cash Flow.

              (b) Notwithstanding the foregoing, (except for Indebtedness under subsection (viii) below) we and (except for Indebtedness under subsections (vi), (vii) and (x) below) any Restricted Subsidiary may Incur each and all of the following:

                  (i) Indebtedness under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) Euro 200.0 million and
                         (y) 80.0% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of the indenture;

                  (ii) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of network assets (including licenses), equipment, inventory or other tangible assets used or useful in the Permitted Business acquired by us or a Restricted Subsidiary (including acquisitions by way of real property, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the network assets, equipment, inventory or other tangible assets acquired) after the closing date or to finance or support working capital or capital expenditures for the Permitted Business;

                  (iii) Indebtedness of any Restricted Subsidiary owing to and held by us, Indebtedness of us owing to and held by any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary owing to and held by any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted

                         Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness not permitted by this clause (iii); and provided, further, that Indebtedness of us owing to and held by a Restricted Subsidiary must be unsecured and subordinated in right of payment to the notes;

                  (iv) Indebtedness is sued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of us or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (i), (iii), (v), (viii) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if

                         o in case the notes are refinanced in part or the Indebtedness to be refinanced or refunded is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes,

                         o in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced or refunded is subordinated to the notes,

                         o the Stated Maturity of such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, is no earlier than the Stated Maturity of the Indebtedness being refinanced or refunded and

                         o such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness to be refinanced or refunded;

                  and provided, further, that in no event may our Indebtedness be refinanced or refunded by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iv);

                  (v)    Indebtedness

                         o in respect of performance, surety or appeal bonds or letters of credit supporting Trade Payables, in each case provided in the ordinary course of business,

                         o under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

                         o   arising from agreements providing for
                             indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our or any of our Restricted Subsidiaries' obligations or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of us (other than Guarantees of Indebtedness Incurred for the purpose of financing such acquisition by the Person acquiring all or any portion of such business, assets or Restricted Subsidiary), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

                  (vi) Indebtedness, to the extent that the net proceeds thereof are promptly

                         o used to repurchase notes tendered in a Change of Control Offer or

                         o deposited to defease all of the notes as described below under "Legal Defeasance and Covenant Defeasance";

                  (vii) Indebtedness of us represented by the notes (other than the additional notes);

                  (viii) Indebtedness represented by a Guarantee of the notes and Guarantees of other Indebtedness of us by a Restricted Subsidiary, in each case permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

                  (ix)   Acquired Indebtedness;

                  (x) Indebtedness of us not to exceed, at any one time outstanding,

                         o 2.00 times the Net Cash Proceeds from (1) the issuance and sale after May 20, 1998, other than to a Subsidiary, of our Equity Interests (other than Redeemable Stock) and (2) capital contributions made in us after May 20, 1998 (other than by a Subsidiary) less, in each case, the amount of such proceeds used to make Restricted Payments as provided in clause (C)(2) of the first paragraph of clause (iii), (iv) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant and

                         o the fair market value of any Telecommunications Assets acquired by us or such Restricted Subsidiary in exchange for our Equity Interests issued after May 20, 1998; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, the fair market value of such Telecommunications Assets will be determined by a majority of our Board of Directors, which determination will be evidenced by a resolution thereof; and provided further that such Indebtedness does not mature prior to the Stated Maturity of the notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the notes;

                  (xi)   Indebtedness outstanding as of the Issue Date;

                  (xii) Indebtedness (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any one time not to exceed an amount equal to 5% of our consolidated net tangible assets as of such date; and

                  (xiii) Strategic Subordinated Indebtedness.

              (c) Notwithstanding any other provision of this "Limitation on
                  Indebtedness" covenant, the maximum amount of Indebtedness that we or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rate of currencies.

              (d) For purposes of determining any particular amount of
                  Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "-- Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries". For purposes of determining compliance with this "Limitation on Indebtedness" covenant,

                  o in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify (and from time to time may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and

                  o the principal amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with U.S. GAAP.

              Limitation on Restricted Payments

              We will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

              (i) declare or pay any dividend or make any distribution on account of any Equity Interest in us or any Restricted Subsidiary to the holders thereof, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in our Equity Interests (other than Redeemable Stock), (B) dividends or distributions made only to us or a Restricted Subsidiary and (C) pro rata dividends or distributions on Capital Stock of a Restricted
                    Subsidiary held by Persons other than us or a Restricted Subsidiary),

              (ii) purchase, redeem, retire or otherwise acquire for value any of our Equity Interests or any Equity Interests of any Restricted Subsidiary (other than any such Equity Interests owned by us or any Restricted Subsidiary),

              (iii) make any principal payment or redeem, repurchase, defease, or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, or maturity, any Indebtedness of us that is subordinated in right of payment to the notes, or

              (iv) make any Investment, other than a Permitted Investment, in any Person

              (all such payments or any other actions described in clauses (i) through (iv) above being collectively referred to as "Restricted Payments").

              We may, however, make any such Restricted Payment if:

              (A) no Default or Event of Default shall have occurred and be continuing;

              (B) we could Incur at least Euro 1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and

              (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after May 20, 1998 is less than the sum of

                    (i) Cumulative Consolidated Cash Flow minus 150% of Cumulative Consolidated Fixed Charges plus

                    (ii) 100% of the aggregate Net Cash Proceeds received by us after May 20, 1998 as a capital contribution or from the issuance and sale of its Equity Interests (other than Redeemable Stock, and except to the extent such proceeds are used to Incur new Indebtedness pursuant to clause (x) of paragraph (b) of the "Limitation on Indebtedness" covenant) to a Person (other than a Restricted Subsidiary), plus

                    (iii) the aggregate amount by which Indebtedness (other than any Indebtedness subordinated in right of payment to the notes) of us or any Restricted Subsidiary is reduced on our balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to May 20, 1998 into Equity Interests (other than Redeemable Stock and less the amount of any cash, or the fair value of property, distributed by us or any Restricted Subsidiary upon such conversion or exchange) and plus

                    (iv) without duplication of any amount included in the calculation of Consolidated Net Income, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made after May 20, 1998, an amount equal to the lesser of the repayment of, the return of capital with respect to, such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment and net of taxes.

              The foregoing provisions shall not prohibit:

                    (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the provisions of the indenture;

                    (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of paragraph
                           (b) of the "Limitation on Indebtedness" covenant;

                    (iii) the repurchase, redemption or other acquisition of our Equity Interests in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or offering of our Equity Interests (other than Redeemable Stock) to any Person (other than a Restricted Subsidiary);

                    (iv) the repurchase, redemption or other acquisition of Indebtedness of us which is subordinated in right of payment to the notes in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or offering of Equity Interests (other than Redeemable Stock) to any Person (other than a Restricted Subsidiary);

                    (v) the purchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof following a Change of Control pursuant to an obligation in the instruments governing such subordinated Indebtedness to purchase or redeem such subordinated Indebtedness as a result of such Change of Control; provided, however, that no such purchase or redemption shall be permitted until we have completely discharged our obligations described under "--Repurchase of Notes upon a Change of Control" (including the purchase of all notes tendered for purchase by holders) arising as a result of such Change of Control;

                    (vi) repurchases of warrants issued in connection with the First High Yield Offering and the Second High Yield Offering;

                    (vii) Investments in Permitted Businesses acquired in exchange for Equity Interests (other than Redeemable Stock) or made with the Net Cash Proceeds from the issuance and sale subsequent to May 20, 1998 of Equity Interests to any Person (other than a Restricted Subsidiary) (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (x) of paragraph (b) of the "Limitation on Indebtedness" covenant);

                    (viii) repurchases of our Equity Interests from our
                           directors, officers and employees or those of any of our Restricted Subsidiaries deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

                    (ix) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of us and our Restricted Subsidiaries and

                    (x) other Restricted Payments, not to exceed Euro 2.5 million;

              provided that, in the case of clauses (ii) through (x), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

              Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payments referred to in clauses (ii), (iii) and (iv) thereof), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Equity Interests (other than Redeemable Stock) are used for the redemption, repurchase or other acquisition of the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the notes.

              Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

              We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

              (i) pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by us or any other Restricted Subsidiary,

              (ii) pay any Indebtedness owed to us or any other Restricted Subsidiary,

              (iii) make loans or advances to us or any other Restricted
                    Subsidiary, or

              (iv) transfer any of its property or assets to us or any other Restricted Subsidiary.

              The foregoing provisions shall not prohibit any encumbrances or restrictions:

              (i) existing under or by reason of any agreement in effect on the Issue Date, and any amendments, supplements, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements are no more restrictive than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced;

              (ii)  existing under or by reason of applicable law;

              (iii) existing with respect to any Restricted Subsidiary acquired by us or any Restricted Subsidiary after the Issue Date, or the property or assets of such Restricted Subsidiary, and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any amendments, supplements, extensions, refinancings, renewals or replacements of agreements containing such encumbrances or restrictions; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements are no more restrictive than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced;

              (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

                    o that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset,

                    o existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of us or any Restricted Subsidiary not otherwise prohibited by the indenture or

                    o arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, materially detract from the value of property or assets of us or any Restricted Subsidiary to us or any Restricted Subsidiary;

              (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock in, or property and assets of, such Restricted Subsidiary;

              (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if

                    o the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Board of Directors in good faith) and

                    o the Board of Directors determines in good faith that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes; or

              (vii) customary limitations on the distribution or disposition of assets or property in joint venture agreements entered into in the ordinary course of business with respect to a Restricted Subsidiary that we jointly control with a strategic commercial partner who has an equity market capitalization, a net asset value or annual revenues of at least Euro 500 million and who is not our Affiliate; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary.

              Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant that limit the right of the debtor to dispose of the assets securing such Indebtedness.


              Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

              We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such Restricted Subsidiary or any other Restricted Subsidiary to any Person (other than (i) to us or a Wholly Owned Restricted Subsidiary,
         (ii) issuances of director's qualifying shares and (iii) as required by applicable law, issuances or sales to foreign nationals of the jurisdiction in which a Restricted Subsidiary is organized), unless

              (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant and

              (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, then any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment").

              Notwithstanding the foregoing, we may sell all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "Limitation on Asset Sales" covenant.

              Limitation on Transactions with Shareholders and Affiliates

              We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any direct or indirect holder (or any Affiliate of such holder) of 5% or more of any class of our Capital Stock or with any of our Affiliates or any Restricted Subsidiary, unless

              (i) such transaction or series of transactions is on terms that are no less favorable to us or such Restricted Subsidiary than could reasonably be obtained in a comparable arm's-length transaction with a Person that is not such a holder or Affiliate,

              (ii) if such transaction or series of transactions involves aggregate consideration in excess of Euro 5.0 million, then we shall deliver to the trustee a resolution set forth in an Officers' Certificate adopted by a majority of the Board of Directors, including a majority of the independent, disinterested directors, approving such transaction or series of transactions and certifying that such transaction or series of transactions comply with clause (i) above, and

              (iii) if such transaction or series of transactions involves aggregate consideration in excess of Euro 15.0 million, then we will deliver to the trustee a written opinion as to the fairness to us or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view from an internationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an internationally recognized appraisal firm or accounting firm).

              The foregoing limitation does not limit and will not apply to

              (i) any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

              (ii) the payment of reasonable and customary regular fees to our directors of or the directors of any Restricted Subsidiary who are not our employees or employees of any Restricted Subsidiary;

              (iii) transactions permitted by the "Limitation on Restricted
                    Payments" covenant;

              (iv) any transaction between us or any Restricted Subsidiary, on the one hand, and any of our Affiliates, engaged primarily in the Permitted Business, on the other hand (x) in the ordinary course of business and consistent with commercially reasonable practices or (y) approved by a majority of our independent, disinterested directors;

              (v) transactions pursuant to agreements or arrangements in effect on March 24, 2000, as such agreements or arrangements are in effect on March 24, 2000, or as thereafter amended or supplemented in a manner not adverse to the Holders;

              (vi) any payment pursuant to any tax sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes, provided, however, that such payment is not greater than that which we would be required to pay as a stand-alone taxpayer; and

              (vii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of us or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder).

              Limitation on Liens

              We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset or property of us or any Restricted Subsidiary without making effective provisions for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

              Limitation on Asset Sales

              We will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless

              (i) we or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or disposed of and

              (ii) at least 75% of the consideration received for such Asset Sale consists of cash or other Qualified Consideration.

              We shall, or shall cause the relevant Restricted Subsidiary to, apply the Net Cash Proceeds from an Asset Sale within 360 days of the receipt thereof to

              (A) permanently repay our unsubordinated Indebtedness or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than us or any of our Restricted Subsidiaries,

              (B)   invest in Replacement Assets, or

              (C) in any combination of repayment, prepayment, and reinvestment permitted by the foregoing clauses (A) and (B);

              provided, however, that the limitation set forth in this paragraph shall not apply to the issuance or sale of capital stock of VersaTel Internet or a newly-formed parent or subsidiary thereof organized under the laws of The Netherlands so long as immediately after giving effect to such issuances and sales, VersaTel Internet is a Restricted Subsidiary and the Net Cash Proceeds from such issuances and sales are not used to make a Restricted Payment.

              The indenture provides that any Net Cash Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the second paragraph of this "Limitation on Asset Sales" covenant will be deemed to constitute "Excess Proceeds." If at any time the aggregate amount of Excess Proceeds exceeds Euro 10.0 million, we shall, within 30 business days thereafter, make an Asset Sale Offer to all holders of notes to purchase on a pro rata basis the maximum principal amount of notes, that is an integral multiple of Euro 1,000, equal to the Proportionate Share of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, plus additional amounts, if any, and liquidated damages, if any, to the date fixed for the closing of such offer (and, in the case of definitive notes, subject to the right of a Holder of record on the relevant record date to receive such amounts on the relevant interest), in accordance with the procedures set forth in the indenture. We will commence an Asset Sale Offer with respect to Excess Proceeds within 30 business days after the date that Excess Proceeds exceeds Euro 10.0 million by publishing or, where relevant, mailing the notice required pursuant to the terms of the indenture, with a copy to the trustee. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, subject to applicable law, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the selection of such notes for purchase will be made by the trustee in the same manner as the notes are redeemed, as described under "-- Optional Redemption." Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

              We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and will comply with the applicable laws of any non-U.S. jurisdiction in which an Asset Sale Offer is made, in each case, to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

              Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

              We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any of our Indebtedness unless

         o such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of all of our obligations under the notes and the indenture on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes and

         o such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

              provided any Restricted Subsidiary may guarantee our Indebtedness under a Credit Facility if such Indebtedness is Incurred in accordance with the "-- Limitation on Indebtedness" covenant.

              Notwithstanding the foregoing, any Guarantee of all of our obligations under the notes and the indenture by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon

         o any sale, exchange or transfer, to any Person not our Affiliate, of all of our and each Restricted Subsidiary's Equity Interests in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or

         o the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

              Provision of Financial Statements and Reports

              We will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not we have a class of securities registered under the Exchange Act,

         o all annual and quarterly financial statements and other financial information that would be required to be contained in a filing with the Commission on Forms 20-F and 10-Q if we were required to file such Forms (which financial statements shall be prepared in accordance with U.S. GAAP), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial information, a report thereon by our certified independent accountants and

         o all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

              Such quarterly financial information shall be filed with the Commission within 45 days following the end of each of our fiscal quarters, and such annual financial information shall be furnished within 90 days following the end of each of our fiscal years. Such annual financial information shall include the


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


         geographic segment financial information required to be disclosed by us under Item 101(d) of Regulation S-K under the Securities Act. We will also be required

         o to file with the trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which we file such reports and documents with the Commission or the date on which we would be required to file such reports and documents if we were so required, and

         o if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents to any prospective holder promptly upon request.

              In addition, for so long as the notes remain outstanding and we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act nor exempt from reporting under Rule 12g3-2(b) of the Exchange Act, we shall furnish to the holders and to securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and, to any beneficial holder of notes, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder.

              Repurchase of Notes upon a Change of Control

              Upon the occurrence of a Change of Control, we will make a Change of Control Offer to purchase all or any part (equal to Euro 1,000 aggregate principal amount and integral multiples thereof) of the notes for a price in cash, which is the Change of Control Payment, equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase, plus additional amounts, if any, and liquidated damages, if any, to the date of repurchase (and in the case of definitive notes, subject to the right of holders of record on the relevant record date to receive amounts due on the relevant interest payment date). The indenture provides that within 30 days following any Change of Control, we will publish notice of such in a leading newspaper having a general circulation in New York (which we expect to be The Wall Street Journal) and in Amsterdam (which we expect to be Het Financieele Dagblad) or, in the case of definitive notes, mail a notice to each holder, with a copy to the trustee, with the following information:

         o a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase of Notes upon a Change of Control" and all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

         o the purchase price and the purchase date, which will be referred to as the Change of Control Payment Date, which will be no earlier than 30 days nor later than 60 days from the date such notice is published, or where relevant, mailed, except as may be otherwise required by applicable law;

         o any note not properly tendered will remain outstanding and continue to accrue interest and liquidated damages, if any;

         o unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, as the case may be, and to accrue liquidated damages, if any, on the Change of Control Payment Date;

         o holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         o holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes; provided, however, that the paying agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the holder, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing tendered notes and his election to have such notes purchased; and

         o that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the principal amount of the notes surrendered, which unpurchased portion must be equal to Euro 1,000 in principal amount or an integral multiple thereof.

              We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder and will comply with the applicable laws of any non-U.S. jurisdiction in which a Change of Control Offer is made, in each case, to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations contained in the indenture by virtue thereof. The provisions relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

              The indenture will provide that on the Change of Control Payment Date, we will, to the extent permitted by law,

         o accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

         o deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

         o deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by us.

              The indenture will provide that the paying agent will promptly either (x) pay to the holder against presentation and surrender (or, in the case of partial payment, endorsement) of the global notes or (y) in the case of definitive notes, mail to each holder of notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver to the holder of the global notes a new global note or notes or, in the case of definitive notes, mail to each holder a new definitive note, as applicable, equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new definitive note will be in a principal amount of Euro 1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


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


              If we are unable to repay all of our Indebtedness that would prohibit repurchase of the notes or are unable to obtain the consents of the holders of Indebtedness, if any, of VersaTel outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of notes, then we will have breached such covenant. This breach will constitute an Event of Default under the indenture if it continues for a period of 30 consecutive days after written notice is given to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding. In addition, the failure by us to repurchase notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

              There can be no assurances that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of us which might be outstanding at the time). The above covenant requiring us to repurchase the notes will, unless the consents referred to above are obtained, require us to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

              The existence of a holder's right to require us to repurchase such holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire us in a transaction that would constitute a Change of Control.

         Consolidation, Merger and Sale of Assets

              We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or in a series of related transactions) to, any Person or permit any Person to merge with or into us and we will not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets or the properties and assets of us and our Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

         (i) we will be the continuing Person, or the Person (if other than us, which we will refer to as the "surviving entity") formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets will be a corporation organized and validly existing under the laws of The Netherlands, Germany, France, Belgium, the United Kingdom or the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations with respect to the notes and under the indenture and the registration rights agreement;

         (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

         (iii) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the notes, as the case may be, would have an Indebtedness to Consolidated Cash Flow Ratio no greater than such ratio immediately prior to such transaction if the ratio immediately prior to the transaction is positive or greater than or equal to such ratio if such ratio is negative;

         (iv) we deliver to the trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case stating that


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


                  such consolidation, merger or transfer and such supplemental indenture complies with the indenture.

              Events of Default

              The following constitute "Events of Default" under the indenture:

         (a) default for 30 days or more in the payment when due of interest on the notes or additional amounts, if any, or liquidated damages, if any, with respect to the notes;

         (b) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

         (c) default in the payment of principal or interest on notes required to be purchased pursuant to an Asset Sale Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control";

         (d) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets";

         (e) default in the performance of or breach of any of our other covenants or agreements in the indenture or under the notes and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

         (f) a default occurs on any other of our Indebtedness or Indebtedness of any Restricted Subsidiary if either

                  o such default is a failure to pay principal of such Indebtedness when due after any applicable grace period and the principal amount of such Indebtedness is in excess of Euro 10.0 million or

                  o as a result of such default, the maturity of such Indebtedness has been accelerated prior to its scheduled maturity and such default has not been cured within the shorter of (i) 60 days and (ii) the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Indebtedness together with the principal amount of any other Indebtedness of us and our Restricted Subsidiaries that is in default as to principal, or the maturity of which has been accelerated, aggregates Euro 10.0 million or more;

         (g) failure to pay final judgments and orders against us or any Restricted Subsidiary (not covered by insurance) aggregating in excess of Euro 10.0 million (treating any deductibles, self-insurance or retention as not so covered), which final judgments remain unpaid, undischarged and unstayed for a period in excess of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed Euro 10.0 million;

         (h) a court having jurisdiction in the premises enters a decree or order for

                  o relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

                  o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries or

                  o the winding up or liquidation of the affairs of us or any of our Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

         (i)      we or any of our Significant Subsidiaries

                  o commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law,

                  o consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries or

                  o effect any general assignment for the benefit of creditors.

              If an Event of Default (other than an Event of Default specified in clauses (h) or (i) above) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to us, may declare the principal of, premium, if any, interest and other monetary obligations (including additional amounts, if any, and liquidated damages, if any) on all the then outstanding notes to be immediately due and payable. Upon such a declaration, such principal of, premium, if any, accrued and unpaid interest and other monetary obligations on the notes shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by us and/or the relevant Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clauses (h) or (i) above occurs, the principal of, premium, if any, accrued interest and other monetary obligations on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

                  o all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and other monetary obligations on the notes that have become due solely by such declaration of acceleration, have been cured or waived and

                  o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Amendment, Supplement and Waiver".

              Holders of notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The indenture will provide that the trustee may withhold from holders of notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, interest, additional amounts, if any, or liquidated damages, if any) if it determines that withholding notice is in their interest. The indenture will further provide that the trustee shall have no obligation to accelerate the notes if in the best judgment of the trustee acceleration is not in the best interest of the holders.

              The indenture will require that we will deliver annually an Officers' Certificate to the trustee certifying that a review has been conducted of our activities and our performance under the indenture and that we have fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within five business days of becoming aware of any such default.

              Legal Defeasance and Covenant Defeasance

              Our obligations under the indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance, and cure all then existing Events of Default except for

                  o the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, interest, additional amounts, if any, and liquidated damages, if any, on such notes when such payments are due or on the redemption date solely out of the trust created pursuant to the indenture,

                  o our obligations with respect to notes concerning issuing temporary notes, or, where relevant, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

                  o the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith and

                  o        the legal defeasance provisions of the indenture.

              In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture, which we refer to as covenant defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

              In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes,

              (i) we must irrevocably deposit, or cause to be irrevocably deposited, with the trustee, in trust, for the benefit of the holders of the notes, cash in dollars, euros, Government Securities or a combination thereof and, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest, additional amounts, if any, and liquidated damages, if any, due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be, of such amounts due on the outstanding notes;

              (ii) in the case of legal defeasance, we shall have delivered to the trustee


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


                    o an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (1) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law such that a ruling is no longer required, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and

                    o an opinion of counsel in the Relevant Taxing Jurisdiction reasonably acceptable to the trustee to the effect that (1) holders will not recognize income, gain or loss for income tax purposes of the Relevant Taxing Jurisdiction as a result of such legal defeasance and will be subject to income tax of the Relevant Taxing Jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred and (2) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of the Relevant Taxing Jurisdiction or any political subdivision thereof or therein having the power to tax;

              (iii) in the case of covenant defeasance, we shall have delivered to the trustee

                    o an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and

                    o an opinion of counsel in the Relevant Taxing Jurisdiction reasonably acceptable to the trustee to the effect that (1) holders will not recognize income, gain or loss for income tax purposes of the Relevant Taxing Jurisdiction as a result of such covenant defeasance and will be subject to income tax of the Relevant Taxing Jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (2) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of the Relevant Taxing Jurisdiction or any political subdivision thereof or therein having the power to tax;

              (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

              (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we are a party or by which we are bound;

              (vi) we shall have delivered to the trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable


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


                    Netherlands and U.S. federal or state law, and that the trustee has a perfected security interest in such trust funds for the ratable benefit of the holders;

              (vii) we shall have delivered to the trustee an Officers'
                    Certificate stating that the deposit was not made by us with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

              (viii)we shall have delivered to the trustee an Officers'
                    Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

              Satisfaction and Discharge

              The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when either

              (i) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to
                    us) have been delivered to the trustee for cancellation; or

              (ii)  o      all such notes not theretofore delivered to such
                           trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with such trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest and additional amounts, if any, and liquidated damages, if any, to the date of maturity or redemption;

                    o no Default with respect to the indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

                    o we have paid, or caused to be paid, all sums payable by it under such indenture; and

                    o we have delivered irrevocable instructions to the trustee under such indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

              In addition, we must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

              Withholding Taxes

              All payments made by us on the notes (whether or not in the form of definitive notes) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, which we collectively refer to as Taxes, imposed or levied by or on behalf of The Netherlands or any jurisdiction in which we or any surviving entity is organized or is otherwise resident for tax purposes or any political subdivision thereof or any authority having power to tax therein or any jurisdiction from or through which payment is made. For purposes of this description, we refer to each such jurisdiction as a Relevant Taxing Jurisdiction, unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction, shall at any time be required on any payments made by us with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts, which we refer to as additional amounts, as may be necessary in order that the net amounts received in respect of such payments by the holders of the notes or the trustee, as the case may be, after such withholding or deduction, equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; except that no such additional amounts will be payable with respect to:

              (i) any payments on a note held by or on behalf of a holder or beneficial owner who is liable for such Taxes in respect of such note by reason of the holder or beneficial owner having some connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof;

              (ii) any Taxes that are imposed or withheld as a result of a change in law after the Issue Date where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the note to comply with any request by us to provide information concerning the nationality, residence or identity of such holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

              (iii) except in the case of our winding up, any note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction; or

              (iv) any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder.

              Such additional amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, he would not have been entitled to payment of additional amounts by reason of clauses (i) to (iv) inclusive above.

              Upon request, we will provide the trustee with documentation satisfactory to the trustee evidencing the payment of additional amounts. Copies of such documentation will be made available to the holders upon request.

              We will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of The Netherlands, the United States of America or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.


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

              Amendment, Supplement and Waiver

              Except as provided in the next two succeeding paragraphs, the indenture and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes), and any existing Default or Event of Default and its consequences or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

              The indenture will provide that without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a nonconsenting holder of the notes):

              o reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver,

              o reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes,

              o reduce the rate of or change the time for payment of interest on any note,

              o waive a Default in the payment of principal of, premium, if any, interest, additional amounts, if any, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of either series of such notes and a waiver of the payment default that resulted from such acceleration with respect to such series of notes), or in respect of a covenant or provision contained in the indenture which cannot be amended or modified without the consent of all holders,

              o make any note payable in money other than that stated in such notes,

              o make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal, premium, if any, interest, additional amounts, if any, or liquidated damages, if any, on such notes,

              o make any change in the amendment and waiver provisions in the indenture,

              o make any change in the provisions of the indenture described under "-- Withholding Taxes" that adversely affects the rights of any holder of the notes,

              o amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes as described thereunder unless we agrees to pay additional amounts, if any, in respect thereof or

              o impair the right of any holder of the notes to receive payment of principal of, interest, liquidated damages, if any, on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes.

              The indenture will provide that, notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee together may amend or supplement the indenture or the notes

              o     to cure any ambiguity, omission, defect or inconsistency,

              o to provide for uncertificated notes in addition to or in place of certificated notes,

              o to provide for the assumption of our obligations to holders of such notes in order to comply with the covenant relating to mergers, consolidations and sales of assets,

              o to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder in the good faith judgment of the Board of Directors,

              o to add covenants for the benefit of the holders or to surrender any right or power conferred upon us,

              o to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act or

              o     to provide for the issuance of the exchange notes.

              The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

              Notices

              Notices regarding the notes will be

              o published in a leading newspaper having a general circulation in New York (which we expect to be The Wall Street Journal) and in Amsterdam (which we expect to be Het Financieele Dagblad and in the Official Price List of the AEX for so long as the notes are listed on the AEX and the rules of the AEX so require) or

              o in the case of definitive notes, mailed to holders by first-class mail at their respective addresses as they appear on the registration books of the registrar. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. In addition, we have undertaken to comply with the provisions set forth in Article 2.1.20 of Schedule B of the Rules and Regulations ("Fondsenreglement") of the AEX as in force on March 24, 2000.

              Concerning the Trustee

              The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

              The indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

         Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of such notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

              Governing Law

              The indenture and the notes will be, subject to certain exceptions, governed by, and construed and interpreted in accordance with, the law of the State of New York.

              Certain Definitions

              We have set forth below a summary of some of the defined terms used in the indenture. You should refer to the indenture for the full definition of all terms as well as any other capitalized term we use in this description for which no definition is provided. For purposes of the indenture, unless we otherwise specifically indicate, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. For purposes of the following definitions and the indenture generally, all calculations and determinations shall be made in accordance with U.S. GAAP and shall be based upon the consolidated financial statements of us and our subsidiaries prepared in accordance with U.S. GAAP.

              "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into us or any Restricted Subsidiary or assumed in connection with an Asset Acquisition by us or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary, such merger or consolidation or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or is merged or consolidated with or into us or any Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

              "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

              "Asset Acquisition" is defined to mean:

              o any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by us or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by us or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into us or any Restricted Subsidiary or

              o an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person (other than us or any of our Restricted Subsidiaries) that constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.


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


              "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person (other than us or any of our Restricted Subsidiaries) of

              (i) all or any of the Equity Interests in any Subsidiary (other than a sale, transfer or other disposition of shares in an Unrestricted Subsidiary by such Unrestricted Subsidiary),

              (ii) all or substantially all of the property and assets of an operating unit or line of business of us or any of our Restricted Subsidiaries or

              (iii) any other property and assets of us or any of our Restricted
                    Subsidiaries outside the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings).

              For the purposes of this definition, the term "Asset Sale" shall not include

              (a) any transaction consummated in compliance with "-- Consolidation, Merger and Sale of Assets" and the creation of any Lien not prohibited by "-- Certain Covenants -- Limitation on Liens"; provided, however, that any transaction consummated in compliance with such "-- Consolidation, Merger and Sale of Assets" description involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of us and our Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of us and our Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction;

              (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of us or our Restricted Subsidiary, as the case may be; and (c) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments".

              In addition, solely for purposes of "-- Certain Covenants -- Limitation on Asset Sales", any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of Euro 2.5 million in any fiscal year shall be deemed not to be an "Asset Sale."

              "Board of Directors" is defined to mean our Supervisory Board.

              "Board Resolution" is defined to mean a duly authorized resolution of the Board of Directors.

              "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

              "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with U.S. GAAP, is required to be capitalized and reflected as a liability on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean, at the time any determination thereof is to be made, the discounted present value of the rental obligations under such lease.


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


              "Cash Equivalents" is defined to mean,

              (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition;

              (b) certificates of deposit and eurodollar time deposits with maturities of 360 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 360 days and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

              (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause
                    (b) above;

              (d) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition;

              (e) marketable direct obligations of the United Kingdom, The Netherlands, Belgium, Germany or France or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), of the type and maturity described in clauses (a) through (d) above of foreign obligors, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

              (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

              "Change of Control" is defined to mean such time as

              (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than a Permitted Holder) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of our then outstanding Voting Stock on a fully diluted basis;

              (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office;

              (iii) the sale, lease, transfer, conveyance or other disposition
                    (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets to any such "person" or "group" (other than to a Restricted Subsidiary); or

              (iv) our merger or consolidation with or into another corporation or the merger of another corporation with or into us with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities


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


                    of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation.

              "Commission" is defined to mean the United States Securities and Exchange Commission, as from time to time constituted, or, if at any time after the execution of the indenture such commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

              "Consolidated Cash Flow" is defined to mean with respect to any Person for any period, the

              (i) Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income (and without duplication), Consolidated Fixed Charges,

              (ii) any provision for taxes (other than taxes (either positive or negative) attributable to extraordinary and non recurring gains or losses or sales of assets),

              (iii) any amount attributable to depreciation and amortization expense and

              (iv) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it requires or represents an accrual of, or reserve for, cash charges in any future period), less all non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of an accrual of, or reserve for, anticipated cash charges at any prior period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with U.S. GAAP;

              provided, however, that there shall be excluded therefrom the Consolidated Cash Flow of (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above) that is subject to a restriction which prevents the payment of dividends or the making of distributions to us or another Restricted Subsidiary to the extent of such restriction.

              "Consolidated Fixed Charges" is defined to mean, with respect to any Person for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

              "Consolidated Interest Expense" is defined to mean with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation) calculated in accordance with U.S. GAAP; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries), less the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary to the extent the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to the last proviso of such definition.

              "Consolidated Net Income" is defined to mean with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis and in conformity with U.S. GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):


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


              (i) the net income (or loss) of any Restricted Subsidiary accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Restricted Subsidiary are acquired by such Person or any of its Restricted Subsidiaries;

              (ii) any extraordinary gains or losses (on an after-tax basis) but not losses attributable to Asset Sales;

              (iii) all extraordinary gains and gains from Currency Agreements or Interest Rate Agreements and gains from the extinguishment of debt;

              (iv) the net income (or loss) of any other Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which such other Person (other than such Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such other Person during such period;

              (v) net gains attributable to write-ups of assets or write-downs of liabilities (determined after taking into account losses attributable to write-downs of assets or write-ups of liabilities up to but not in excess of such gains); and

              (vi) the cumulative effect of a change in accounting principles after the Issue Date; and provided, further, that there shall be further excluded therefrom the net income (but not the net loss) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above) that is subject to a restriction which prevents the payment of dividends or the making of distributions to us or another Restricted Subsidiary to the extent of such restriction.

              "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of determination), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Equity Interests or Equity Interests of any of our Restricted Subsidiaries, each item to be determined in conformity with U.S. GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

              "Convertible Notes" means the 4% Senior Convertible Notes due 2004 and the 4% Senior Convertible Notes due 2005.

              "Credit Facilities" is defined to mean one or more senior credit agreements, senior loan agreements or similar senior facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

              "Cumulative Consolidated Cash Flow" is defined to mean, for the period beginning on the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow of us and our Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP.

              "Cumulative Consolidated Fixed Charges" is defined to mean, for the period beginning on the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Fixed Charges of us and our Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP.

              "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement or agreement designed to provide protection against fluctuations in currency values.

              "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

              "Eligible Accounts Receivable" is defined to mean the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with U.S. GAAP) of any Person and its Restricted Subsidiaries (determined on a consolidated basis) that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with U.S. GAAP.

              "Equity Interests" is defined to mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock prior to the time such debt security is converted into, or exchanged for, Capital Stock).

              "Equity Offering" is defined to mean a primary offering of our Ordinary Shares with aggregate gross proceeds of at least Euro 50.0 million.

              "Fair Market Value" is defined to mean, with respect to any asset or property, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the trustee.

              "Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, the United States, the United Kingdom, Belgium, France, Germany, The Netherlands or Switzerland, for the payment of which obligations or guarantee the full faith and credit of the United States, the United Kingdom, Belgium, France, Germany, The Netherlands or Switzerland, as the case may be, is pledged, which are not callable or redeemable at the option of the issuer thereof and which are payable in euros.

              "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof) of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

              "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Equity Interests in any Person; provided that neither the accrual of interest nor the accretion of original issuance discount shall be considered an Incurrence of Indebtedness.


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              "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication),

         (i)  all indebtedness of such Person, whether or not contingent

              o in respect of borrowed money, excluding accrued current liabilities arising in the ordinary course of business,

              o evidenced by bonds, debentures, notes or other similar instruments or letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

              o representing the balance deferred and unpaid of the purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

              o        representing Capitalized Lease Obligations,

        (ii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

        (iii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person,

        (iv) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and

         (v) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (x) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with U.S. GAAP and (y) that Indebtedness shall not include any liability for federal, state, local or other taxes.

              "Interest Rate Agreement" is defined to mean any interest rate swap agreement, interest rate cap agreement, interest rate insurance, and any other arrangement or agreement designed to provide protection against fluctuations in interest rates.

              "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with U.S. GAAP, recorded as accounts receivable on the balance sheet of such Person or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other tangible or intangible property to others or any payment for any property or services for the account or use of others), or any purchase or acquisition of Equity Interests, bonds, notes, debentures, or other similar instruments issued by, any other Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted



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         Payments" covenant and the "Limitation on Issuance and Sale of Capital
         Stock of Restricted Subsidiaries" covenant described above,

         (i)  "Investment" shall include

              o the Fair Market Value of the assets (net of liabilities) of any of our Restricted Subsidiaries at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of us and

              o the Fair Market Value, in the case of a sale of Equity Interests in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

         (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

              "Issue Date" is defined to mean the date on which the original notes were issued under the indenture.

              "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of an asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any option or other agreement to sell or give any security interest).

              "Most Recent Balance Sheet" is defined to mean, with respect to any Person, the most recent consolidated balance sheet of such Person reported on by a recognized firm of independent accountants without qualification as to scope.

              "Net Cash Proceeds" is defined to mean:

              (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to us or any of our Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of

                    o brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

                    o taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing agreements),

                    o payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and


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                    o      appropriate amounts to be provided by us or any of
                           our Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with U.S. GAAP; provided that such amounts which cease to be held as reserves shall be deemed Net Cash Proceeds; and

              (b) with respect to any capital contribution or any issuance or sale of Equity Interests (other than Redeemable Stock), the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent (1) such obligations are financed, directly or indirectly, with money borrowed from us or any Restricted Subsidiary or otherwise financed or sold with recourse to us or any Restricted Subsidiary or (2) the capital contribution or purchase of the Equity Interests is otherwise financed, directly or indirectly, by us or any Restricted Subsidiary, including through funds contributed, extended, guaranteed or otherwise advanced by us or any Affiliate) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

              "Officers' Certificate" is defined to mean a certificate signed on behalf of us by two of our officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or our principal accounting officer that meets the requirements set forth in the indenture.

              "Permitted Business" is defined to mean the business of:

              (i) transmitting, or providing services relating to the transmission of, voice, video or data,

              (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or

              (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above (including, without limitation, with respect to Internet services).

              "Permitted Holder" is defined to collectively mean Telecom Founders B.V., NeSBIC Venture Fund C.V., Cromwilld Limited, Paribas Deelnemingen N.V., NPM Capital N.V. and any Affiliate of the foregoing Persons.

              "Permitted Investment" is defined to mean:

              (i)   an Investment in (a) the form of loans or advances to us or
                    (b) our Restricted Subsidiary or a Person which will, upon the making of such Investment, become our Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or our Restricted Subsidiary;

              (ii) payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as expenses in accordance with U.S. GAAP;

              (iii) stock, obligations or securities received in satisfaction of judgments in connection with any bankruptcy proceeding or otherwise;


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              (iv)  loans and advances to officers or our employees or our
                    Restricted Subsidiary that do not in the aggregate exceed Euro 5.0 million at any one time outstanding;

              (v) Interest Rate Agreements and Currency Agreements designed solely to protect us or our Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

              (vi) Investments in any Person (the primary business of which is related, ancillary or complementary to the our business on the date of such Investment) at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 10.0% of our total consolidated assets as of the end of the most recently completed fiscal quarter;

              (vii) Investments in Cash Equivalents;

             (viii) Investments made as a result of the receipt of noncash consideration from any Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; and

              (ix)  Investments made in:

                    o the ordinary course of the telecommunications business in the Permitted Business and on ordinary business terms in the Permitted Business in consortia formed to construct transmission infrastructure for use primarily in the Permitted Business, provided such Investment entitles us to rights of way or rights of use on such transmission infrastructure,

                    o the ordinary course of the telecommunications business and on ordinary business terms as partial payment for constructing a network relating principally to the Permitted Business or

                    o in any Person (other than an Unrestricted Subsidiary) primarily engaged in the wireless communications business so long as (1) the Board of Directors determines on the date of the Investment that such Investment will promote or significantly benefit us or our Restricted Subsidiaries' businesses and (2) we maintain the ability to participate in the management of such Person either by virtue of representation on such Person's board of directors or by contractual arrangement with such Person or the holders of its Capital Stock.

              "Permitted Liens" is defined to mean

              (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made;

              (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made;

              (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;


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              (iv)  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business or any of our Restricted Subsidiaries;

              (v) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Issue Date; provided that

                    o such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition and the Incurrence of such Indebtedness or (2) to refinance any Indebtedness previously so secured,

                    o the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

                    o any such Lien shall not extend to or cover any property or assets other than such item of property or assets;

              (vi) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease of one of our Restricted Subsidiaries which, in each case, is permitted under the indenture;

              (vii) Liens on property of, or on Equity Interests in or
                    Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens were not created, incurred or assumed in contemplation of such transaction and do not extend to or cover any property or assets of us or any of our Restricted Subsidiaries other than the property or assets so acquired;

            (viii) Liens arising from the rendering of a final judgment or order against us or any of our Restricted Subsidiaries that does not give rise to an Event of Default;

              (ix) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements;

              (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of us and our Restricted Subsidiaries prior to the Issue Date;

              (xi) Liens existing on the Issue Date or securing the notes or any Guarantee of the notes;

              (xii) Liens granted after the Issue Date on any assets or Equity
                    Interests in us or our Restricted Subsidiaries created in favor of the holders;

             (xiii) Liens created in connection with the incurrence of any
                    Indebtedness permitted to be Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that the Indebtedness which it refinances is secured by similar Liens;


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              (xiv) Liens securing Indebtedness under Credit Facilities incurred in compliance with clause (i) of paragraph (b) of the "Limitation on Indebtedness" covenant;

              (xv) Liens on the property or assets of a Restricted Subsidiary securing Indebtedness of such Subsidiary which Indebtedness is permitted under the indenture; and

              (xvi) any Liens arising in respect of any escrow or similar account established in connection with the issuance of any notes (including additional notes) which are pari passu with the notes and arising under any escrow or similar agreement executed in connection with the issuance of any such notes.

              "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

              "Pro Forma Consolidated Cash Flow" is defined to mean with respect to any Person for any period, the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Equity Interests) during such period as if such Asset Sale or Asset Acquisition had taken place on the first day of such period and income (or losses) ceased to accrue or accrued, as the case may be, therefrom from such date.

              "Proportionate Share" is defined to mean, as of any date of calculation, an amount equal to:

              o the outstanding principal amount of notes as of such date, divided by

              o the sum of the outstanding principal amount of notes as of such date plus the outstanding principal amount as of such date of all other Indebtedness (other than subordinated Indebtedness) of us the terms of which obligate us to make a purchase offer in connection with the relevant Excess Proceeds or the Asset Sale giving rise thereto.

              "Qualified Consideration" is defined to mean:

              (1)   cash,

              (2)   Cash Equivalents,

              (3)   Replacement Assets,

              (4) any securities or other obligations that are converted into or exchanged for cash or Cash Equivalents within 60 days after an Asset Sale or

              (5) any Indebtedness which ranks equal in right of payment to the notes or any Indebtedness of a Restricted Subsidiary assumed by the transferee or its designee, such that we or the Restricted Subsidiary has no further liability therefor, the amount of the liability to be determined in accordance with U.S. GAAP.

              "Redeemable Stock" is defined to mean, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event


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              (i)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

              (ii) is convertible or exchangeable for Indebtedness or Redeemable Stock or

              (iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes;

              provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Redeemable Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain Covenants -- Limitation on Asset Sales" and "-- Repurchase of Notes upon a Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the notes including the purchase of any notes tendered pursuant thereto.

              "Replacement Assets" is defined to mean any property, plant or equipment of a nature or type that are used or usable in Permitted Businesses.

              "Restricted Subsidiary" is defined to mean, at any time, any direct or indirect Subsidiary of us that is then not an Unrestricted Subsidiary.

              "Share Capital" is defined to mean, at any time of determination, the stated capital of the Equity Interests (other than Redeemable Stock) and additional paid-in capital of us as set forth on our Most Recent Balance Sheet at such time.

              "Significant Subsidiary" is defined to mean, at any date of determination,

              (i) any of our Subsidiaries that, together with its Subsidiaries, (A) for our most recent fiscal year, accounted for more than 10% of our consolidated revenues or (B) as of the end of such fiscal year, was the owner of more than 10% of our consolidated assets, all as set forth on our most recently available consolidated financial statements for such fiscal year prepared in conformity with U.S. GAAP and

              (ii) any Subsidiary which, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clauses (h) or (i) of "-- Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (i) of this definition.

              "Stated Maturity" is defined to mean,

              o with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

              o with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

              "Strategic Subordinated Indebtedness" means Indebtedness of us or a Restricted Subsidiary Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the Permitted Business; which Indebtedness by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred (x) is expressly made subordinate in right of payment to


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         the notes and (y) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of our obligations under the notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution, the sale of our Capital Stock (other than Disqualified Stock), or other Strategic Subordinated Indebtedness Incurred, after the Incurrence of such Indebtedness.

              "Subsidiary" is defined to mean, with respect to any Person

              o any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is at the time of determination owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or

              o any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Restricted Subsidiary of such Person is a controlling general partner, co-venturer, manager or similar position or otherwise controls such entity.

              "Telecommunications Assets" is defined to mean, with respect to any Person, assets used in the Permitted Business (or Equity Interests of a Person that becomes a Restricted Subsidiary, the assets of which consist principally of such Telecommunications Assets) that are purchased or acquired by us or a Restricted Subsidiary after the Issue Date.

              "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by us or any of our Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

              "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

              "Unrestricted Subsidiary" is defined to mean

              o any of our Subsidiaries which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors in the manner provided below) and

              o     any Subsidiary of an Unrestricted Subsidiary.

              The Board of Directors may designate any of our Subsidiaries (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary, or any of its Subsidiaries, owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; provided that

              o we certify in an Officers' Certificate that such designation complies with the covenants described under "Limitation on Restricted Payments",

              o such Subsidiary is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might


                                       85
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                    reasonably be obtained in a comparable arm's-length
                    transaction at the time from Persons who are not our Affiliates,

              o neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests in such Subsidiary or any Subsidiary of such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results and

              o such Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness other than Unrestricted Subsidiary Indebtedness.

              The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

              o we could Incur Euro 1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above on a pro forma basis taking into account such designation and

              o no Default or Event of Default shall have occurred and be continuing.

              Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

              "Unrestricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Unrestricted Subsidiary

              o as to which neither we nor any Restricted Subsidiary is directly or indirectly liable (by virtue of our or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and

              o which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any of our Indebtedness or any Indebtedness of any of our Restricted Subsidiary to declare, a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

              "U.S. GAAP" is defined to mean, at any date of determination, generally accepted accounting principles as in effect in the United States of America which are applicable at the date of determination and which are consistently applied for all applicable periods.

              "VersaTel Internet" is defined to mean VersaTel Internet Holding N.V.

              "Weighted Average Life to Maturity" is defined to mean, at any date of determination with respect to any Indebtedness,

              o     the quotient obtained by dividing

                    (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of, or redemption or similar payment with respect to, such Indebtedness multiplied by


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


                    (b)  the amount of such principal payment, by

              o     the sum of all such principal payments.

              "Wholly Owned Restricted Subsidiary" is defined to mean any Restricted Subsidiary all of the outstanding voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by us.


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                                   BOOK-ENTRY

         General

              The exchange notes will be represented by two global notes in registered form without interest coupons attached, which we refer to as the global notes. One global note, the DTC global note, will be registered in the name of Cede & Co., as nominee of DTC. The other global note, the Euroclear/Clearstream global note, will be deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream.

              Ownership of interests in the global notes, which we refer to as book-entry interests, will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream, or persons that hold interests through such participants. Clearstream and Euroclear will hold interests in the Euroclear/Clearstream global note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, book-entry interests will not be held in definitive form.

              Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge book-entry interests. In addition, while the exchange notes are in global form, holders of book-entry interests will not be considered the owners or "holders" of exchange notes for any purpose.

              So long as the exchange notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the sole holders of global notes for all purposes under the indenture. In addition, participants must rely on the procedures of DTC, Euroclear and Clearstream and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream and the participants through which they own book-entry interests to transfer their interests or to exercise any rights of holders under the indenture.

              Neither we nor the trustee will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

              Redemption of the global notes

              In the event any global note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the book-entry interests in such global note from the amount received by it in respect of the redemption of such global note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by DTC, Euroclear and Clearstream, as applicable, in connection with the redemption of such global note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the exchange notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided however, that no book-entry interest of Euro 1,000 principal amount or less may be redeemed in part.

              Payments on global notes

              Payments of any amounts owing in respect of the global notes (including principal, premium, if any, and interest) will be made by us to DTC or its nominee (in the case of the DTC global note) and to the



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         common depositary or its nominee for Euroclear and Clearstream (in the case of the Euroclear/Clearstream global note) which will distribute such payments to participants in accordance with their procedures. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of The Netherlands, then, to the extent described under "Description of the Exchange Notes -- Withholding Taxes" above, additional amounts will be paid as may be necessary in order that the net amounts received by any holder of the global notes or owner of book-entry interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of such global note or book-entry interest, as the case may be, absent such withholding or deduction. We expect that payments by participants to owners of book-entry interests held through such participants will be governed by standing customer instructions and customary practices.

              Under the terms of the indenture, we and the trustee will treat the registered holder of the global notes (e.g., DTC, Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

              o any aspect of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest, or

              o DTC, Euroclear, Clearstream or any participant or indirect participant.

              Currency of payment for the global notes

              The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the DTC global note will be paid in dollars to holders of interests in such global note, who we refer to as the DTC holders. The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euroclear/Clearstream global note will be paid in euros to holders of interests in such global note, who we refer to as the Euroclear/Clearstream holders.

              At present, DTC can only accept payment in dollars. As a result, DTC holders will receive payments in dollars as described above, unless they elect to receive payments in euros as described below.

              Notwithstanding the payment provisions described above, Euroclear/Clearstream holders may elect to receive payments in respect of the Euroclear/Clearstream global note in dollars, and DTC holders may elect to receive payments in respect of the DTC global note in euros.

              A Euroclear/Clearstream holder may receive payments of amounts payable in respect of its interest in the Euroclear/Clearstream global note in dollars in accordance with Euroclear's and Clearstream's customary procedures, which include, among other things, giving to Euroclear or Clearstream, as appropriate, a notice of such holder's election to receive such payments in dollars. All costs of conversion resulting from any such election will be borne by such holder.

              A DTC holder may receive payments of amounts payable in respect of its interest in the DTC global note in euros in accordance with DTC's customary procedures, which include, among other things, giving to DTC a notice of such holder's election to receive such payments in euros.


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              Action by owners of book-entry interests

              DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the exchange notes, each of DTC, Euroclear and Clearstream reserve the right to exchange the global notes for definitive registered notes in certificated form, and to distribute such definitive registered notes to its participants.

              Transfers

              Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell exchange notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the indenture.

              Transfers involving an exchange of a book-entry interest in the DTC global note for a book-entry interest in the Euroclear/Clearstream global note will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdrawal at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the DTC global note and a corresponding increase in the principal amount of the Euroclear/Clearstream global note. Any book-entry interest in one of the global notes that is transferred to a person who takes delivery in the form of a book-entry interest in the other global note will, upon transfer, cease to be a book-entry interest in the first-mentioned global note and become a book-entry interest in such other global note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to book-entry interests in such other global note for as long as it remains a book-entry interest.

              Definitive registered notes

              Under the terms of the indenture, owners of the book-entry interests will receive definitive registered notes:

              o if DTC, Euroclear or Clearstream notifies us that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by us within 120 days;

              o if DTC, Euroclear or Clearstream so requests following an event of default under the indenture; or

              o if the owner of a book-entry interest requests such exchange in writing delivered through either DTC, Euroclear or us following an event of default under the indenture.

              In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer such definitive note by surrendering it to the registrar or a transfer agent. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred and a new definitive registered note in respect of the balance of the holding not transferred or


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

         redeemed shall be issued to the transferor or the holder, as applicable; provided, that no definitive registered note in a denomination less than Euro 1,000 shall be issued. The cost of preparing, printing, packaging and delivery the definitive registered notes will be borne by us.

              We will not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding

              o the record date for any payment of interest on the exchange notes,

              o     any date fixed for redemption of the exchange notes or

              o the date fixed for selection of the exchange notes to be redeemed in part.

              Also, we are not required to register the transfer or exchange of any exchange notes selected for redemption. In the event of the transfer of any definitive registered note, the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. We may require a holder to pay any taxes and fees required by law and permitted by the indenture and the exchange notes.

              If definitive registered notes are issued and a holder thereof claims that such definitive registered notes have been lost, destroyed or wrongfully taken or if such definitive registered note is mutilated and is surrendered to the registrar or at the office of a transfer agent, we will issue and the trustee shall authenticate a replacement definitive registered note if the trustee's and our requirements are met. The trustee or we may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both to protect us, the trustee or the paying agent appointed pursuant to the indenture from any loss which we or any of them may suffer if a definitive registered note is replaced. We may charge for its expenses in replacing a definitive registered note.

              In case any such mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the indenture, we in our discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

              Definitive registered notes may be transferred and exchanged for book-entry interests in a global note only in accordance with the indenture.

              Information concerning DTC, Euroclear and Clearstream

              We understand as follows with respect to DTC, Euroclear and
         Clearstream:

              DTC.  DTC is

              o a limited purpose trust company organised under the New York Banking Law;

              o     a "banking organisation" under New York Banking Law;

              o     a member of the Federal Reserve System;

              o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and


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              o     a "clearing agency" registered under Section 17A of the
                    Securities Exchange Act of 1934, as amended.

              DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

              Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the DTC global note only through DTC participants.

              Euroclear and Clearstream. Like DTC, Euroclear and Clearstream hold securities for participating organisations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organisations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

              Global clearance and settlement under the book-entry system

              The exchange notes represented by the global notes will be listed on the Amsterdam Stock Exchange and to trade in DTC's same-day funds settlement system, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositary.

              Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the


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         settlement date of DTC. Cash received in Euroclear and Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

              Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



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                                                   TAXATION

         Netherlands Tax Considerations

              The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the acquisition, ownership and disposition of the notes, and is the opinion of Arthur Andersen, special Netherlands tax counsel (belastingadviseurs) to VersaTel. This opinion represents Arthur Andersen's interpretation of existing law. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in VersaTel's organizational structure or the manner in which VersaTel conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR ACQUIRING, OWNING AND DISPOSING OF THE NOTES.

         Substantial Interest

              A shareholder that owns shares representing directly or indirectly 5% or more of any class of shares, or 5% or more of the total issued share capital or options including conversion rights over such shares of a company resident in The Netherlands (a "Substantial Interest"), is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder", as used herein, includes individuals and entities as defined under Netherlands tax law holding ordinary shares, but does not include any such person having a Substantial Interest in VersaTel.

              In the situation that a shareholder has or is deemed to have a Substantial Interest in VersaTel, then, inter alia, all the notes such shareholder holds will form a part of this Substantial Interest.

         Tax Consequences for Residents or Deemed Residents of The Netherlands

              Interest Withholding Tax

              The Netherlands will not levy withholding taxes from resident holders on any payments under the notes.

              Individual Income Tax and Corporation Income Tax on income derived from Notes

              If the notes are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the notes is subject to Netherlands income tax on a net income basis at graduated rates. An individual generally is entitled to an interest exemption of NLG 1,000 a year (NLG 2,000 a year for married couples). The interest exemption is not available to an individual holder if the notes are:

              1. attributable to a trade or business carried on by the holder, or

              2.  form part of a Substantial Interest.


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              Interest received from notes by a corporate holder that resides, or is deemed to reside, in The Netherlands will be subject to Netherlands corporation tax on a net basis generally if the notes are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder. Interest received from notes by a pension fund as defined in the Corporation Tax Act is not subject to Netherlands corporation tax.

              Capital Gains realized from the Sale of Notes

              Capital gains derived from the sale of the notes by an individual holder will not be subject to individual income tax provided the individual holder does not own a (deemed) substantial interest in VersaTel and provided the notes are not assets of a business. Any interest or accretion received on the notes and any interest accrued in the period between the date of the latest interest payment and the date of disposal of the notes by individuals will be subject to Netherlands individual income tax.

              Capital gains derived from the sale of the notes, interest and accretion received by a corporate holder that resides, or is deemed to reside, in The Netherlands will be subject to Netherlands corporate income tax generally if the notes are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.

              Net Wealth Tax

              An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7%. Notes will generally be included in the taxable basis.

              Gift Tax and Inheritance Tax

              Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of notes from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of notes by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Netherlands national is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

              Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

         Tax Consequences for Non-Residents of The Netherlands

              This subsection applies to U.S. Holders (as defined below).

              Interest Withholding Tax

              The Netherlands will not levy withholding taxes from non-resident holders on payments under the notes.


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


              Individual Income Tax and Corporation Income Tax

              A non-resident holder of notes will not be subject to Netherlands income tax on interest received from VersaTel, provided such holder:

              1. does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the notes are attributable,

              2. does not hold and has not held a Substantial Interest in VersaTel's share capital or, in the event the non-resident holder holds or has held a Substantial Interest in VersaTel, such interest is or was a business asset in the hands of the holder,

              3. does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owns or owned or is deemed to own or was deemed to have owned the notes, and

              4. does not carry out and has not carried out employment activities in The Netherlands, or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the notes is or was connected.

              Capital Gains Realized from the Sale of Notes

              A non-resident holder of notes will not be subject to Netherlands income tax on capital gains derived from the sale, or disposition of notes, provided such holder:

              1. does not carry on or has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the notes are attributable,

              2. does not hold and has not held a Substantial Interest in VersaTel's share capital or, in the event the non-resident holder holds or has held a Substantial Interest in VersaTel, such interest was a business asset in the hands of the holder,

              3. does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owns or owned or is deemed to own or was deemed to have owned notes, and

              4. does not carry and has not carried out employment activities in The Netherlands, or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity, with which the holding of the notes is or was connected.

              Net Wealth Tax

              A non-resident individual holder will not be subject to Netherlands net wealth tax in respect of the notes provided such holder:

              1. does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes or included in its assets the notes, and


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


              2. does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owns or owned or is deemed to own or was deemed to have owned notes.

              Gift Tax and Inheritance Tax

              A gift or inheritance of notes from a non-resident holder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident holder was not:

              1. a Netherlands national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident holder was not a Netherlands national at the time of gift or death;

              2. solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due);

              3. engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets Notes; and

              4. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned notes.

              Tax reform 2001

              In The Netherlands a major tax reform is pending which will become effective as of January 1, 2001. It will in inter alia particular change the taxation in relation to notes held by individual holders resident or deemed resident of The Netherlands which are neither business assets or not part of a so-called substantial interest. According to the proposed legislation Netherlands individual resident holders or deemed Netherlands resident holders of notes will be taxed annually on a deemed income of 4% of the average annual value of the notes at a rate of 30%, regardless whether any interest is received, capital gains are realized or capital losses are suffered. On the other hand the net wealth tax will be abolished.

              European Union Proposal

              In 1998 the European Commission submitted to the Council of Ministers of the European Union a proposal requiring paying agents in an EU Member State to withhold tax at a minimum rate of 20% from interest, discount and premium payments to individuals residing in other EU Member States or institute an information exchange system to report these payments to the tax authorities of the other EU Member state. The tax would not be withheld if such an individual provides the paying agent a certificate obtained from the tax authorities of the EU Member State in which the individual is resident, confirming that the authorities are aware of the payment due to the individual. The information exchange system would require a member state to supply other member states the details of any payments made by paying agents within its jurisdiction to individuals resident in such other member states. If the proposal is adopted, it will apply to payments made after December 31, 2000.


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         United States Federal Income Taxation

              The following is a summary of certain of the U.S. federal income tax consequences with respect to an exchange of original notes ("Original Notes") for exchange notes ("Exchange Notes") pursuant to the exchange offer and the ownership and disposition of Exchange Notes. This summary addresses only the U.S. federal income tax consequences to "U.S. Holders" (as defined below) that hold their Original Notes and will hold Exchange Notes as capital assets within the meaning of
         Section 1221(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address tax consequences to holders that may be subject to special tax rules, such as:

              o   financial institutions,

              o   insurance companies,

              o   dealers or traders in securities or currencies,

              o   tax-exempt entities,

              o persons that hold Original Notes, or that will hold Exchange Notes as part of a "hedging" or "conversion" or other integrated transaction or as a position in a "straddle" for U.S. federal income tax purposes,

              o persons that have a "functional currency" other than the U.S. dollar, and

              o holders that own (or are deemed to own) 10% or more (by voting power or value) of the shares of VersaTel.

              This summary is based on the Code, existing and proposed United States Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as of the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

              For purposes of this summary a "U.S. Holder" is a beneficial owner of Original Notes and Exchange Notes that is, for federal income tax purposes:

              o   a citizen or individual resident of the United States,

              o corporation or partnership organized in or under the laws of the United States or any state thereof (including the District of Columbia), or

              o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

         Each holder should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participating in the exchange offer and of the ownership and disposition of Exchange Notes.

              Exchange Offer

              An exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer, will not be a taxable event for U.S. federal income tax purposes and a U.S. Holder will have the same tax basis and holding period in an Exchange Note as in the Original Note exchanged therefor.

              A U.S. Holder of an Original Note may have acquired it at a "market discount". For this purpose, "market discount" is the excess (if any) of the euro principal amount over the holder's euro acquisition price, subject to a statutory de minimis exception. While accrued market discount generally must be recognized to the extent of gain realized on the disposition of a market discount debt instrument, an exchange pursuant to the exchange offer will not cause any exchanging holder of an Original Note that acquired it at a market discount to recognize any accrued market discount as income. Instead, any accrued market discount on an Original Note that is exchanged for an Exchange Note will attach to the Exchange Note. In addition, unaccrued market discount on such Original Note will carry over to the Exchange Note and will accrue over the term of the Exchange Note.

              If a U.S. Holder's euro acquisition price of an Original Note exceeded the euro principal amount of such Original Note, such excess constituted amortizable bond premium which the U.S. Holder may have elected to amortize under a constant yield method under Section 171 of the Code. If such an electing holder exchanges an Original Note for an Exchange Note, the remaining bond premium on the Original Note will carry over to and become bond premium on the Exchange Note and would be amortizable over the term of the Exchange Note.

              United Stated Federal Income Taxation of Exchange Notes

              Payments of Interest

              A U.S. Holder will be required to include interest on an Exchange
         Note in income as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

              In the case of a U.S. Holder that uses the cash method of tax accounting, the amount includable in income by such U.S. Holder will be the U.S. dollar value of the interest received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No foreign currency gain or loss will be recognized with respect to the receipt of such interest payment.

              In the case of a U.S. Holder that uses the accrual method of tax accounting, such U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest accrued on an Exchange Note during an accrual period. Such a U.S. Holder may determine the amount of the interest to be recognized in accordance with either of two methods. Under the first method, the amount of interest accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second method, the U.S. Holder may elect to determine the amount of interest accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of a partial accrual period, the exchange rate in effect on the last day of the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, electing U.S. Holders may instead translate that accrued interest at the exchange rate in effect on the day of actual receipt. Any election to use the second method will apply to all debt instruments held by such U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the U.S. Internal Revenue Service.

              A U.S. Holder utilizing either of the foregoing two methods will recognize ordinary income or loss with respect to accrued interest on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of an Exchange Note). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest that has accrued during that accrual period (as determined under the method utilized by the U.S. Holder).

              Euro received as interest on the Exchange Notes will have a tax basis equal to their U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

              Interest on the Exchange Notes will be treated as foreign source income for U.S. federal income tax purposes, which may be relevant in calculating a U.S. Holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the United States foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, the interest on the Exchange Notes generally should constitute "passive income" or, in the case of certain U.S. Holders, "financial services income".

              A beneficial owner of Exchange Notes that is not a U.S. Holder (a "Non-U.S. Holder") generally will not be subject to U.S. federal income tax on interest received on the Exchange Notes, unless that income is effectively connected with the conduct by that Non-U.S. Holder of a trade or business in the United States.

              Amortizable Bond Premium

              If an Exchange Note has carry-over bond premium (as described in "-- Exchange Offer" above), a U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the Original Note was purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the note. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

              Market Discount

              If an Exchange Note has carry-over market discount (as described in "-- Exchange Offer" above), a U.S. Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of such note as ordinary income to the extent of the lessor of (i) the amount of such payment or realized gain and (ii) market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder makes a gift of an Exchange Note, accrued market discount, if any, will be recognized as if such U.S. Holder has sold such Exchange Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

              Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rules described above regarding the treatment of gain as ordinary income upon the disposition of, and the receipt of certain cash payments on, a note and the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

              Sale, Exchange or Retirement of the Exchange Notes

              A U.S. Holder's tax basis in an Exchange Note generally will equal the adjusted tax basis of the Original Note exchanged therefor (as described in "-- Exchange Offer" above), decreased by the amount of any payments received by the U.S. Holder with respect to the Exchange Note that are not interest payments and increased or decreased, as the case may be, for any foreign exchange gain or loss, respectively, realized in respect of such payments.

              A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of an Exchange Note equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued and unpaid interest, or market discount not previously taken into income, which will be taxable as ordinary income) and the adjusted tax basis of such note subject to the special rule in the next paragraph regarding disposition on an established securities market, the amount realized on the sale, exchange or retirement of an Exchange Note for an amount of foreign currency will be the U.S. dollar value of that amount on the date of such sale, exchange or retirement.

              If the Exchange Notes are traded on an established securities market, there is a special rule for the Exchange Notes are traded on an established securities market, there is a special rule for purchases and sales of such notes by a cash basis taxpayer under which the U.S. dollar value of foreign currency paid or received are determined based on the exchange rate in effect on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sale of publicly traded notes, provided the election is applied consistently. Such election cannot be changed without the consent of the IRS.

              Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of an Exchange Note that is attributable to changes in currency exchange rates relating to the principal thereof will be ordinary income or loss and will equal the difference between the U.S. dollar value of the U.S. Holder's purchase price of such note in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. Holder's purchase price of the note in foreign currency determined on the date the U.S. Holder acquired the note. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of such note, and generally will be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

              Any gain or loss recognized by a U.S. Holder in excess of foreign currency gain or loss recognized on the sale, exchange or retirement of an Exchange Note generally would be U.S. source capital gain or loss. In the case of an individual U.S. Holder, any such gain will be subject to preferential U.S. federal income tax rates if that U.S. Holder satisfies certain prescribed minimum holding periods. The deductibility of capital losses is subject to limitations.

              A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of an Exchange Note equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and generally will be income from sources within the United States for foreign tax credit limitation purposes.

              A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or retirement of Exchange Notes unless that gain is effectively connected with the conduct by that Non-U.S. Holder of a trade or business in the United States.

         Backup Withholding Tax and Information Reporting Requirements

              U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain nonexempt holders. Information reporting generally will apply to payments of interest on, and to proceeds from the sale or redemption of Exchange Notes by a payor within the United States to a holder of Exchange Notes (other than an "exempt recipient", including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). A payor within the United States will be required to withhold 31% of any payments of interest on, and of the proceeds from the sale or redemption of Exchange Notes within the United States to a holder (other than an "exempt recipient") if that holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with those backup withholding tax requirements. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability.

              Final United States Treasury Regulations relating to backup withholding and information reporting have been issued that modify certain of the foregoing rules with respect to payments on notes made after December 31, 2000. Investors are urged to consult their own tax advisers regarding the application of the backup withholding and information reporting requirements, including the new regulations, with respect to their particular circumstances.

                              PLAN OF DISTRIBUTION

              Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by you (other than if you are our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933.

              However, this applies only if exchange notes are acquired in the ordinary course of your business and you have not arranged with any person to participate in the distribution of these exchanges notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter (available June 5, 1991), "Exxon Capital Holdings Corporation" SEC No-Action Letter (available May 13, 1998) and "Shearman & Sterling" SEC NO-Action Letter (available July 2, 1993) for support of this belief.

              Each holder of the original notes who wishes to exchange his original notes for exchange notes in the exchange offer will be required to make to us the representations to us as set out in "Terms of the Exchange Offer". Furthermore, each broker-dealer that receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, including any amendments or supplements to the prospectus which may be issued from time to time, may be used by a broker-dealer in connection with resales of exchange notes which were received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the exchange offer expires, we will make available a prospectus which meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

              We will not receive any proceeds from any sale of exchange notes by any broker-dealer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any type of resale of exchange notes may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

              We have agreed to pay all expenses incidental to our performance of, or compliance with, our registration rights agreement. In addition, we will indemnify holders of the original notes (including any broker-dealers) against certain liabilities, including certain liabilities, including certain liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

              Certain legal matters regarding the validity of the exchange notes offered hereby and the United States federal income tax consequences of the exchange offer will be passed upon for VersaTel by Shearman & Sterling. Certain matters of Netherlands corporate law will be passed upon for VersaTel by Stibbe Simont Monahan Duhot, Amsterdam, The Netherlands.

                                     EXPERTS

              The financial statements of VersaTel as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference into this prospectus, have been audited by Arthur Andersen, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

              The financial statements of Svianed B.V. as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998 have been included in this prospectus in reliance upon the report of KPMG Accountants N.V., independent public accountants, as noted in their report appearing herein.

              The financial statements of VEW Telnet as of December 31, 1998 and 1997 and for the years then ended, have been included in this prospectus in reliance upon the report of BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent public accountants, as noted in their report appearing herein.

                       WHERE YOU CAN FIND MORE INFORMATION

              We have filed a registration statement with the Securities and Exchange Commission, or the "Commission" under the Securities Act of 1933. This registration statement covers the notes that we will issue to you if you exchange your original notes for exchange notes in this exchange offer. The rules and regulations of the Commission allow us to omit some of the information in the registration statement from this prospectus. This prospectus is a summary of information and any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. If we have filed such contract, agreement or other document as an exhibit to the registration statement, we urge you to read the exhibit carefully for a more complete understanding of the document or the matter involved. We qualify all of our statements by reference to the complete documents. The registration statement and its exhibits and schedules may be read at no cost to you and copied at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at 7 World Trade Centre, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We are also subject to the information and period reporting requirements of the Exchange Act of 1934 and, in accordance therewith, we file periodic reports and other information with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Such periodic reports and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site of the Commission referred to above.


                           GENERAL LISTING INFORMATION

              This offering has been authorized and approved at a meeting of our supervisory board held on March 10, 2000. All other consents, approvals, authorizations or other formalities required under Netherlands law to be obtained or satisfied in connection with this offering have been obtained or satisfied.

              The latest audited financial information for VersaTel incorporated by reference in this prospectus is as of and for the year ended December 31, 1999. To the best of our knowledge, since that date, there has been no material adverse change to our financial condition that has not been disclosed in this prospectus.

              VersaTel Telecom International N.V.'s outstanding ordinary share capital has been listed on the Official Market of Amsterdam Exchanges N.V.'s stock market.

              We have taken appropriate measures to comply with the regulations on insider trading pursuant to the Dutch Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995).

              Our audited consolidated financial statements as of and for the years ended December 31, 1999, 1998 and 1997 are available in English and our articles of association will be available in Dutch and in English at our head office, located at Hullenbergweg 101, 1101 CL, Amsterdam-Zuidoost, The Netherlands, and at ING Barings, located at Foppingadreef 7, 1102 BD Amsterdam.

                    PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                       VersaTel Telecom International N.V.
                                Hullenbergweg 101
                           1101 CL Amsterdam-Zuidoost
                                 The Netherlands



                              INDEPENDENT AUDITORS

                                 Arthur Andersen
                             Prof. W.H. Keesomlaan 8
                               1183 DJ Amstelveen
                                 The Netherlands



                                 LEGAL ADVISERS

             As to U.S. Law                              As to Dutch Law
          Shearman & Sterling                      Stibbe Simont Monahan Duhot
             Broadgate West                            Strawinskylaan 2001
            9 Appold Street                             1077 ZZ Amsterdam
            London EC2A 2AP                              The Netherlands
                England



             TRUSTEE, REGISTRAR, PRINCIPAL PAYING AND TRANSFER AGENT

                              The Bank of New York
                                One Canada Square
                                 London E14 5AL
                                     England



                    LISTING AGENT, PAYING AND TRANSFER AGENT

                             Amsterdam Listing Agent
                                   ING Barings
                                 Foppingadreef 7
                                1102 BD Amsterdam
                                 The Netherlands

                   APPENDIX ASVIANED B.V.FINANCIAL STATEMENTS

                          Index to Financial Statements

                                                                                                                  Page
                                                                                                                  ----
Independent Auditor's Report................................................................................       A-2
Balance Sheets as of December 31, 1998 and 1997.............................................................       A-3
Statements of Operations for the Years Ended December 31, 1998 and 1997....................................        A-4
Statements of Shareholders' Equity for the Years Ended December 31, 1998 and 1997...........................       A-5
Statements of Cash Flows for the Years Ended December 31, 1998 and 1997.....................................       A-6
Notes to Financial Statements...............................................................................       A-7
Condensed Balance Sheets as of September 30, 1999 and 1998..................................................      A-11
Condensed Statements of Operations For the Three Months Ended March 31, 1999 and 1998.......................      A-12
Condensed Statements of Shareholder's Equity as of March 31, 1999 and 1998..................................      A-13
Condensed Statements of Cash Flows For the Three Months Ended March 31, 1999 and 1998.......................      A-14
Condensed Notes to Financial Statements.....................................................................      A-15

                          INDEPENDENT AUDITORS' REPORT

           The Board of Directors and the Shareholder of Svianed B.V.

     We have audited the accompanying balance sheets of Svianed B.V. as of December 31, 1998 and 1997, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in The Netherlands which do not differ in any significant respect from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Svianed B.V. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

KPMG Accountants N.V.

Amsterdam, The Netherlands
March 15, 1999

                                  Svianed B.V.

                                 Balance Sheets
                        As of December 31, 1998 and 1997
                     (Amounts in thousands of Dutch guilders
                     except for share and per share amounts)

                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                     -------------------   -----------------
                                                                                             NLG                  NLG
                                           ASSETS
  Cash and cash equivalents................................................                    1,468              2,578
  Trade accounts receivable, less allowance for doubtful
  accounts of NLG 250 in 1998 and NLG nil in 1997..........................                    4,618              5,536
  Due from group companies.................................................                    5,476              4,254
  Inventory................................................................                      129                215
  Prepaid expenses.........................................................                      190                298
  Discounts to be received from KPN........................................                    1,454                590
  Other current assets.....................................................                    1,062                681
                                                                                            --------            -------
      Total current assets.................................................                   14,397             14,152
Property and equipment, less accumulated depreciation......................                   19,153             14,648
Deferred tax assets........................................................                      105                 70
                                                                                            --------            -------
            Total assets...................................................                   33,655             28,870
                                                                                            --------            -------

                   LIABILITIES AND SHAREHOLDER'S EQUITY
  Current Liabilities:
  Accounts payable.........................................................                    2,306              4,107
  Due to group companies...................................................                    8,713              2,706
  Short term portion of long term debt.....................................                    2,500              2,500
  Deferred income..........................................................                    3,132              1,943
  Accrued liabilities......................................................                      679                876
  Other liabilities........................................................                    1,508                250
                                                                                            --------            -------
      Total current liabilities............................................                   18,838             12,382
Long term debt.............................................................                    2,500              5,000
Pension obligation.........................................................                      300                200
                                                                                            --------            -------
      Total liabilities....................................................                   21,638             17,582
                                                                                            --------            -------
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000 shares; issued and outstanding 5,000 in 1998 and
     1997..................................................................                    5,000              5,000
  Retained earnings........................................................                    7,017              6,288
                                                                                            --------            -------
      Total shareholder's equity...........................................                   12,017             11,288
                                                                                            --------            -------
            Total liabilities and shareholder's equity.....................                   33,655             28,870
                                                                                            ========            =======





                 The accompanying notes form an integral part of
                          these Financial Statements.

                                  Svianed B.V.

                            Statements of Operations
                 For the Years Ended December 31, 1998 and 1997
                    (Amounts in thousands of Dutch guilders)

                                                                                          Year Ended           Year Ended
                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                      -------------------   -----------------
                                                                                             NLG                  NLG

OPERATING REVENUES:
  Related party revenues...................................................                   34,460            32,037
  Other revenues...........................................................                   22,223            13,074
                                                                                            --------            ------
     Total operating revenues..............................................                   56,683            45,111
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation.................................                   26,878            23,550
  Selling, general and administrative expenses.............................                   11,890             8,331
  Depreciation expense.....................................................                    8,751             6,754
                                                                                            --------            ------
     Total operating expenses..............................................                   47,519            38,635
                                                                                            --------            ------
  Operating Income.........................................................                    9,164             6,476
OTHER INCOME (EXPENSE):
  Interest income..........................................................                       85               111
  Interest expense.........................................................                     (435)             (542)
                                                                                            --------            ------
Net income before income taxes.............................................                    8,814             6,045
  PROVISION FOR INCOME TAXES...............................................                   (3,085)           (2,120)
                                                                                            --------            -------
Net income.................................................................                    5,729             3,925
                                                                                            ========            ======





                 The accompanying notes form an integral part of
                          these Financial Statements.

                                  Svianed B.V.

                       Statements of Shareholder's Equity
                 For the Years Ended December 31, 1998 and 1997
                    (Amounts in thousands of Dutch guilders)

                                                                                                                 Total
                                                                           Common            Retained        shareholder's
                                                                           shares            earnings            equity
                                                                       ----------------    --------------   -----------------
       Balance as at 31 December, 1996..............................           5,000            2,363              7,363
       Net income...................................................              --            3,925              3,925
                                                                           ---------        ---------           --------
       Balance as at 31 December, 1997..............................           5,000            6,288             11,288
       Net income...................................................              --            5,729              5,729
       Dividends....................................................              --           (5,000)            (5,000)
                                                                           ---------        ---------           --------
       Balance as at 31 December, 1998..............................           5,000            7,017             12,017
                                                                           =========        =========           ========

















                 The accompanying notes form an integral part of
                          these Financial Statements.

                                  Svianed B.V.

                            Statements of Cash Flows
                 For the Years Ended December 31, 1998 and 1997
                    (Amounts in thousands of Dutch guilders)


                                                                                          Year Ended           Year Ended
                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                      -------------------   -----------------
                                                                                             NLG                  NLG
Cash Flows from Operating Activities:
Net Income.................................................................                    5,729              3,925
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation.............................................................                    8,751              6,754
  Deferred tax.............................................................                      (35)                --
  Deferred income..........................................................                    1,189              1,943
  Provision for doubtful accounts..........................................                      250                 --
  Change in other operating assets and liabilities:
  Decrease (increase) in accounts receivable...............................                      668             (3,796)
  Increase in due from group companies.....................................                   (1,222)              (152)
  Increase in accrued receivables and other receivables....................                   (1,137)               (33)
  Decrease (increase) in inventory.........................................                       86               (215)
  Decrease (increase) in accounts payable..................................                   (1,801)               473
  Increase (decrease) in due to group companies............................                    6,007               (817)
  Increase (decrease) in accrued and other liabilities.....................                    1,061             (1,460)
  Increase in pension obligation...........................................                      100                 --
                                                                                            --------            -------
     Net cash provided by Operating Activities.............................                   19,646              6,622
                                                                                            ========            =======
Cash flows from Investing Activities:
  Capital expenditures.....................................................                  (13,256)            (8,454)
                                                                                            --------            -------
  Net cash used in Investing Activities....................................                  (13,256)            (8,454)
                                                                                            ========            =======
Cash flows from Financing Activities:
  Dividends paid...........................................................                   (5,000)                --
  Repayment of borrowings..................................................                   (2,500)            (2,500)
                                                                                            --------            -------
     Net cash used by Financing Activities.................................                   (7,500)            (2,500)
                                                                                            ========            =======
Net decrease in cash and cash equivalents..................................                   (1,110)            (4,332)
Cash and cash equivalents at beginning of period...........................                    2,578              6,910
                                                                                            --------            -------
Cash and cash equivalents at end of period.................................                    1,468              2,578
                                                                                            ========            =======
Supplemental Disclosures of Cash Flow Information:
Income tax paid............................................................                    2,120              1,656
Interest paid..............................................................                      408                540





                 The accompanying notes form an integral part of
                          these Financial Statements.

                                  Svianed B.V.

                          Notes to Financial Statements

1.   Description of Business and basis of presentation

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.

     Included in the company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.

     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.

2.   Summary of Significant Accounting Policies

     (a) Cash and cash equivalents

     Cash and cash equivalents consist mainly of cash at banks on demand. For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (b) Inventory

     Finished goods are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Cost of work in progress consists of the direct salary costs and a charge for indirect costs.

     (c) Discounts to be received from KPN

     Discounts represent volume discounts on the KPN network rental agreements and are accrued based on volume utilized by the company on a monthly basis.

     (d) Revenue recognition

     Revenues are recorded in the period in which the service is rendered. Cash received in advance of services rendered is recorded as deferred income.

     (e) Property and equipment

     Property and equipment is stated at cost. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives less the residual value. The useful life of property and equipment is 5 years or less.

     (f) Income taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     (g) Pensions

     The Company employees are covered under the Gak Group defined benefit pension plan. The benefits are based on years of service and the employee's compensation. The cost of this program is being funded currently. The Company has included an allocation of the Gak Group defined benefit pension plan obligation for its employees in compliance with SFAS No. 87 in the Company's financial statements.

     (h) Advertising expense

     Advertising costs are expensed as incurred, and amounted to NLG 415,000 in 1998 (1997: NLG 506,000).

     (i) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts and recovery of deferred tax assets. Actual results could differ from those estimates.

     (j) Fair value of financial instruments

     For all financial instruments, the carrying value is considered to approximate the fair value due to the relatively short maturity of the respective instruments.

3.   Related party transactions

     Of the 1998 revenues realized from group companies, NLG 5.7 million relate to subscriptions recharges relating to telephone access (1997: NLG 6.5 million) for all Gak Group companies. The rest of the group revenues relate mainly to capacity leases.

     1998 costs charged by group companies to the company includes lease on premises of NLG 850,000 (1997: NLG 697,000) and charges for various administrative services and support of NLG 538,000 (1997: 585,000).

     The accounts due to the group companies for 1998 as of December 31, 1998 includes income tax payable of NLG 3,120,000 (1997: NLG 2,120,000) and dividends payable of NLG 5,000,000.

4.   Inventory

     Inventory is comprised of the following:

                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                      -------------------   -----------------
                                                                                             NLG                  NLG
                                                                                                  (in thousands)
     Finished goods.............................................................              24                    16
     Work in progress...........................................................             105                   199
                                                                                        --------               -------
                                                                                             129                   215
                                                                                        ========               =======


5.   Property and equipment

     Property and equipment is comprised of the following:

                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                      -------------------   -----------------
                                                                                             NLG                  NLG
                                                                                                  (in thousands)
     Telecommunications and computer equipment..................................          44,907                32,101
     Furniture..................................................................             29                    --
                                                                                        --------               -------
                                                                                          44,936                32,101
     Accumulated depreciation...................................................         (25,783)              (17,453)
                                                                                        --------               -------
     Property and equipment, net................................................          19,153                14,648
                                                                                        ========               =======

6.   Long-term debt

     Svianed has a loan, maturing 1 December 2000, with ING Bank of originally NLG 10,000,000. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made in 1999 and 2000. Gak Holding B.V. is a joint guarantor of the loan.

7.   Income taxes

     Income tax expenses attributable to income consist of:

                                                                                          1998                   1997
                                                                                        ---------              --------
                                                                                           NLG                   NLG
                                                                                                (in thousands)

     Current....................................................................           3,120                 2,120
     Deferred...................................................................             (35)                   --
                                                                                        --------               -------
     Total......................................................................           3,085                 2,120
                                                                                        ========               =======

     Since there are no material permanent differences between the book basis and the tax basis, income tax expense approximates 35% (the Dutch statutory rate) of net income before taxes.

     The tax effects of temporary differences that give rise to significant portions of the deferred taxes at December 31, 1998 and 1997 are as follows:

                                                                                         1998                    1997
                                                                                        -------                -------
                                                                                          NLG                     NLG
                                                                                                 (in thousands)
     Deferred tax assets:
     Pension obligation.........................................................             105                    70


     In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portions or all of the portions of all the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income and the periods for which the deferred tax assets are deductible. Management believes it is more likely than not that it will realize the benefits of these deductible differences.

8.   Commitments

     As per 31 December 1998, Svianed has the following off balance sheet commitments:

     o Rental agreement for the building of NLG 951,000 per year. The agreement has an expiration date of 1 January 2000. After this date, the agreement is terminable every six months.

     o Rental agreement KPN network of NLG 3,000,000 per year. After one year, this agreement is converted into a month-to-month lease.

     o        Service agreement for the KPN network of NLG 744,000 per year.
              This is a 3-year agreement and can be terminated with sale of the network.

     o        Service agreements of NLG 200,000 per year.

     o        Subscription agreements with KPN for NLG 330,000 per year.
              After one year this agreement is converted into a month-to-month lease.

     o Subscription agreements with WorldCom and UUnet of NLG 2,900,000 per year. The expiration date is 31 December 1999.

     o        Lease agreements for company cars for NLG 421,000 per year.
              The agreements have a term of 3 years.

     Leases

     Future minimum rental commitments under non-cancelable operating leases as of 31 December 1998 are as follows:

                                                                     NLG
                                                               (in thousands)
                                                              ------------------
      1999................................................         7,602
      2000................................................           421
      2001................................................           421
                                                                 -------
                                                                   8,444
                                                                 =======

     The Company is part of Gak Holding Group and therefore all companies within the Gak Holding Group are jointly and severally liable.

9.   Pensions

     Pension costs incurred for the year ended December 31, 1998 was NLG 600,000 (1997: NLG 400,000). Contributions to the Gak Group plan were NLG 400,000 for the year ended December 31, 1998 (1997: NLG 440,000).

     The assumptions used in calculating the SFAS 87 pension obligation of the Gak Group and allocated to Svianed B.V. were as follows:

                                                                                          1998                   1997
                                                                                         -------               -------
                                                                                           NLG                   NLG
                                                                                               (in thousands)
     Weighed -- average assumptions as of 31 December:
     Discount rate..............................................................               5%                    6%
     Expected rate of return on plan assets.....................................               6%                    6%
     Rate of compensation increase..............................................               5%                    5%

10.  Subsequent events (unaudited)

     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately NLG 1,2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1,1 million in the period 1999 through 2002.

                                  Svianed B.V.

                            Condensed Balance Sheets

                          As of March 31, 1999 and 1998
 (Amounts in thousands of Dutch guilders except for share and per share amounts)
                                   (Unaudited)

                                                                                           March 31,           March 31,
                                                                                             1999                1998
                                                                                        ----------------    ----------------
                                                                                               NLG                 NLG
                                          ASSETS
Current Assets
  Cash and cash equivalents.....................................................             5,318               1,009
  Trade accounts receivable, less allowance for doubtful
     accounts of NLG 125 on March 31, 1999 and NLG nil on
     March 31, 1998.............................................................             7,008               5,572
  Due from group companies......................................................             5,210               1,972
  Inventory.....................................................................               397                 187
  Prepaid expenses..............................................................                --                 793
  Discounts to be received from KPN.............................................             1,470                 346
  Other current assets..........................................................             1,506               1,426
                                                                                         ---------           ---------
     Total current assets.......................................................            20,909              11,305
Property and equipment, less accumulated depreciation...........................            20,427              17,442
Deferred tax assets.............................................................               158                  79
                                                                                         ---------           ---------
          Total assets..........................................................            41,494              28,826
                                                                                         =========           =========

                      LIABILITIES AND SHAREHOLDER'S EQUITY                                   4,390               1,917
Current Liabilities
  Accounts payable..............................................................
  Due to group companies........................................................             4,759               2,555
  Short term portion of long term debt..........................................             2,500               2,500
  Deferred income...............................................................             1,536               3,132
  Accrued expenses..............................................................             6,529               1,259
  Other liabilities.............................................................               101                 247
                                                                                         ---------           ---------
     Total current liabilities..................................................            19,815              11,610
Long term debt..................................................................             7,500               5,000
Pension obligation..............................................................               450                 225
                                                                                         ---------           ---------
     Total liabilities..........................................................            27,765              16,835
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000 shares; issued and outstanding 5,000 in 1999 and
     1998.......................................................................             5,000               5,000
  Retained earnings.............................................................             8,729               6,991
                                                                                         ---------           ---------
     Total shareholder's equity.................................................            13,729              11,991
                                                                                         ---------           ---------
          Total liabilities and shareholder's equity............................            41,494              28,826
                                                                                         =========           =========


     The accompanying notes form an integral part of these Unaudited Condensed Financial Statements.

                                  Svianed B.V.

                       Condensed Statements of Operations
               For the Three Months Ended March 31, 1999 and 1998
                    (Amounts in thousands of Dutch guilders)
                                   (Unaudited)

                                                                                         Three Months        Three Months
                                                                                             Ended               Ended
                                                                                           March 31,           March 31,
                                                                                             1999                1998
                                                                                        ----------------    ----------------
                                                                                              NLG                 NLG
     OPERATING REVENUES:
       Related party revenues......................................................             9,429               8,467
       Other revenues..............................................................             6,150               3,375
                                                                                            ---------           ---------
          Total operating revenues.................................................            15,579              11,842
     OPERATING EXPENSES:
       Cost of revenues, excluding depreciation....................................             6,628               6,342
       Selling, general and administrative expenses................................             3,734               2,448
       Depreciation expenses.......................................................             2,472               1,882
                                                                                            ---------           ---------
          Total operating expenses.................................................            12,834              10,672
                                                                                            ---------           ---------
       Operating Income............................................................             2,745               1,170
     OTHER INCOME (EXPENSE):
       Interest income.............................................................                26                  16
       Interest expense-- third parties............................................               (70)               (104)
       Interest expense-- related parties..........................................               (68)                 --
                                                                                            ---------           ---------
       Net income before income taxes..............................................             2,633               1,082
     PROVISION FOR INCOME TAXES....................................................              (921)               (379)
                                                                                            ---------           ---------
       Net income..................................................................             1,712                 703
                                                                                            =========           =========





     The accompanying notes form an integral part of these Unaudited Condensed Financial Statements.

                                  Svianed B.V.

                  Condensed Statements of Shareholder's Equity
                          As of March 31, 1999 and 1998
                    (Amounts in thousands of Dutch guilders)
                                   (Unaudited)

                                                                                                                 Total
                                                                           Common            Retained        shareholder's
                                                                           shares            earnings            equity
                                                                       ----------------    --------------   -----------------
       Balance as at 31 December, 1997..................................       5,000            6,288             11,288
       Net income.......................................................          --              703             11,288
                                                                           ---------        ---------
       Balance as at 31 March, 1998.....................................       5,000            6,991                703
                                                                                            =========           --------
                                                                                                                  11,991
                                                                                                                ========
       Balance as at 31 December, 1998..................................       5,000            7,017
       Net income.......................................................          --            1,712             12,017
                                                                           ---------        ---------
       Balance as at 31 March, 1999.....................................       5,000            8,729              1,712
                                                                           =========        =========           ========












     The accompanying notes form an integral part of these Unaudited Condensed Financial Statements.

                                  Svianed B.V.

                       Condensed Statements of Cash Flows
               For the Three Months Ended March 31, 1999 and 1998
                    (Amounts in thousands of Dutch guilders)
                                   (Unaudited)

                                                                                         Three Months        Three Months
                                                                                             Ended               Ended
                                                                                        March 31, 1999      March 31, 1998
                                                                                        ----------------    ----------------
                                                                                              NLG                 NLG
     Cash Flows from Operating Activities:
     Net Income.......................................................................       1,712                 703
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation...................................................................       2,472               1,882
       Deferred tax...................................................................         (53)                 (9)
       Deferred income................................................................      (1,596)              1,189
       Provision for doubtful accounts................................................         125                  --
     Change in other operating assets and liabilities:
       Increase in accounts receivable................................................      (2,515)                (36)
       Decrease in due from group companies...........................................         266               2,282
       Increase in accrued receivables and other
          receivables.................................................................        (270)               (996)
       Increase (decrease) in inventory...............................................        (268)                 28
       Increase (decrease) in accounts payable........................................       2,084              (2,190)
       Decrease in due to group companies.............................................      (3,954)               (151)
       Increase in accrued and other liabilities......................................       4,443                 380
       Increase in pension obligation.................................................         150                  25
                                                                                            ------              ------
          Net cash provided by Operating Activities...................................       2,596               3,107
                                                                                             =====              ======
     Cash flows from Investing Activities:
       Capital expenditures...........................................................      (3,746)             (4,676)
                                                                                            -------             ------
          Net cash used in Investing Activities.......................................      (3,746)             (4,676)
                                                                                            =======             ======
     Cash flows from Financing Activities:
       Proceeds from new loan.........................................................       5,000                  --
                                                                                            -------             ------
          Net cash provided by Financing Activities...................................       5,000                  --
                                                                                            =======             ======
     Net increase (decrease) in cash and cash
       equivalents....................................................................       3,850              (1,569)
     Cash and cash equivalents at beginning of
       period.........................................................................       1,468               2,578
                                                                                            -------             =-----
     Cash and cash equivalents at end of period.......................................       5,318               1,009
                                                                                            =======             ======
     Supplemental disclosure of Cash Flow Information:
     Income tax paid..................................................................          --                  --
     Interest paid....................................................................         137                 101

     The accompanying notes form an integral part of these Unaudited Condensed Financial Statements.

                                  Svianed B.V.

                     Condensed Notes to Financial Statements
                                   (Unaudited)

1.   Description of Business

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with Statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.

     Included in the Company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.

     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.

2.   Summary of Significant Accounting Policies

     The financial statements and related notes at March 31, 1999 and for the three months ended March 31, 1998 are unaudited and prepared in conformity with the accounting principles applied in the Company's 1998 financial statements for the year ended December 31, 1998. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or any other interim period.

3.   Intercompany Loan

     The Company acquired a loan of Gak Holding B.V. of NLG 5 million as of January 1, 1999. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made as of December 31, 2001 and December 31, 2002.

4.   Subsequent Events

     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately NLG 1.2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1.1 million in the period 1999 through 2002.

     Due to the change of the Company's shareholder, the loan of Gak Holding B.V. has been fully repaid as of June 2, 1999, prior to its maturity.

                                   APPENDIX B

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                              FINANCIAL STATEMENTS

                          Index to Financial Statements



                                                                                                                       Page
                                                                                                                       ----
Independent Auditors' Report......................................................................................      B-2
Balance Sheets as of December 31, 1998 and 1997...................................................................      B-3
Statements of Operations for the Years Ended December 31,

  1998 and 1997...................................................................................................      B-5
Statements of Shareholders' Equity for the Years Ended

  December 31, 1998 and 1997......................................................................................      B-6
Statement of Cash Flows for the Years Ended December 31,

  1998 and 1997...................................................................................................      B-7
Notes to Financial Statements.....................................................................................      B-8
Condensed Balance Sheets as of September 30, 1999 and 1998........................................................     B-13
Condensed Statements of Operations for the Nine Months

   ended September 30, 1999 and 1998..............................................................................     B-15
Condensed Statement of Shareholders' Equity as of September 30, 1999 and 1998.....................................     B-16
Condensed Statement of Cash Flows for the Nine Months

   Ended September 30, 1999 and 1998..............................................................................     B-17
Condensed Notes to Financial Statements...........................................................................     B-18


                          Independent Auditors' Report

     We have audited the balance sheets of VEW Telnet Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund, Germany, as of December 31, 1998 and 1997 and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audits provide a reasonable basis for our opinion.

     VEW Telnet Gesellschaft fur Telekommunikation and Netzdienste mbH, was acquired by VersaTel Deutschland Holding GmbH, and VersaTel Deutschland Verwaltungs GmbH, as per December 1, 1999 and is now a wholly owned entity of the VersaTel Group.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VEW Telnet Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund, Germany, as of December 31, 1998 and 1997, and the result of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

BDO Deutsche Warentreuhand
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

Dusseldorf, Germany
February 11, 2000

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                                 Balance Sheets
                        As of December 31, 1998 and 1997
                         (in thousands of German Marks)

                                                                                         December 31,         December 31,
                                                                                             1998                 1997
                                                                                      -------------------   -----------------
                                                                                             DEM                  DEM
                                         ASSETS
     Current Assets
       Cash and bank deposits.........................................................          752                   315
       Receivables trade..............................................................        3,005                 1,189
          Less allowance for doubtful accounts........................................          (33)                    0
       Receivables related parties....................................................        3,266                 1,710
       Inventories....................................................................        2,135                   252
       Other current assets and prepaid expenses......................................           15                    80
                                                                                          ---------             ---------
          Total current assets........................................................        9,140                 3,546
                                                                                          ---------             ---------
     Long-term investments
       Treasury bills (held to maturity)..............................................            5                     5
       Shares in subsidiaries.........................................................          758                   481
                                                                                          ---------             ---------
          Total long-term investments.................................................          763                   486
                                                                                          ---------             ---------
     Fixed Assets
       Intangible assets (net)........................................................        9,720                 1,546
       Property, plant and equipment
          Buildings on third party's land.............................................        4,528                 3,603
          Telecommunication equipment.................................................       51,021                13,350
          Other equipment, furniture and fixtures.....................................        5,655                 2,839
          Construction in progress....................................................       15,449                21,468
          Less: Accumulated depreciation and amortization.............................       (7,256)               (1,002)
                                                                                          ---------             ---------
          Total fixed assets..........................................................       79,117                41,804
                                                                                          ---------             ---------
     Deferred Taxes...................................................................        1,398                  (563)
     Goodwill.........................................................................        9,878                    --
                                                                                          ---------             ---------
          Total assets................................................................      100,296                45,273
                                                                                          =========             =========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                                 Balance Sheets
                        As of December 31, 1998 and 1997
                         (in thousands of German Marks)

                                                                                        December 31,          December 31,
                                                                                            1998                  1997
                                                                                      ------------------    -----------------
                                                                                             DEM                  DEM
                          LIABILITIES AND SHAREHOLDERS' EQUITY

     Current Liabilities
       Accounts payable trade........................................................         6,810                 7,638
       Accounts payable to related parties, current portion..........................        46,521                 3,840
       Salaries, Wages and Commissions...............................................         1,905                   365
       Taxes withheld from employees.................................................           625                   477
       Other accrued liabilities.....................................................        18,539                 6,898
       Other liabilities and deferred credits........................................           102                   112
                                                                                          ---------             ---------
          Total current liabilities..................................................        74,502                19,330
                                                                                          ---------             ---------
     Noncurrent liabilities
       Long-term debt due to banks...................................................         2,756                 2,756
       Long-term debt intercompany...................................................        10,000                10,000
       Accrued pension cost..........................................................           752                   625
                                                                                          ---------             ---------
          Total noncurrent liabilities...............................................        13,508                13,381
                                                                                          ---------             ---------
     Shareholder's equity
     Capital stock...................................................................        54,825                24,148
       Additional paid-in capital....................................................        29,175                12,852
       Loss current year.............................................................       (47,276)              (18,254)
       Accumulated deficit previous years............................................       (24,438)               (6,184)
                                                                                          ---------             ---------
          Total shareholder's equity.................................................        12,286                12,562
                                                                                          ---------             ---------
          Total liabilities and shareholder's equity.................................       100,296                45,273
                                                                                          =========             =========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                            Statements of Operations
              For the Fiscal Years Ended December 31, 1998 and 1997
                         (in thousands of German Marks)

                                                                                         Year Ended            Year Ended
                                                                                        December 31,          December 31,
                                                                                            1998                  1997
                                                                                      ------------------    -----------------
                                                                                             DEM                  DEM
     Sales.........................................................................         19,540                 5,749
     Cost of Sales.................................................................        (15,139)               (5,607)
     Selling, General and Administrative costs.....................................        (39,608)              (16,534)
     Depreciation and amortization.................................................         (8,318)               (1,012)
     Other income..................................................................            731                    77
     Loss from subsidiaries valuated at equity.....................................         (5,201)                  (14)
     Other expenses................................................................           (156)                   (4)
     Interest income...............................................................             11                    21
     Interest expense third parties................................................            (93)                  (98)
     Interest expense related parties..............................................         (1,004)                 (269)
     Tax benefit (expense).........................................................          1,961                  (563)
                                                                                          --------              ---------
     Net loss/Comprehensive loss...................................................        (47,276)              (18,254)
                                                                                          =========             =========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                        Statement of Shareholders' Equity
              For the Fiscal Year Ended December 31, 1998 and 1997
                         (in thousands of German Marks)

                                                             Capital         Additional        Retained           Total
                                                              Stock           paid-in          Earnings
                                                                              capital
                                                            -------------    -------------    --------------    -------------
                                                               DEM              DEM               DEM              DEM
      Balance at December 31, 1996..........................   2,000            7,000           (6,184)            2,816
       Capital increase......................................  22,148            5,852               --            28,000
       Net loss..............................................      --               --          (18,254)          (18,254)
                                                              -------          -------          -------           -------
       Balance at December 31, 1997..........................  24,148           12,852          (24,438)           12,562
       Capital increase......................................  30,677           16,323               --            47,000
       Net loss..............................................      --               --          (47,276)          (47,276)
                                                              -------          -------          -------           -------
       Balance at December 31, 1998..........................  54,825           29,175          (71,714)           12,286
                                                               ======          =======          =======           =======

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                             Statement of Cash Flows
              For the Fiscal Years Ended December 31, 1998 and 1997
                         (in thousands of German Marks)

                                                                                         Year ended            Year ended
                                                                                        December 31,          December 31,
                                                                                            1998                  1997
                                                                                      ------------------    -----------------
                                                                                             DEM                  DEM
     Net result for the year.........................................................       (47,276)              (18,254)
     Depreciation of fixed asset items...............................................        13,519                 1,026
     Net change in accruals for pensions.............................................           127                   (13)
     Cash flow-- according to DFVA/SG................................................       (33,630)              (17,241)
     Profit/loss on disposal of fixed assets.........................................          (208)                   (2)
     Increase/decrease in inventories, trade receivables and
       other assets..................................................................        (7,118)                   36
     Increase in trade payables and other liabilities................................        55,172                11,656
     Cash outflow from current operating activities..................................        14,216                (5,551)
     Receipts from disposals of fixed assets.........................................           718                    --
     Payments for capital expenditures...............................................       (61,497)              (34,897)
     Cash outflow from investing activities..........................................       (60,779)              (34,897)
     Amounts paid in by shareholders
       Capital increase and transfer to capital reserves.............................        47,000                28,000
       Proceeds from loans...........................................................            --                12,756
       Payments for loans............................................................            --                    --
     Cash inflow from financing activities...........................................        47,000                40,756
     Movement in cash and cash equivalents...........................................           437                   308
     Cash and cash equivalents at the beginning of the period........................           315                     7
     Cash and cash equivalents at the end of the period..............................           752                   315
     Supplemental Disclosures of Cash Flow Information:
       Cash paid during the year for:
          Interest (net amount capitalized)..........................................            34                     3
          Income taxes...............................................................            --                    --


   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

   Notes to Financial Statements as of December 31, 1998 and December 31, 1997

1.   Description of Business and Basis of Presentation

     VEW Telnet Gesellschaft fur Telekommunikation und Netzdienste mbH (the "company") is a wholly owned entity of VEW Energie AG, Dortmund, Germany, which belongs to the VEW Group. The company is a provider of integrated data and telecommunications network services in Germany. The company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Included in the company results are group charges relating to costs in connection with various administrative services provided by VEW Energie AG on behalf of the company. The company's management believes such costs are reflective of actual benefits received by the company.

     The company is part of a fiscal unity regarding value added tax with other VEW Group companies.

2.   Summary of Significant Accounting Policies

     (a) Cash and bank deposits

     Cash and bank deposits consist mainly of cash at banks on demand. For purposes of the statement of cash flows, the company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (b) Inventory

     Work in progress is stated at the lower of cost or market value. Cost is determined using the average method. Cost of work in progress consists of the direct salary costs and a charge for indirect costs.

     (c) Treasury bills

     There are no restrictions concerning the sale of the treasury bills. They are not pledged as collateral.

     (d) Shares in subsidiaries

     Shares in subsidiaries consist of four participations of which two were valued at equity. The other two are stated at purchase cost. All subsidiaries are making losses.

     (e) Intangible assets

     Intangible assets are stated at cost minus depreciation. The company depreciates the intangible assets using the straight-line method over the estimated useful lives. The intangible assets have useful lives between 1 and 15 years. The main addition to this balance sheet item was a DEM 6 million net license with a useful life of 15 years in 1998.

     (f) Property and equipment

     Property and equipment is stated at cost. The company depreciates its property and equipment using the following methods:


     Buildings on third-party property................................................   mainly straight-line method
     Telecommunication equipment......................................................   straight-line method
     Other............................................................................   declining-balance method

     Goods purchased for less than DEM 800 net are being written off in the year of purchase according to ss. 6II EStG (German income tax code). They are included in the accumulated cost and the accumulated depreciation as an addition and as a disposal.

     Interest is capitalized on construction in progress during construction if the amount is material. As per December 31, 1998 DEM 34 thousand were capitalized (DEM 3 thousand as per December 31, 1997).

     (g) Goodwill

     The goodwill results from VEW Energie AG's purchase of 13.5% of the company's shares which made VEW Energie AG the sole shareholder in December 1998. Depreciation is calculated on an estimated useful life of 10 years.

     (h) Revenue recognition

     Revenues are recorded in the period in which the service is rendered. Cash received in advance of services rendered is recorded as deferred income. All revenues originated in Germany. As it is impracticable to disclose information for revenues of each product and service, this information is not provided.

     (i) Cost of sales

     Cost of sales consists of direct connection costs only. Personnel costs and depreciation are included in selling, general and administrative costs.

     (j) Advertising expense

     Advertising costs are expensed as incurred and amounted to DEM 2,594 thousand from January 1, 1998 to December 31, 1998. The costs from January 1, 1997 to December 31, 1997 amounted to DEM 1,062 thousand.

     (k) Income taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

     No deferred tax asset was recognized for loss carry forwards as the possible use of loss carry forwards is restricted by law. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     The rate used in the financial statements is 60% which includes federal and local income tax.

     (l) Pensions

     Three company employees have individually defined benefit pension agreements. The company recognizes interest and pension costs for the full amount of the pension obligation. There are no plan assets.

     (m) Accounts payable to related parties

     The company has a maximum credit line of DEM 29.3 million with VEW Energie AG which amounted to DEM 29.3 million on December 31, 1998 and DEM 3.8 million on December 31, 1997.

     (n) Accruals

     There is a DEM 15,929 thousand (DEM 6,719 thousand as per December 31,
1997) accrual for a possible liability to a supplier from a risk-sharing contract. The other accruals mainly relate to outstanding liabilities for services and goods received.

     (o) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts and recovery of deferred tax assets. Actual results could differ from those estimates.

     (p) Segmental reporting

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information" has been issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 131 did not have an effect on the company's financial statements, as the company currently manages its operations as one segment under the guidelines of the new standard.

     (q) Recently issued accounting standards

     In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which the company adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with stockholders ("comprehensive income"). Comprehensive income is the total of net income (loss) and all other non-owner changes in stockholders' equity. For each of the two years ended December 31, 1998 and December 31, 1997 the company's comprehensive income (loss) was equal to net loss.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on accounting for costs of computer software developed or obtained for internal use. SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, directly attributed development costs should be capitalized. It also provides guidance on the treatment of upgrade and maintenance expenditures. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Costs incurred prior to initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had SOP 98-1 been in effect when those costs were incurred. The company has adopted SOP 98-1 in its 1998 financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured as its fair value. It also requires that changes in the derivative's fair value be recognized currently into earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and cannot be applied retroactively. The company has not yet qualified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing or method of adoption of SFAS No. 133.

3.   Related party transactions

     Of the 1998 revenues DEM 1.6 million relate to subscriptions recharges relating to telephone access (1997: DEM 0.2 million) for all VEW Group companies.

     1998 costs charged by group companies to the company include lease on premises of DEM 1,681 thousand (1997: DEM 943 thousand), interest expenses of DEM 1,004 thousand (1997: DEM 269 thousand), telephone connection charges of DEM 2,930 thousand (1997: DEM 1,133 thousand) and charges for various administrative services and support of DEM 1,271 thousand (1997: DEM 298 thousand).

     All related party transactions were performed at arm's length.

     The accounts due to the group companies as of December 31, 1998 include a value added tax asset of DEM 2,096 thousand (December 31, 1997: DEM 1,212 thousand).

4.   Inventory

     Inventory is comprised of the following:

                                                                                        December 31,          December 31,
                                                                                            1998                  1997
                                                                                      ------------------    -----------------
                                                                                              DEM                  DEM
                                                                                                  (in thousands)
     Materials..............................................................                1,568                   141
     Work in progress.......................................................                  567                   111
                                                                                           ------                ------
       Total................................................................                2,135                   252
                                                                                           ======                ======

5.   Shares in subsidiaries

                                                                    Net book value           Equity
                                                                     December 31,         December 31,         Net income
       Name and registry of subsidiary                  Share        1998 (1997)              1998                1998
     ---------------------------------                --------   -------------------    ----------------   -----------------
                                                          %              DEM                   DEM                DEM
                                                                                  (in thousands)

     TeleBeL Gesellschaft fur
     Telekommunikation Bergisches Land
       mbH, Wuppertal (valued at
       equity)...............................           40.0              316(0)                 719*           (10,385)
     RuhrNet Gesellschaft fur
       Telekommunikation mbH Schwerte,
       Schwerte (valued at equity)...........           24.0               61(106)               254               (187)
     DOKOM Gesellschaft fur
       Telekommunikation mbH, Dortmund.......           10.0              375(375)             1,029             (2,594)
     BORnet GmbH, Stadtiohn..................            5.0                6(0)                  93                (27)


     ----------
     * Including a loan of DEM 7 million with a subordination clause.

6.   Long-term debt

     The long-term debt of DEM 2.756 million matures on May 6, 2002 with the Westdeutsche Landesbank Girozentrale, Dortmund, Germany. The interest rate is 5.83%, interest is charged annually.

     The company has a loan of DEM 10 million, maturing December 30, 2002 with VEW Energie AG. Interest is charged every quarter, the rate depends on the prime rate.

7.   Income taxes

     Income tax expenses and income consist of deferred taxes only, since the company does not pay income taxes at this time due to its losses. Since there are no material differences between the book basis and the tax basis, income tax expense approximates 60% of net differences between book values according to German GAAP and US GAAP. The differences result mainly from using the equity method for two financial investments.

     In assessing the ability to realize deferred tax assets, management does not consider loss carry-forwards as likely to be realized. Therefore, no deferred tax asset was capitalized for loss carry-forwards.

8.   Commitments

     As per December 31, 1998, the company has the following material off balance sheet commitments:

     -- Financial promise in favor of TeleBel in the amount of DEM 4,000 thousand; payable in the first half of the year 1999.

     -- Lease commitment with VEW Energie AG; monthly payment in the amount of DEM 212 thousand.

     -- Lease commitment with Olympia Consulting GmbH; monthly payment in the amount of DEM 35 thousand.

     Leases

     Rental commitments under operating leases are for cars only and not material.

     Rent and Operating Lease Commitments

     Future minimum commitments in connection with rent and other operating lease agreements are as follows at December 31, 1998:

                                                                           DEM
                                                                          ------
     1999...............................................................  2,976
     2000...............................................................    432
     2001...............................................................    396
                                                                          ------
                                                                           3,804
                                                                          ======

9.   Pensions

     Pension costs incurred for the period ended December 31, 1998 was DEM 67 thousand. Interest costs incurred for the period ended December 31, 1998 was DEM 60 thousand.

     The assumptions used in calculating the SFAS 87 pension obligation were as follows:

     Discount rate......................................................    6.5%
     Salary increase rate...............................................    3.0%
     COLA rate..........................................................    1.5%

10.  Subsequent events

     As per December 1, 1999, VersaTel Deutschland Holding GmbH, Frankfurt, Germany and VersaTel Deutschland Verwaltungs GmbH, Frankfurt, Germany acquired 100% (99.09% resp. 0.91%) of the company's capital.

     Due to the change of the company's shareholder, the company will have to refinance with a bank or the new shareholder. According to the purchase agreement, the company does not have to repay the outstanding credit line to VEW Energie AG and only DEM 8.571 million of the DEM 10 million loan. An additional loan of DEM 10 million was granted in November 1999.

     As per November 24, 1999, the company has bought a license for the net communication systems of VEW Energie AG for a duration of 30 years. The purchase price and the repayable loans as above are due in three installments which are DEM 35.857 million due on December 31, 2000, DEM 35.857 million due on December 31, 2001 and DEM 35.857 million due on December 31, 2002.

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                            Condensed Balance Sheets
                        As of September 30, 1999 and 1998
                         (in thousands of German Marks)
                                   (unaudited)

                                                                                        September 30,         September 30,
                                                                                            1999                   1998
                                                                                       ------------------    -------------------
                                                                                             DEM                   DEM
                                         ASSETS
     Current Assets
       Cash and bank deposits..............................................                    528                   162
       Receivables trade...................................................                  4,818                 2,673
          Less allowance for doubtful accounts.............................                   (224)                  (20)
       Receivables related parties.........................................                  1,512                 1,248
       Inventories.........................................................                  2,073                   545
       Other current assets and prepaid expenses...........................                     35                    14
                                                                                          --------              --------
          Total current assets.............................................                  8,742                 4,622
                                                                                          --------              --------
     Long-term investments
       Treasury bills (held to maturity)...................................                      5                     5
       Shares in subsidiaries..............................................                    533                   447
       Long-term loans to subsidiaries.....................................                     --                    --
                                                                                          --------              --------
     Total long-term investments...........................................                    538                   452
                                                                                          --------              --------
     Fixed Assets
       Intangible Assets (net).............................................                 10,387                 9,102
       Property, Plant and Equipment
          Buildings on third party's land..................................                  5,168                 4,528
          Telecommunication equipment......................................                 73,714                51,010
          Other equipment, furniture and fixtures..........................                  7,045                 4,839
          Construction in progress.........................................                  3,214                 4,337
          Less accumulated depreciation and amortization...................                (14,653)               (5,477)
                                                                                          --------              --------
          Total fixed assets...............................................                 84,875                68,339
                                                                                          --------              --------
     Deferred Taxes........................................................                  1,958                 1,409
     Goodwill..............................................................                  9,135                    --
                                                                                          --------              --------
          Total assets.....................................................               105,248                 74,822
                                                                                          =======               ========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                            Condensed Balance Sheets
                        As of September 30, 1999 and 1998
                         (in thousands of German Marks)
                                   (unaudited)

                                                                                        September 30,         September 30,
                                                                                            1999                   1998
                                                                                      ------------------    -------------------
                                                                                             DEM                   DEM
              LIABILITIES AND SHAREHOLDERS' EQUITY
     Current Liabilities
       Accounts payable trade......................................................          5,494                 2,924
       Accounts payable to related parties, current portion........................         69,703                12,332
       Salaries, Wages and Commissions.............................................          2,822                10,873
       Taxes withheld from employees...............................................            788                   580
       Other accrued liabilities...................................................         18,621                12,348
       Other liabilities and deferred credits......................................             64                   111
                                                                                          --------              --------
          Total current liabilities................................................         97,492                39,168
                                                                                          --------              --------
     Noncurrent liabilities
       Long-term debt due to banks.................................................          2,756                 2,756
       Long-term debt intercompany.................................................          8,571                10,000
       Accrued pension cost........................................................            859                   723
                                                                                          --------              --------
          Total noncurrent liabilities.............................................         12,186                13,479
                                                                                          --------              --------
     Shareholder's equity
       Capital stock...............................................................         54,825                54,825
       Additional paid-in capital..................................................         53,175                29,175
       Loss current year...........................................................        (40,716)              (37,387)
       Accumulated deficit previous years..........................................        (71,714)              (24,438)
                                                                                          --------              --------
          Total shareholder's equity...............................................         (4,430)               22,175
                                                                                          --------              --------
          Total liabilities and shareholder's equity...............................        105,248                74,822
                                                                                          ========              ========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                       Condensed Statements of Operations
              For the Nine Months Ended September 30, 1999 and 1998
                         (in thousands of German Marks)
                                   (unaudited)

                                                                                         Nine months           Nine months
                                                                                            Ended                 Ended
                                                                                        September 30,         September 30,
                                                                                            1999                   1998
                                                                                      ------------------    -------------------
                                                                                             DEM                   DEM
     Sales...........................................................................       28,999                12,314
     Cost of Sales...................................................................      (22,489)              (11,315)
     Selling, general and administrative costs.......................................      (34,811)              (29,514)
     Depreciation and amortization...................................................       (9,986)               (6,002)
     Other income....................................................................        3,589                    29
     Loss from subsidiaries valuated at equity.......................................       (4,642)               (3,996)
     Other expenses..................................................................         (583)                 (143)
     Interest income.................................................................            8                    10
     Interest expense third parties..................................................          (62)                  (34)
     Interest expense related parties................................................       (1,299)                 (708)
     Tax benefit (expense)...........................................................          560                 1,972
                                                                                          --------              --------
     Net loss/Comprehensive loss.....................................................      (40,716)              (37,387)
                                                                                          ========              ========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                   Condensed Statement of Shareholders' Equity
                        As of September 30, 1999 and 1998
                         (in thousands of German Marks)
                                   (unaudited)

                                                             Capital         Additional        Retained           Total
                                                              Stock           paid-in          Earnings
                                                                              capital
                                                           -------------    -------------    --------------    -------------
                                                               DEM              DEM               DEM              DEM
       Balance at December 31, 1997..........................   24,148           12,852          (24,438)           12,562
       Capital increase......................................   30,677           16,323               --            47,000
       Net loss..............................................       --               --          (37,387)          (37,387)
                                                               -------          -------         ---------          --------
         Balance at September 30, 1998.......................   54,825           29,175          (61,825)           22,175
                                                               =======          =======         =========          ========
       Balance at December 31, 1998..........................   54,825           29,175          (71,714)           12,286
       Capital increase......................................       --           24,000               --            24,000
       Net loss..............................................       --               --          (40,716)          (40,716)
                                                               -------          -------         ---------          --------
       Balance at September 30, 1999.........................   54,825           53,175         (112,430)           (4,430)
                                                               =======          =======         =========          =========

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

                        Condensed Statement of Cash Flows
              For the Nine Months Ended September 30, 1999 and 1998
                         (in thousands of German Marks)
                                   (unaudited)

                                                                               Nine months ended        Nine months ended
                                                                              September 30, 1999       September 30, 1998
                                                                             ----------------------   ----------------------
                                                                                      DEM                      DEM
     Net result for the year...............................................          (40,716)                 (37,387)
     Depreciation of fixed asset items.....................................           14,628                    9,998
     Net change in accruals for pensions...................................              107                       98
     Cash flow-- according to DFVA/SG......................................          (25,981)                 (27,291)
     Profit/loss on disposal of fixed assets...............................             (144)                      --
     Increase/decrease in inventories, trade receivables and
       other assets........................................................             (386)                  (3,201)
     Increase in trade payables and other liabilities......................           22,990                   19,838
     Cash outflow from current operating activities........................           (3,521)                 (10,654)
     Receipts from disposals of fixed assets...............................               --                      143
     Payments for capital expenditures.....................................          (19,274)                 (36,642)
     Cash outflow from investing activities................................          (19,274)                 (36,499)
     Amounts paid in by shareholders
       Capital increase and transfer to capital reserves...................           24,000                   47,000
       Proceeds from loans.................................................               --                       --
       Payments for loans..................................................           (1,429)                      --
     Cash inflow from financing activities.................................           22,571                   47,000
     Movement in cash and cash equivalents.................................             (224)                    (153)
     Cash and cash equivalents at the beginning of the period..............              752                      315
     Cash and cash equivalents at the end of the period....................              528                      162
     Supplemental Disclosures of Cash Flow Information:
       Cash paid during the year for:
          Interest (net amount capitalized)................................              161                       34
          Income taxes.....................................................               --                       --

   VEW TELNET Gesellschaft fur Telekommunikation und Netzdienste mbH, Dortmund

     Condensed Notes to Financial Statements as of September 30, 1999 and September 30, 1998 (unaudited)

1.   Description of Business and basis of presentation

     VEW Telnet Gesellschaft fur Telekommunikation und Netzdienste mbH (the "company") is a wholly owned entity of VEW Energie AG, Dortmund, Germany, which belongs to the VEW Group. The company is a provider of integrated data and telecommunications network services in Germany. The company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Included in the company results are group charges relating to costs in connection with various administrative services provided by VEW Energie AG on behalf of the company. The company's management believes such costs are reflective of actual benefits received by the company.

     The company is part of a fiscal unity regarding value added tax with other VEW Group companies.

2.   Summary of Significant Accounting Policies

     (a) Cash and bank deposits

     Cash and bank deposits consist mainly of cash at banks on demand. For purposes of the statement of cash flows, the company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (b) Inventory

     Work in progress is stated at the lower of cost or market value. Cost is determined using the average method. Cost of work in progress consists of the direct salary costs and a charge for indirect costs.

     (c) Treasury bills

     There are no restrictions concerning the sale of the treasury bills. They are not pledged as collateral.

     (d) Shares in subsidiaries

     Shares in subsidiaries consist of four participations of which two were valued at equity. The other two are stated at purchase cost. All subsidiaries are making losses.

     (e) Intangible Assets

     Intangible assets are stated at cost minus depreciation. The company depreciates the intangible assets using the straight-line method over the estimated useful lives. The intangible assets, mostly licenses, have useful lives between 1 and 15 years. The main addition of this balance sheet item was a DEM 6 million net license with a useful life of 15 years in 1998.

     (f) Property and equipment

     Property and equipment is stated at cost. The company depreciates its property and equipment using the following methods:



     Buildings on third-party property..............................................   Mainly straight-line method
     Telecommunication equipment....................................................   straight-line method
     Other..........................................................................   declining-balance method

     Goods purchased for less than DEM 800 net are being written off in the year of purchase according to ss. 6 II EstG (German income tax code). They are included in the accumulated cost and the accumulated depreciation as an addition and as a disposal.

     Interest is capitalized on construction in progress during construction if the amount is material. As per September 30, 1999, DEM 161 thousand were capitalized (DEM 34 thousand as per September 30, 1998).

     (g) Goodwill

     The goodwill results from VEW Energie AG's purchase of 13.5% of the company's shares which made VEW Energie AG the sole shareholder in December 1998. Depreciation is calculated on an estimated useful life of 10 years.

     (h) Revenue recognition

     Revenues are recorded in the period in which the service is rendered. Cash received in advance of services rendered is recorded as deferred income. All revenues originated in Germany. As it is impracticable to disclose information for revenues of each product and service, we do not provide that information.

     (i) Cost of sales

     Cost of sales consists of direct connection costs only. Personnel costs and depreciation are included in selling, general and administrative costs.

     (j) Advertising expense

     Advertising costs are expensed as incurred and amounted to DEM 1,793 thousand from January 1, 1999 to September 30, 1999. The costs from January 1, 1998 to September 30, 1998 amounted to DEM 1,981 thousand.

     (k) Income taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

     No deferred tax asset was recognized for loss carry forwards as the possible use of loss carry forwards is restricted by law. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     The rate used in the financial statements is 60% which includes federal and local income tax.

     (l) Pensions

     Three company employees have individually defined benefit pension agreements. The company recognizes interest and pension costs for the full amount of the pension obligation.

     (m) Accounts payable to related parties

     The company has a unlimited credit line with VEW Energie AG which amounted to DEM 42.6 million on September 30, 1999 and DEM 3.8 million on September 30, 1998. Additionally, there is a loan of DEM 12 million which is not long-term by definition but has a subordination clause (on September 30, 1999 only).

     (n) Accruals

     There is a DEM 15,442 thousand (DEM 13,579 thousand as per September 30,
1999) accrual for a possible liability to a supplier from a risk-sharing contract. The other accruals mainly relate to outstanding liabilities for services and goods received.

     (o) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts and recovery of deferred tax assets. Actual results could differ from those estimates.

     (p) Segmental reporting

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information" has been issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 131 did not have an effect on the company's financial statements, as the company currently manages its operations as one segment under the guidelines of the new standard.

     (q) Recently issued accounting standards

     In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which the company adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with stockholders ("comprehensive income"). Comprehensive income is the total of net income (loss) and all other non-owner changes in stockholders' equity. For each of the two nine month periods ended September 30, 1999 and September 30, 1998 the company's comprehensive income (loss) was equal to net loss.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-1 ("SOP 98-1"). "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on accounting for costs of computer software developed or obtained for internal use. SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, directly attributed development costs should be capitalized. It also provides guidance on the treatment of upgrade and maintenance expenditures. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Costs incurred prior to initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had SOP 98-1 been in effect when those costs were incurred. The company has adopted this SOP in its financial statements as of September 30, 1999.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured as its fair value. It also requires that changes in the derivative's fair value be recognized currently into earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and cannot be applied retroactively. The company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing or method of adoption of SFAS No. 133.

3.   Related party transactions

     Of the 1999 revenues, DEM 2.2 million relate to subscriptions recharges relating to telephone access (1998: DEM 1.2 million) for all VEW Group companies.

     1999 costs charged by group companies to the company include lease on premises of DEM 1,908 thousand (1998: DEM 880 thousand), interest expenses of DEM 1,666 thousand (1998: DEM 707 thousand), telephone connection charges of DEM 3,184 thousand (1998: DEM 1,885 thousand) and charges for various administrative services and support of DEM 834 thousand (1998: DEM 650 thousand).

     All related party transactions were performed at arms' length.

     The accounts due to the group companies for 1999 as of September 30, 1999 include a value added tax asset of DEM 160 thousand (September 30, 1998: DEM 406 thousand).

4.   Inventory

     Inventory is comprised of the following:

                                                                                        September 30,         September 30,
                                                                                            1999                   1998
                                                                                      ------------------    -------------------
                                                                                             DEM                   DEM

     Materials..............................................................                1,919                   235
     Work in progress.......................................................                  154                   310
                                                                                           ------                ------
                                                                                            2,073                   545
                                                                                           ======                ======

5.   Shares in subsidiaries

                                                                    Net book value           Equity
                                                                    September 30,         December 31,          Net income
       Name and registry of subsidiary                  Share        1999 (1998)              1998                 1998
     ---------------------------------                --------   -------------------    ----------------   -------------------
                                                           %              DEM                   DEM                 DEM
                                                                                   (in thousands)
     TeleBeL Gesellschaft fur
      Telekommunikation Bergisches Land
        mbH, Wuppertal (valued at
        equity)............................            40.0                0(0)                 719*           (10,385)
      RuhrNet Gesellschaft fur
        Telekommunikation mbH Schwerte,
        Schwerte (valued at equity)........            24.0              172(72)                254               (187)
      DOKOM Gesellschaft fur
        Telekommunikation mbH, Dortmund....            10.0              375(375)             1,029             (2,594)
      BORnet GmbH, Stadtiohn...............            5.0               34(0)                  93                (27)


     ----------

     * Includes a loan of DEM 7 million with a subordination clause.

6.   Long-term debt

     The long-term debt of DEM 2.756 million matures on May 6, 2002 with the Westdeutsche Landesbank Girozentrale, Dortmund, Germany. The interest rate is 5.83%, interest is charged annually.

     The company has a loan (DEM 10 million) maturing December 30, 2002 with VEW Energie AG. Interest is charged every quarter, the rate depends on the prime rate.

7.   Income taxes

     Income tax expenses and income consist of deferred taxes only, since the company does not pay income taxes at this time due to its loss. Since there are no material differences between the book basis and the tax basis, income tax expense approximates 60% of net differences between book values according to German GAAP and US GAAP. The differences result mainly from using the equity method for two financial investments.

     In assessing the ability to realize deferred tax assets, management does not consider loss carry-forwards as likely to be realized. Therefore, no deferred tax asset was capitalized for loss carry-forwards.

8.   Commitments

     As per September 30, 1999, the company has the following material off balance sheet commitments:

     o Financial promise in favor of TeleBel in the amount of DM 2,510 thousand; Payable in the first half of the year 2000.

     o Lease commitment with VEW Energie AG; monthly payment in the amount of DM 212 thousand.

     o Lease commitment with Olympia Consulting GmbH; monthly payment in the amount of DM 36 thousand.

     Leases

     Rental commitments under operating leases are for cars only and not material.

     Rent and Operating Lease Commitments

     Future minimum commitments in connection with rent and other operating lease agreements are as follows at September 30, 1999:

                                                                           DEM
                                                                          ------
     1999.................................................................   744
     2000................................................................. 2,976
     2001.................................................................   396
                                                                          ------
                                                                           4,116
                                                                          ======

9.   Pensions

     Pension costs incurred for the period ended September 30, 1999 was DEM 47 thousand (January 1 till September 30, 1998: DEM 53 thousand). Interest costs incurred for the period ended September 30, 1999 was DEM 60 thousand (January 1, 1998 to September 30, 1998: DEM 45 thousand).

     The assumptions used in calculating the SFAS 87 pension obligation were as follows (1999 and 1998):

     Discount rate.......................................................   6.5%
     Salary increase rate................................................   3.0%
     COLA rate...........................................................   1.5%

10.  Subsequent events

     As per December 1, 1999, VersaTel Deutschland Holding GmbH, Frankfurt, Germany and VersaTel Deutschland Verwaltungs GmbH, Frankfurt, Germany acquired 100% (99.09% resp. 0.91%) of the company's capital.

     Due to the change of the company's shareholder, the company will have to refinance with a bank or the new shareholder. According to the purchase agreement, the company does not have to repay the outstanding credit line to VEW Energie AG and only DEM 8.571 million of the DEM 10 million loan. An additional loan of DEM 10 million was granted in November 1999.

     As per November 24, 1999, the company has bought a license for the net communication systems of VEW ENERGIE AG for a duration of 30 years. The purchase price and the repayable loans as above are due in three installments of DEM
35.857 million due on December 31, 2000, DEM 35.857 million due on December 31, 2001 and DEM 35.857 million due on December 31, 2002.